UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

FIDELITY NATIONAL FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

April 29, 2016

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Fidelity National Financial, Inc. The meeting will be held on June 15, 2016 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

On behalf of the board of directors, I thank you for your cooperation.

Sincerely,

Raymond R. Quirk
Chief Executive Officer

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Financial, Inc.:

Notice is hereby given that the 2016 Annual Meeting of Shareholders of Fidelity National Financial, Inc. will be held on June 15, 2016 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 in order to:

1.	elect four Class II directors to serve until the 2019 Annual Meeting of Shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year;

3.

approve an amendment and restatement of the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan to, among other things, increase the shares available for grant by 10,000,000 shares;

4.	approve the material terms of the Fidelity National Financial, Inc. Annual Incentive Plan to satisfy the shareholder approval requirement under Section 162(m) of the Internal Revenue Code;

5.	approve a proposal that our board of directors adopt “majority voting” for uncontested director elections; and

6.	approve a non-binding advisory resolution on the compensation paid to our named executive officers.

At the meeting, we will also transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors set April 18, 2016 as the record date for the meeting. This means that owners of FNF Group common stock and FNFV Group common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Michael L. Gravelle

Corporate Secretary

Jacksonville, Florida

April 29, 2016

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Fidelity National Financial, Inc., or FNF or the Company, for use at the Annual Meeting of Shareholders to be held on June 15, 2016 at 10:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 29, 2016 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

GENERAL INFORMATION ABOUT THE COMPANY

We have organized our business into two groups, FNF Core Operations and FNF Ventures, or FNFV.

Through our Core Operations, FNF is a leading provider of (i) title insurance, escrow and other title related services, including collection and trust activities, trustee sales guarantees, recordings and reconveyances and home warranty insurance and (ii) technology and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company operating through its title insurance underwriters - Fidelity National Title Insurance Company, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, Alamo Title Insurance and National Title Insurance of New York Inc. that collectively issue more title insurance policies than any other title company in the United States.

On January 2, 2014, we completed the purchase of Lender Processing Services, Inc., or LPS. Our Core Operations include our majority-owned subsidiary ServiceLink Holdings, LLC, or ServiceLink, which provides mortgage transaction services including title-related services and facilitation of production and management of mortgage loans. ServiceLink includes the transaction services businesses of the former LPS and our historical ServiceLink businesses. We also provide industry-leading mortgage technology solutions, including MSP®, the leading residential mortgage servicing technology platform in the U.S., through our majority-owned subsidiary, Black Knight Financial Services, Inc., or Black Knight. Black Knight includes the technology, data and analytics businesses of the former LPS.

Through our FNFV group, we own majority and minority equity investment stakes in a number of entities, including American Blue Ribbon Holdings, LLC, or ABRH, Ceridian HCM, Inc. and Fleetcor Technologies, Inc., which we collectively refer to as Ceridian, and Digital Insurance, Inc.

Our FNF Group common stock, or FNF Group stock, tracks the performance of our Core Operations, and our FNFV Group common stock, or FNFV Group stock, tracks the performance of the other companies and investments that we actively manage through our FNFV group. Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” the “Company” or “FNF” refer to Fidelity National Financial, Inc., and all references to the “common stock” refer to shares of our FNF Group stock and our FNFV Group stock taken together.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Why did I receive this proxy statement?

The board is soliciting your proxy to vote at the annual meeting because you were a holder of FNF Group stock or FNFV Group stock at the close of business on April 18, 2016, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

Who is entitled to vote?

All record holders of FNF Group stock and FNFV Group stock as of the close of business on April 18, 2016 are entitled to vote. As of the close of business on that day, [●] shares of FNF Group stock and [●] shares of FNFV Group stock were issued and outstanding, for an aggregate of [●] shares of common stock issued, outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

If you hold your FNF Group or FNFV Group shares through a broker, bank or other nominee, you are considered a “beneficial owner,” and you will receive separate instructions from the nominee describing how to vote your shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares. Beneficial owners may also vote their shares in person at the annual meeting after first obtaining a legal proxy from their nominees by following the instructions provided by their nominees, and presenting the legal proxy to the election inspectors at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares of FNF Group stock or FNFV Group stock held by you of record (i.e., shares registered in your name) and any shares of FNF Group stock or FNFV Group stock held for your benefit in FNF’s 401(k) plan.

How do I vote?

You may vote using any of the following methods:

•

In person at the annual meeting. All shareholders may vote in person at the annual meeting by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a record holder), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the annual meeting with your ballot when you vote at the meeting; or

•	By proxy. There are three ways to vote by proxy:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, Chief Financial Officer and Corporate Secretary, and each of them, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

On what am I voting?

You will be asked to consider six proposals at the annual meeting.

•	Proposal No. 1 asks you to elect the four Class II directors to serve until the 2019 Annual Meeting of Shareholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.

•

Proposal No. 3 asks you to approve an amendment and restatement of the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan to, among other things, increase the number of shares available for grant by 10,000,000 shares.

•	Proposal No. 4 asks you to approve the material terms of the Fidelity National Financial, Inc. Annual Incentive Plan.

•	Proposal No. 5 asks you to approve a management proposal that our board of directors adopt a “majority voting” bylaw provision for uncontested director elections.

•	Proposal No. 6 asks you to approve a non-binding advisory resolution on the compensation paid to our named executive officers.

How does the Board recommend that I vote on these proposals?

The board recommends that you vote:

1.	“FOR” the election of the four Class II director nominees to serve until the 2019 Annual Meeting of Shareholders;

2.	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year;

3.	“FOR” the amendment and restatement of the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan;

4.	“FOR” the approval of the material terms of the Fidelity National Financial, Inc. Annual Incentive Plan;

5.	“FOR” the management proposal that our board of directors adopt a “majority voting” bylaw provision for uncontested director elections; and

6.	“FOR” the approval of the non-binding advisory resolution on the compensation paid to our named executive officers.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the annual meeting in accordance with the procedures specified in FNF’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the annual meeting; or casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•

For Proposal No. 1 regarding the election of directors, a plurality of votes of the FNF Group stock and the FNFV Group stock entitled to vote and present in person or represented by proxy, taken together as one class of voting stock, is required to elect a director. This means that the four people receiving the largest number of votes cast by the shares entitled to vote at the annual meeting will be elected as directors. Abstentions and broker non-votes, as discussed below, will have no effect.

•

For Proposal No. 2 regarding the ratification of the appointment of KPMG LLP, under Delaware law, the affirmative vote of a majority of the shares of the FNF Group stock and the FNFV Group stock entitled to vote and present in person or represented by proxy and entitled to vote, taken together as one class of voting stock, would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

•

For Proposal No. 3 regarding the approval of the amendment and restatement of our Amended and Restated 2005 Omnibus Incentive Plan, the affirmative vote of a majority of the shares of the FNF Group stock and the FNFV Group stock entitled to vote and present in person or represented by proxy and entitled to vote, taken together as one class of voting stock, would be required for approval. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect. To satisfy the voting requirement under Section 162(m) of the Internal Revenue Code, the proposal must be approved by a majority of the votes cast on the proposal.

•

For Proposal No. 4 regarding approval of the material terms of the Fidelity National Financial, Inc. Annual Incentive Plan, under Delaware law, the affirmative vote of a majority of the shares of the FNF Group stock and the FNFV Group stock entitled to vote and present in person or represented by proxy and entitled to vote, taken together as one class of voting stock, would be required for approval. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect. To satisfy the voting requirement under Section 162(m) of the Internal Revenue Code, the proposal must be approved by a majority of the votes cast on the proposal.

•

For Proposal No. 5 regarding majority voting in uncontested director elections, the affirmative vote of a majority of the shares of the FNF Group stock and the FNFV Group stock entitled to vote and present in person or represented by proxy and entitled to vote, taken together as one class of voting stock, would be required for approval. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•

For Proposal No. 6 regarding a non-binding advisory vote on the compensation paid to our named executive officers, the affirmative vote of a majority of the shares of the FNF Group stock and the FNFV Group stock entitled to vote and present in person or represented by proxy and entitled to vote, taken together as one class of voting stock, would be required for approval. Even though your vote is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of the FNF Group stock and the FNFV Group stock entitled to vote at the annual meeting, counted together as one class of voting stock, are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum of each class is present.

What are broker non-votes? If I do not vote, will my broker vote for me?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.

The Company believes that all the proposals to be voted on at the annual meeting, except for Proposal 2 regarding the appointment of KPMG LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals No. 1, 3, 4, 5 and 6, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee, so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposals Nos. 2 through 6, abstentions will have the effect of a vote against such proposals pursuant to our bylaws and Delaware law, which require that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of FNF Group stock or FNFV Group stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $9,500 plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission, called “householding.” Under this procedure, FNF Group or FNFV Group shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address, and wish to receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each account, please contact, Broadridge, toll free at 1-866-540-7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or this proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

CORPORATE GOVERNANCE HIGHLIGHTS

The board of directors is focused on good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. Our board of directors has implemented the following measures to improve our overall governance practices. See “Corporate Governance and Related Matters” for more detail on FNF’s governance practices.

•	Proxy access right adopted in response to support from shareholders

•	Independent leadership of our board of directors by our strong Lead Independent Director

•	Annual performance evaluations of the board of directors and committees

•	Robust stock ownership guidelines for our executive officers and directors

•	Clawback policy

•	Shareholders may act by written consent

•	Independent audit, compensation and corporate governance and nominating committees

•	Shareholder engagement on compensation and governance issues

•	No supermajority voting requirement for shareholders to act

•	Seeking the views of our shareholders on a management-supported proposal to adopt majority voting in director elections

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Director Nominees and Continuing Directors

The names of the nominees proposed for election at the annual meeting as Class II directors of the Company as well as the names of our continuing Class I and Class III directors, and certain biographical information concerning each of them, is set forth below. The expirations of the terms of nominees for election at the annual meeting assume the nominees are elected.

Nominees for Class II Directors—Term Expiring 2019 (if elected)

Name	Position with FNF	Age(1)
Richard N. Massey	Lead Director Chairman of the Compensation Committee Member of the Corporate Governance and Nominating Committee and the Executive Committee	60
Janet Kerr	Director	61
Daniel D. (Ron) Lane	Member of the Compensation Committee	81
Cary H. Thompson	Member of the Compensation Committee and the Executive Committee	59

(1)	As of April 1, 2016.

Richard N. Massey. Mr. Massey has served as a director of the Company since February 2006. Mr. Massey has been a partner of Westrock Capital, LLC, a private investment partnership, since January 2009. Mr. Massey was Chief Strategy Officer and General Counsel for Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens, Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of Fidelity National Information Services, Inc., Black Knight Financial Services, Inc. and as Chairman of the Board of Directors of Bear State Financials, Inc. He also serves as a director of the Oxford American Literacy Project, a not-for-profit literary publication, and the Arkansas Razorback Foundation.

Mr. Massey’s qualifications to serve on the FNF board include his experience in corporate finance and investment banking and as a financial and legal advisor to public and private businesses, as well as his expertise in identifying, negotiating and consummating mergers and acquisitions.

Janet Kerr. Ms. Kerr has served as a director FNF since March 2016. Ms. Kerr is Vice-Chancellor of Pepperdine University and Professor Emeritus of Law at Pepperdine University School of Law where she taught for 30 years and was awarded the Laure Sudreau-Rippe Endowed Chair in 2011. She is also currently Of Counsel to Nave & Cortell. Having developed several successful technology companies, Ms. Kerr provides expertise in startup counseling; corporate organization and governance; mergers, acquisitions, and other strategic relationships; and seed, angel, venture capital and other financing arrangements. Ms. Kerr also serves as Chief Executive Officer of Kerr Strategic Consulting. Ms. Kerr has extensive board experience. She currently serves on the boards of La-Z-Boy, Inc., Tilly’s, Inc., and AppFolio Inc., and currently or has in the past served as chair of the corporate governance and nominating committees of each of these companies. Ms. Kerr formerly served on the boards of TCW Strategic Income Fund, Inc., TCW Funds, and CKE Restaurants, Inc. She has also served as a consultant to various companies regarding Sarbanes-Oxley Act compliance and corporate governance. Ms. Kerr is a well-known author in the areas of securities, corporate law and corporate governance, having published numerous articles and a book on the subjects. Ms. Kerr was appointed by ISS/Risk Metrics to serve on the Governance Exchange Advisory Council, and she served as a Director/Member of Advisory Board at Larta Institute. She is also a member of the National Association of Corporate Directors and Women Corporate Directors.

Ms. Kerr’s qualifications to serve on the FNF board of directors include her more than 30 years of corporate governance experience, which uniquely positions Ms. Kerr to contribute to our board, and her significant expertise in the regulatory, governance and legal matters of public companies.

Daniel D. (Ron) Lane. Mr. Lane has served as a director of the Company since 1989. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation comprising several community development and home building partnerships, all of which are headquartered in Newport Beach, California. Mr. Lane served as a director of CKE Restaurants, Inc. from 1993 through 2010, and served as a director of FIS from February 2006 to July 2008, and as a director of LPS from July 2008 until March 2009.

Mr. Lane’s qualifications to serve on the FNF board include his extensive experience in and knowledge of the real estate industry, particularly as Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., his financial literacy and his experience as a member of the boards of directors of other companies.

Cary H. Thompson. Cary H. Thompson has served as a director of the Company since 1992. Mr. Thompson currently is Vice Chairman of Global Corporate and Investment Banking, Bank of America Merrill Lynch, having joined that firm in May 2008. From 1999 to May 2008, Mr. Thompson was Senior Managing Director and Head of West Coast Investment Banking at Bear Stearns & Co., Inc. Mr. Thompson served as a director of FIS from February 2006 to July 2008 and as a director of LPS from July 2008 to March 2009.

Mr. Thompson’s qualifications to serve on the FNF board include his experience in corporate finance and investment banking, his knowledge of financial markets and his expertise in negotiating and consummating financial transactions.

Incumbent Class III Directors—Term Expiring 2017

Name	Position with FNF	Age(1)
William P. Foley, II	Non-executive Chairman of the Board Chairman of the Executive Committee	71
Douglas K. Ammerman	Chairman of the Audit Committee	64
Thomas M. Hagerty	Member of the Executive Committee	53
Peter O. Shea, Jr.	Member of the Corporate Governance and Nominating Committee	49

(1)	As of April 1, 2016.

William P. Foley, II. William P. Foley, II has served as FNF’s Chairman of the board of directors since 1984. He served as Executive Chairman from October 2006 until January 2016. Mr. Foley also served as FNF’s Chief Executive Officer from 1984 until May 2007. Mr. Foley also served as FNF’s President from 1984 until December 1994. Effective March 2012, Mr. Foley became the Vice Chairman of the board of directors of FIS; prior to that he served as Executive Chairman from February 2006 through February 2011 and as non-executive Chairman from February 2011 to March 30, 2012. Mr. Foley served as the Chairman of the board of directors of LPS from July 2008 until March 2009, and, within the past five years, has served as a director of Remy International, Inc., or Remy, and Florida Rock Industries, Inc. Mr. Foley also serves as Chairman of the board of directors of BKFS and ServiceLink, which are majority-owned subsidiaries of FNF. Mr. Foley also serves on the board of directors of the Foley Family Charitable Foundation and the Cummer Museum of Arts and Gardens. Mr. Foley is Chairman, CEO and President of Foley Family Wines Holdings, Inc., which is the holding company of numerous vineyards and wineries located in the U.S. and in New Zealand.

Mr. Foley’s qualifications to serve on the FNF board of directors include his 32 years as a director and executive officer of FNF, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

Douglas K. Ammerman. Mr. Ammerman has served as a director of the Company since July 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of William Lyon Homes, Stantec Inc., El Pollo Loco, Inc. and J. Alexander’s Holdings Inc., or J. Alexander’s, Mr. Ammerman formerly served on the board of Remy.

Mr. Ammerman’s qualifications to serve on the FNF board of directors include his financial and accounting background and expertise, including his 18 years as a partner with KPMG and his experience as a director on the boards of directors of other companies.

Thomas M. Hagerty. Mr. Hagerty has served as a director of the Company since 2005. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. Mr. Hagerty currently serves as a director of FleetCor Technologies, Ceridian Corporation, Fidelity National Information Services, Inc., First BanCorp and several private companies. Mr. Hagerty also serves on the boards of our majority-owned subsidiaries BKFS and ServiceLink.

Mr. Hagerty’s qualifications to serve on the FNF board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, and his experience in enhancing value at such companies, along with his expertise in corporate finance.

Peter O. Shea, Jr. Peter O. Shea, Jr. has served as a director of the Company since April 2006. Mr. Shea is the President and Chief Executive Officer of J.F. Shea Co., Inc., a private company with operations in home building, commercial property development and management and heavy civil construction. Prior to his service as President and Chief Executive Officer, he served as Chief Operating Officer of J.F. Shea Co., Inc.

Mr. Shea’s qualifications to serve on the FNF board of directors include his experience in managing multiple and diverse operating companies and his knowledge of the real estate industry, particularly as President and Chief Executive Officer of J.F. Shea Co., Inc.

Incumbent Class I Directors—Term Expiring 2018

Name	Position with FNF	Age(1)
Frank P. Willey	Director	62
Willie D. Davis	Member of the Audit Committee	81
John D. Rood	Member of the Audit Committee	61

(1)	As of April 1, 2016.

Frank P. Willey. Mr. Willey has served as a director of FNF since 1984, and served as our Vice Chairman of the board of directors until February 2016. Mr. Willey is a partner with the law firm of Hennelly & Grossfeld, LLP. He served as FNF’s President from January 1, 1995 through March 20, 2000. Prior to that, he served as an Executive Vice President and General Counsel of FNF until December 31, 1994. Mr. Willey also serves as a director of PennyMac Mortgage Investment Trust, and within the last five years, served as a director of Fisher Communications, Inc.

Mr. Willey’s qualifications to serve on the FNF board of directors include his 32 years as a director and/or executive officer of FNF and his experience and knowledge of the real estate and title industry.

Willie D. Davis. Mr. Davis has served as a director of the Company since 2003. Mr. Davis has served as the President and as a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations, since 1976. Mr. Davis also serves on the Board of Directors of MGM Mirage, Inc. and within the past five years, has served as a director of Sara Lee Corporation, Dow Chemical Company, Alliance Bank, Johnson Controls, Inc., Manpower, Inc., and Checkers Drive-In Restaurants, Inc. Mr. Davis formerly served on the Board of MGM Resorts, Inc., having transitioned to Director Emeritus status as of June 2014.

Mr. Davis’s qualifications to serve on the FNF board of directors include his years of business experience as an executive officer and/or board member of public and private companies, his experience in financial and accounting matters and his knowledge of corporate governance matters.

John D. Rood. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with 32 years of experience in multifamily investments. Mr. Rood serves on the boards of our majority-owned subsidiaries BKFS and ServiceLink. From 2004 to 2007, Mr. Rood served as the United States Ambassador to the Commonwealth of the Bahamas. Mr. Rood previously served on the board of Alico, Inc. and currently serves on several private boards. He was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed to the JAXPORT board of directors by Mayor Lenny Curry in October 2015.

Mr. Rood’s qualifications to serve on the FNF board of directors include his experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy and his experience as a director on boards of both public and private companies.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is eleven.

At this annual meeting, the persons listed below, each of whom is a current Class II director of the Company, have been nominated to stand for election to the board for a three-year term expiring in 2019. The board believes that each of the nominees will stand for election and will serve if elected as a director.

Richard N. Massey

Janet Kerr

Daniel D. (Ron) Lane

Cary H. Thompson

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The audit committee has appointed KPMG LLP to audit the consolidated financial statements of the Company for the 2016 fiscal year. KPMG LLP or its predecessors have continuously acted as the independent registered public accounting firm for the Company (including old FNF) commencing with the fiscal year ended December 31, 1988.

For services rendered to us during or in connection with our years ended December 31, 2015 and 2014, we were billed the following fees by KPMG LLP:

	2015	2014
	(In thousands)
Audit Fees	$6,662	$5,614
Audit-Related Fees	1,039	1,184
Tax Fees	929	142
All Other Fees	52	—

Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2015 and 2014 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.

Audit-Related Fees. Audit-related fees in 2015 and 2014 consisted principally of fees for Service Organization Control Reports.

Tax Fees. Tax fees for 2015 and 2014 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees. All other fees relate to services provided for Service Organization Control readiness assessments. FNF incurred no other fees in 2014.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2016 FISCAL YEAR.

PROPOSAL NO. 3: APPROVAL OF THE AMENDED AND RESTATED

FIDELITY NATIONAL FINANCIAL, INC. 2005 OMNIBUS INCENTIVE PLAN

Purpose of the Amendment and Restatement of the 2005 Omnibus Incentive Plan and Description of the Proposal

Our board has approved an amendment and restatement of the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan (the “Plan” and as so amended and restated, the “Amended Plan”), subject to the approval of our shareholders. Accordingly, our board recommends that our shareholders approve the Amended Plan. The primary purpose of the amendment and restatement of the Plan is to increase the authorized shares available for issuance under the Plan by 10,000,000 shares, so that we can continue to provide equity-based incentive compensation to our employees on a going-forward basis.

As of December 31, 2015, there were 10,692,283 shares of FNF Group common stock subject to outstanding awards under the Plan, and 587,003 shares of FNF Group common stock available for issuance pursuant to future awards, and there were 790,478 shares of FNFV Group common stock subject to outstanding awards under the Plan, and 272,772 shares of FNFV Group common stock available for issuance pursuant to future awards. If the Amended Plan is approved by our shareholders, an additional 10,000,000 shares will be authorized for issuance under the Amended Plan. These additional shares may be shares of FNF Group common stock, shares of FNFV Group common stock or a combination of both. Based on our prior grant practices, and assuming future grant practices are consistent with past practice, we expect that the addition of 10,0000,000 shares will be sufficient to provide a competitive equity incentive program for approximately five years. If the Amended Plan is not approved by the Company’s shareholders at the annual meeting, we anticipate exhausting the current FNF Group and FNFV Group share reserves under the Plan within the next 12 months.

We believe that we have successfully used stock awards under the Plan to attract, retain and incentivize highly qualified employees and other service providers, and that the proposed 10,000,000 increase in shares under the Plan is necessary to ensure that the Company maintains the ability to continue attracting, retaining and incentivizing highly qualified employees and other service providers in the future. Additional information is provided in the “Key Data” section below.

Additional changes made to the Amended Plan, which are described in more detail below, include extension of the term of the plan until February 3, 2026, which is the tenth anniversary of the date the Amended Plan was approved by our board.

We are also seeking shareholder approval of the Amended Plan to satisfy the shareholder approval requirement under Section 162(m) of the Internal Revenue Code, so that we may continue to grant awards under the Plan that are intended to qualify for exclusion from the federal tax deduction limitation under Section 162(m). Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our chief executive officer and each of our other three most highly-paid executive officers other than our chief financial officer. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to this deductibility limit. For awards under the Plan to qualify for this exception, shareholders must approve the material terms of the Plan under which the awards are paid. The material terms of the Amended Plan include (i) the employees eligible to receive awards under the Amended Plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the Amended Plan below. Notwithstanding the foregoing, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Amended Plan will be deductible under all circumstances.

Plan History

The Plan first became effective on September 26, 2005, and was previously amended and restated effective May 29, 2008, May 25, 2011, and May 22, 2013. Our board adopted a further amendment and restatement of the Plan on August 4, 2014 to memorialize anti-dilution adjustments in connection with a recapitalization in which the shares of our Class A common stock (“Old FNF Common Stock”) were reclassified into two new tracking stocks, one designated the FNF Group common stock and the other designated the FNFV Group common stock, and the shares of Old FNF Common Stock held immediately before the recapitalization were changed into, immediately following the recapitalization, one share of FNF Group common stock and 0.3333 of a share of FNFV Group common stock. If approved by the Company’s shareholders at the annual meeting, the Amended Plan will become effective on June 15, 2016 and the term of the Amended Plan will be extended until February 3, 2026. If the Amended Plan is not approved by the Company’s shareholders at the annual meeting, then the Plan, as amended and restated as of May 22, 2013, will remain in effect with any shares previously authorized under the Plan remaining available for future awards under the Plan.

The purpose of the Amended Plan is to optimize our profitability and growth through incentives that are consistent with our goals and that link the personal interests of participants to those of our shareholders. The Amended Plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of employees, directors and consultants who make significant contributions to our success and to allow such individuals to share in our success.

Our general compensation philosophy is that long-term incentive compensation should closely align the interests of our officers, directors and key employees with the interests of our shareholders, as more fully described under “Compensation Discussion and Analysis and Executive and Director Compensation.” We believe that stock ownership has focused our key employees on improving our performance, and has helped to create a culture that encourages employees to think and act as shareholders. Participants in our long-term incentive compensation program generally include our officers, directors and certain key employees.

We believe that our equity programs and our emphasis on employee stock ownership have been integral to our success in the past and are important to our ability to achieve our corporate performance goals in the years ahead. We believe that the ability to attract, retain and motivate talented employees is critical to long-term company performance and shareholder returns. We believe that the Amended Plan will enable us to continue to align executive and shareholder interests consistent with our long-term incentive compensation philosophy. For these reasons, we consider approval of the Amended Plan important to our future success.

Key Changes to the Plan

If approved, the following changes would be made to the Plan, as described in more detail under “Description of the Amended Plan” below:

Increase in Authorized Shares	The shares authorized for issuance under the Plan would be increased by 10,000,000 shares, which may be issued as FNF Group common stock, FNFV common stock or a combination of both.

Enhance the No-Repricing and Dividend Equivalent Provisions

We revised the Plan’s prohibition on repricing provision to include stock appreciation rights, or SARs, and we revised the Plan to expressly prohibit payment of dividend equivalents on options and SARs.

Term of Plan	The term of the Plan would be extended through February 3, 2026, which is the tenth anniversary of the date on which our board approved the amendment and restatement of the Plan.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under the Company’s equity plans as of April [●], 2016 (and without giving effect to approval of the Amended Plan under this proposal):

Total shares underlying outstanding FNF Group options*		[	●]
Weighted average exercise price of outstanding FNF Group options	$	[	●]
Weighted average remaining contractual life of outstanding FNF Group options		[	●]
Total shares subject to outstanding, unvested shares of FNF Group restricted stock		[	●]
Total shares subject to outstanding, unvested shares of FNFV Group restricted stock		[	●]
Total FNF Group shares currently available for grant as full-value awards		[	●]
Total FNFV Group shares currently available for grant as full-value awards		[	●]
Total FNF Group shares outstanding		[	●]
Total FNFV Group shares outstanding		[	●]
Total shares subject to outstanding earned (performance condition satisfied) restricted stock awards		[	●]
Total shares subject to outstanding unearned (performance condition not satisfied) restricted stock awards		[	●]

*	There are no outstanding SARs. No outstanding options provide for dividend equivalent rights.

As shown in the following table, our three-year average annual burn rate was 1.2%. Burn rate represents all awards granted in a fiscal year, divided by the number of common shares outstanding at the end of that fiscal year.

Year	Options Granted (FNF Group) (1)	Restricted Stock Granted (FNF Group and FNFV Group) (2)	Total	Weighted Average Number of Common Shares Outstanding (FNF Group and FNFV Group)	FNF Group Burn Rate = Total Granted/Weighted Average Common Shares Outstanding
2015	1,886,320	613,960	2,500,280	356,691,941	0.7%
2014	1,112,133	2,019,068	3,131,201	321,422,144	1.0%
2013	4,274,522	774,626	5,049,148	229,756,991	2.2%
Three-Year Average	2,424,325	1,135,885	3,560,210	302,623,692	1.2%

(1)

FNF Group options granted during fiscal years 2015, 2014, and 2013 and subsequently forfeited are included here. The number of FNF Group options granted in each of the last three fiscal years, but subsequently forfeited, were: 2015: 0 options; 2014: 5,754 options; and 2013: 9,616 options.

(2)

FNF Group and FNFV Group restricted stock granted during fiscal years 2015, 2014, and 2013 and subsequently forfeited are included here. The number of FNF Group and FNFV Group shares of restricted stock granted in each of the last three fiscal years, but subsequently forfeited, were: 2015: 0 restricted shares; 2014: 36,879 restricted shares; and 2013: 3,129 restricted shares.

The future benefits that will be received under the Amended Plan by particular individuals or groups are not determinable at this time. As of December 31, 2015, William P. Foley, II had 1,841,149 FNF Group options, 282,039 shares of FNF Group restricted stock and 431,746 shares of FNFV Group restricted stock outstanding under the Plan; Michael Gravelle had 521,231 FNF Group options, 53,833 shares of FNF Group restricted stock and 31,746 shares of FNFV Group restricted stock outstanding under the Plan; Anthony J. Park had 244,789 FNF Group options, 36,776 shares of FNF Group restricted stock and 31,746 shares of FNFV Group restricted stock outstanding under the Plan; Raymond R. Quirk had 1,399,015 FNF Group options, 175,036 shares of FNF Group restricted stock and 0 shares of FNFV Group restricted stock outstanding under the Plan; and Brent B. Bickett had 490,469 FNF Group options, 63,544 shares of FNF Group restricted stock and 88,889 shares of FNFV Group restricted stock outstanding under the Plan. All current executive officers as a group had 3,488,662 FNF Group options, 510,444 shares of FNF Group restricted stock and 152,381 shares of FNFV Group restricted stock outstanding under the Plan. All current directors who are not executive officers as a group, which includes Mr. Foley who ceased to be an officer of the Company in January 2016, had 2,803,611 FNF Group options, 333,296 shares of FNF Group restricted stock and 431,746 shares of FNFV Group restricted stock outstanding under the Plan. The following nominees for election as directors had the following number of options and shares of restricted stock outstanding under the Plan: Richard N. Massey had 129,927 FNF Group options, 5,470 shares of FNF Group restricted stock, and 0 shares of FNFV Group restricted stock; Janet Kerr had 0 FNF Group options, 0 shares of FNF Group restricted stock, and 0 shares of FNFV Group restricted stock; Daniel D. Lane had 48,585 FNF Group options, 5,470 shares of FNF Group restricted stock, and 0 shares of FNFV Group restricted stock; and Cary H. Thompson had 71,814 FNF Group options, 5,470 shares of FNF Group restricted stock, and 0 shares of FNFV Group restricted stock . No associates of such directors, executive officers or nominees have received options under the Plan. All employees, including all current officers who are not executive officers, as a group had 3,008,236 FNF Group options, 548,134 shares of FNF Group restricted stock and 206,351 shares of FNFV Group restricted stock outstanding under the Plan. No other person has received or is expected to receive five percent or more of the awards under the Plan. The closing price of a share of a share of FNF Group common stock and FNFV Group common stock on April [●], 2016 was $[●] and $[●], respectively.

Description of the Amended Plan

The complete text of the Amended Plan is set forth as Appendix A hereto. The following is a summary of the material features of the Amended Plan and is qualified in its entirety by reference to Appendix A.

Key Provisions of the Amended Plan

The Amended Plan includes a number of provisions that we believe serve the interests of shareholders, facilitate effective corporate governance and demonstrate reasonable use of shares:

No Annual “Evergreen” Provision. The Amended Plan authorizes a fixed number of shares for grants and requires shareholder approval of any increase to that fixed number.

No Discounted Stock Options or SARs. All stock options and SARs must have an exercise price equal to or greater than the fair market value of FNF or FNFV common stock, as the case may be, on the date of grant.

No Reload Rights. No stock option granted under the Amended Plan can entitle a participant to the automatic grant of additional stock options in connection with any exercise of the original stock option.

No Dividend or Dividend Equivalent Payouts on Unvested Performance-Based Awards or on Options or SARs. If dividends or dividend equivalents are granted with respect to awards with performance-based vesting conditions, the dividends or dividend equivalents will be accumulated or reinvested and paid only after the vesting conditions are met. The Amended Plan also prohibits dividend equivalents on options and SARs.

Compensation Clawback. Under the Amended Plan, we may cancel awards, require reimbursement of amounts earned under awards, and effect any other right of recoupment of equity or other compensation provided under the Amended Plan or otherwise under any of our current or future clawback policies. Our current clawback policy provides for recovery of any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results.

Independent Committee. The Amended Plan is administered by our compensation committee. The full board administers the Amended Plan with respect to non-employee director awards. All of the members of the compensation committee qualify as “independent” under the New York Stock Exchange listing standards.

Deductibility of Awards. The Amended Plan includes provisions intended to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, including by qualifying awards under the Amended Plan as “performance-based compensation.”

No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless, in the case of restricted stock, the transfer is approved by the compensation committee.

No repricing. The Amended Plan prohibits the repricing of options and SARs.

Effective Date and Duration

If approved by our shareholders, the Amended Plan will become effective on June 15, 2016 and will authorize the granting of awards for up to ten years from the date the Amended Plan was approved by our board. The Amended Plan will remain in effect with respect to outstanding awards until no awards remain outstanding.

Amendment and Termination

The Amended Plan may be amended or terminated by our board at any time, subject to certain limitations, and, subject to limitations under the Amended Plan, the awards granted under the Amended Plan may be amended by the compensation committee at any time, provided that no such action to the Amended Plan or an award may, without a participant’s written consent, adversely affect in any material way any previously granted award. No amendment that would require shareholder approval under the New York Stock Exchange’s listing standards or to comply with securities laws may become effective without shareholder approval.

Administration of the Amended Plan

The Amended Plan will be administered by our compensation committee or another committee selected by our board, any of which we refer to as the committee. The members of the committee are appointed from time to time by, and serve at the discretion of, the board. The committee has the full power to select employees, directors and consultants who will participate in the Amended Plan; determine the size and types of awards; determine the terms and conditions of awards; construe and interpret the Amended Plan and any award agreement or other instrument entered into under the Amended Plan; establish, amend and waive rules and regulations for the administration of the Amended Plan; and, subject to certain limitations, amend the terms and conditions of outstanding awards. The committee’s determinations and interpretations under the Amended Plan are binding on all interested parties. The committee is empowered to delegate its administrative duties and powers as it may deem advisable, to the extent permitted by law.

Shares Subject to the Amended Plan

As of December 31, 2015, 10,692,283 shares of FNF Group common stock were subject to outstanding awards under the Plan, and 587,003 shares of FNF Group common stock were available for issuance pursuant to future awards (together, the “Limited FNF Common Stock Award Reserve”), and 790,478 shares of FNFV Group common stock were subject to outstanding awards under the Plan, and 272,772 shares of FNFV Group common stock were available for issuance pursuant to future awards (together, the “Limited FNFV Common Stock Award Reserve”). If the Amended Plan is approved by our shareholders, an additional 10,000,000 shares will be authorized for issuance under the Amended Plan. These additional shares may be shares of FNF Group common stock, shares of FNFV Group common stock or a combination of both.

If an award under the Amended Plan is canceled, forfeited, terminated or is settled in cash, the shares related to that award will not be treated as having been delivered under the Amended Plan. Shares that are held back, tendered or returned to cover the exercise price or tax withholding obligations with respect to an award shall be treated as not having been delivered under the Amended Plan. Shares that have been issued in connection with an award of restricted stock that is canceled or forfeited prior to vesting or settled in cash, causing the shares to be returned to us, shall not be counted as having been delivered under the Amended Plan. In each case, shares from the Limited FNF Common Stock Award Reserve that are treated as not having been delivered under the Amended Plan pursuant to the foregoing provisions may only be issued pursuant to awards relating to FNF Group common stock, and shares from the Limited FNFV Common Stock Award Reserve that are treated as not having been delivered under the Amended Plan pursuant to the foregoing provisions may only be issued pursuant to awards relating to FNFV Group common stock. Notwithstanding the foregoing, if shares are returned to us in satisfaction of taxes relating to restricted stock, in connection with a cash out of restricted stock (but excluding upon forfeiture of restricted stock) or in connection with the tendering of shares by a participant in satisfaction of the exercise price or taxes relating to an award, such issued shares shall not become available again under the Amended Plan if the transaction resulting in the return of shares occurs more than ten years after the date the Amended Plan is approved by our shareholders, or if the event would constitute a “material revision” of the Amended Plan subject to shareholder approval under the New York Stock Exchange’s listing standards.

For purposes of determining the number of shares available for grant as incentive stock options, only shares that are subject to an award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Amended Plan.

In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting FNF Group or FNFV Group shares, the committee shall cause an adjustment to be made (i) in the number and kind of shares of common stock that may be delivered under the Amended Plan, (ii) in the individual annual limitations on each type of award under the Amended Plan and (iii) with respect to outstanding awards, in the number and kind of shares subject to outstanding awards, the exercise price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding awards, in each case as may be determined appropriate and equitable by our compensation committee, to prevent dilution or enlargement of rights.

Repricing

Except for anti-dilution adjustments in connection with a merger, reorganization, consolidation, equity restructuring or other similar event, we will not, without first obtaining shareholder approval, (i) reduce the exercise price of outstanding options or grant price of outstanding SARs, (ii) cancel options or SARs and grant substitute options or SARs with a lower exercise price or grant price, (iii) purchase outstanding underwater options or SARs from participants for cash or other securities, or (iv) otherwise amend or modify any outstanding option or SAR if the amendment or modification would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange.

Eligibility and Participation

Eligible participants include employees, directors and consultants of FNF and our subsidiaries, as determined by the committee. Because the Amended Plan provides for broad discretion in selecting which eligible persons will participate, and in making awards, the total number of persons who will actually participate in the Amended Plan and the benefits that will be provided to the participants cannot be determined at this time. As of April 1, 2016, we had approximately 54,305 full-time equivalent employees, 1,166 consultants and 11 directors. We have historically granted awards to very few consultants and employees and expect to continue this practice.

Awards under the Amended Plan

Grants under the Amended Plan may be made in the form of stock options, SARs, restricted stock, RSUs, performance shares, performance units, and other cash or stock-based awards.

Maximum Grants under the Amended Plan

Subject to adjustment pursuant to the anti-dilution provisions of the Amended Plan, the following limits apply to awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code: (i) the maximum number of shares with respect to which stock options may be granted to any participant in any fiscal year is 4,000,000 shares; (ii) the maximum number of shares with respect to which SARs may be granted to any participant in any fiscal year is 4,000,000 shares; (iii) the maximum number of shares of restricted stock that may be granted to any participant in any fiscal year is 2,000,000 shares; (iv) the maximum number of shares with respect to which RSUs may be granted to any participant in any fiscal year is 2,000,000 shares; (v) the maximum number of shares with respect to which performance shares may be granted to any participant in any fiscal year is 2,000,000 shares; (vi) the maximum amount of compensation that may be paid with respect to performance units or other cash or stock-based awards awarded to any participant in any fiscal year is $25,000,000 or a number of shares having a fair market value not in excess of that amount; and (vii) the maximum dividend or dividend equivalent that may be paid to any one participant in any one fiscal year is $25,000,000.

Types of Awards

Following is a general description of the types of awards that may be granted under the Amended Plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the committee, subject to limitations contained in the Amended Plan.

Stock Options. The committee may grant incentive stock options, which we refer to as ISOs, nonqualified stock options, which we refer to as NQSOs or a combination thereof under the Amended Plan. The exercise price for each such award will be at least equal to 100% of the fair market value of a share of common stock of FNF Group or FNFV Group, as the case may be, on the date of grant (110% of fair market value in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of FNF or any subsidiary).

Options will expire at such times and will have such other terms and conditions as the committee may determine at the time of grant; provided, however, that no option may be exercisable later than the tenth anniversary of its grant (fifth anniversary in the case of an ISO granted to a person who owns more than 10% of the voting power of all classes of stock of FNF or any subsidiary).

The exercise price of options granted under the Amended Plan may be paid in cash, by tendering previously acquired shares of common stock having a fair market value equal to the exercise price, through broker-assisted cashless exercise or any other means permitted by the committee consistent with applicable law or by a combination of any of the permitted methods.

Stock options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and are exercisable during a participant’s lifetime only by the participant. Stock options may not be transferred for consideration.

The committee may not award dividend equivalents in connection with a stock option.

Stock Appreciation Rights. SARs granted under the Amended Plan may be in the form of freestanding SARs (SARs granted independently of any option), tandem SARs (SARS granted in connection with a related option) or a combination thereof. The grant price of a freestanding SAR will be equal to the fair market value of a share of FNF Group or FNFV Group common stock, as the case may be, on the date of grant. The grant price of a tandem SAR will be equal to the exercise price of the related option.

Freestanding SARs may be exercised upon such terms and conditions as are imposed by the committee and set forth in the SAR award agreement. Tandem SARs may be exercised only with respect to the shares of common stock for which its related option is exercisable.

Upon exercise of a SAR, a participant will receive the product of the excess of the fair market value of a share of common stock on the date of exercise over the grant price multiplied by the number of shares with respect to which the SAR is exercised. Payment upon SAR exercise may be in cash, in shares of common stock of equivalent value, or in some combination of cash and shares, as determined by the committee. The committee may not award dividend equivalents in connection with SARs.

Restricted Stock. Restricted stock is an award that is non-transferable and subject to a substantial risk of forfeiture until vesting conditions, which can be related to continued service or other conditions established by the committee, are satisfied. Holders of restricted stock may receive dividends and voting rights.

Restricted Stock Units and Performance Shares. RSUs and performance shares represent a right to receive a share of common stock, an equivalent amount of cash, or a combination of shares and cash, as the committee may determine, if vesting conditions are satisfied. The initial value of an RSU or performance share granted under the Amended Plan shall be at least equal to the fair market value of FNF Group or FNFV Group common stock, as the case may be, on the date the award is granted. The committee may also award dividend equivalent payments in connection with such awards. RSUs may contain vesting conditions based on continued service or other conditions established by the committee. Performance shares may contain vesting conditions based on attainment of performance goals established by the committee in addition to service conditions.

Performance Units. Performance units are awards that entitle a participant to receive shares of common stock, cash or a combination of shares and cash if certain performance conditions are satisfied. The amount received depends upon the value of the performance units and the number of performance units earned, each of which is determined by the committee. The committee may also award dividend equivalent payments in connection with such awards.

Other Cash and Stock-Based Awards. Other cash and stock-based awards are awards other than those described above, the terms and conditions of which are determined by the committee. These awards may include, without limitation, the grant of shares of FNF Group or FNFV Group common stock based on attainment of performance goals established by the committee, the payment of shares as a bonus or in lieu of cash based on attainment of performance goals established by the committee, and the payment of shares in lieu of cash under an incentive or bonus program. Payment under or settlement of any such awards will be made in such manner and at such times as the committee may determine.

Dividend Equivalents. Dividend equivalents granted to participants will represent a right to receive payments equivalent to dividends with respect to a specified number of shares.

Limitation on Dividends and Dividend Equivalents. If dividends or dividend equivalents are granted with respect to awards with performance-based vesting conditions, the dividends or dividend equivalents will be accumulated or reinvested and paid only after the vesting conditions are met.

Replacement Awards. Replacement awards are awards issued in assumption or of substitution for awards granted under equity-based incentive plans sponsored or maintained by an entity with which we engage assumption of or in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity are outstanding immediately prior to such transaction. Replacement awards shall have substantially the same terms and conditions as the award it replaces; provided, however, that the number of shares, the exercise price, grant price or other price of shares, any performance conditions, or the market price of underlying shares or per-share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the committee, in its sole discretion. Shares delivered or deliverable with respect to replacement awards will not reduce the number of shares available for issuance under the Amended Plan.

Performance Goals

Performance goals, which are established by the committee, will be chosen from among the following performance measures: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income (before or after taxes), earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest, taxes, depreciation, amortization and restructuring costs (EBITDAR), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin (before or after taxes) (including pre-tax title margin), share price, share price growth, total shareholder return, book value growth, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the compensation committee may determine, in its discretion, including performance of the Company, a subsidiary and/or any individual business units or divisions of the Company or a subsidiary, and they may be established in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events, including, for example, events affecting us or our financial statements or changes in applicable laws, regulations, or accounting principles, whenever the committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Plan. With respect to any awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, any such exception shall be specified at such times and in such manner as will not cause such awards to fail to so qualify.

Termination of Employment or Service

Each award agreement will set forth the participant’s rights with respect to the award following termination of employment or service.

Change in Control

Except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control (as defined below), unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any and all outstanding options and SARs granted under the Amended Plan will become immediately exercisable, any restriction imposed on restricted stock, RSUs and other awards granted under the Amended Plan will lapse, and any and all performance shares, performance units and other awards granted under the Amended Plan with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the Amended Plan, the term “change in control” is defined as the occurrence of any of the following events:

•

an acquisition immediately after which any person, group or entity possesses direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 25% or more of either our outstanding common stock or our outstanding voting securities, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•

during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our board, which we refer to as the incumbent board, cease to constitute at least a majority of the board, provided that any individual who becomes a member of our board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board;

•

the consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of our assets unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of 50% or more of the outstanding shares of our common stock and the combined voting power of our then outstanding voting securities resulting from the transaction in substantially the same proportions as their ownership immediately prior to the transaction of our common stock and outstanding voting securities; (b) no person (other than us, an employee benefit plan sponsored by us or the resulting corporation, or any entity controlled by us or the resulting corporation) has beneficial ownership of 25% or more of the outstanding common stock of the resulting corporation or the combined voting power of the resulting corporation’s outstanding voting securities; and (c) individuals who were members of the incumbent board continue to constitute a majority of the members of the board of directors of the resulting corporation; or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of the Company.

Transferability

Awards generally will be non-transferable except upon the death of a participant, although the committee may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the committee may establish.

Deferrals

The committee may permit the deferral of vesting or settlement of an award and may authorize crediting of dividends or interest or their equivalents in connection with any such deferral. Any such deferral and crediting will be subject to the terms and conditions established by the committee and any terms and conditions of the plan or arrangement under which the deferral is made.

Tax Withholding

We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Amended Plan. The committee may require or permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares of common stock having a fair market value equal to the minimum withholding obligation.

Minimum Vesting

The Amended Plan provides that awards granted under the plan generally will not contain vesting schedules that provide for vesting to occur more quickly than ratably over two years. This minimum vesting provision may be waived in extraordinary circumstances, will not apply to awards granted to non-employee directors, and will not prevent awards from vesting upon death or disability, termination of employment or other service, or a change in control.

Clawback of Benefits

Under the Amended Plan, we may cancel awards, require reimbursement of amounts earned under awards, and effect any other right of recoupment of equity or other compensation provided under the Amended Plan or otherwise under any of our current or future clawback policies.

Section 162(m)

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount we may deduct in any one year for compensation paid to our principal executive officer and our other three most highly-compensated executive officers other than our principal financial officer. There is, however, an exception to this limitation for certain performance-based compensation. Awards made pursuant to the Plan may constitute performance-based compensation that is not subject to the deductibility limitation of Section 162(m). Our shareholders approved the material terms of the performance goals of the Plan in 2013. To continue to qualify for this exception, the shareholders must reapprove the material terms of the performance goals of the Amended Plan every five years.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to options awarded under the Amended Plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Consequences to the Optionholder

Grant. There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the Amended Plan.

Exercise. The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder’s employment with FNF. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).

Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income, if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding if the optionholder is an employee.

The optionholder’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

Qualifying Disposition. If an optionholder disposes of shares of common stock acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Disposition. If the optionholder disposes of shares of common stock acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares of common stock purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

Other Disposition. If an optionholder disposes of shares of common stock acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares of common stock acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares of common stock were held for more than one year from the date such shares were transferred to the optionholder.

Alternative Minimum Tax. Alternative minimum tax, or AMT, is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.

For AMT purposes, the spread upon exercise of an ISO (but not an NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of common stock at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

Consequences to FNF

There are no federal income tax consequences to FNF by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our tax reporting obligations. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an ISO, we will be entitled to a corresponding deduction in the year in which the disposition occurs.

We will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We will be required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by employee optionholders upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.

Stock Appreciation Rights

A participant generally will not realize taxable income at the time a SAR is granted. Upon settlement of a SAR, the participant will recognize as ordinary income the amount of cash received or, if the right is paid in shares of common stock, the fair market value of such shares at the time of payment. We will generally be allowed a tax deduction in the taxable year the participant includes the amount in income.

Restricted Stock

A participant generally does not realize taxable ordinary income as a result of receiving a restricted stock grant, and we are not entitled to a deduction for federal income tax purposes at the time of the grant, provided that the shares are not transferable and are subject to restrictions constituting a “substantial risk of forfeiture.” When the restrictions lapse, the participant will be deemed to have received taxable ordinary income equal to the fair market value of the shares underlying the award at the time of lapse. An amount equal to the compensation included in the participant’s income will generally be deductible by us in the taxable year of inclusion. The participant’s tax basis in the shares will be equal to the fair market value of such shares on the date the restrictions lapse. Any gain realized upon disposition of such shares is taxable as capital gain income, with the applicable tax rate depending upon, among other things, how long such shares were held following the lapse of the restrictions.

Under certain circumstances, a participant may, within thirty days after transfer of the restricted shares, irrevocably elect under section 83(b) of the Internal Revenue Code to include in the year in which such restricted shares are transferred as gross income, the fair market value of such shares, which is determined as of the date of transfer and without regard to any restriction other than a restriction that by its terms will never lapse. A copy of this election must be provided to us. The basis of such shares will be equal to the amount included in income. The holding period for capital gains purposes begins when the shares are transferred to the participant. If such shares are forfeited before the restrictions lapse, the forfeiture will be treated as a sale or exchange and no tax deduction will be allowed for the amount included in income as a result of the original election.

Restricted Stock Units, Performance Shares, Performance Units and Other Awards

Restricted stock units, performance shares, performance units and other awards granted under the Amended Plan are generally not subject to tax at the time of the award but are subject to ordinary income tax at the time of payment, whether paid in cash or shares of FNF Group or FNFV Group common stock. With respect to such awards, we generally will be allowed a tax deduction for the amount included in the taxable income of the participant in the taxable year of inclusion.

Other Tax Consequences

The foregoing discussion is not a complete description of the federal income tax aspects of awards granted under the Amended Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is needed to approve this proposal.

Subject to shareholder approval, the Amended Plan will become effective on June 15, 2016.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED 2005 OMNIBUS INCENTIVE PLAN.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2015 about our common stock which may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	9,300,509	23.92	859,755	(1)
Equity compensation plans not approved by security holders	—	—	7,535,926	(2)

Total	9,300,509	23.92	8,395,701

(1)

In addition to being available for future issuance upon exercise of options and SARs, under the FNF omnibus plan 587,003 FNF Group shares and 272,772 FNFV Group shares may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other stock-based awards.

(2)

7,535,926 shares may be issued under the Fidelity National Financial, Inc. Amended and Restated LPS Omnibus Incentive Plan, which was assumed and amended by FNF in connection with the merger of Lender Processing Services, Inc. with FNF. We have not issued any awards under this plan. In accordance with New York Stock Exchange listings standards, no shareholder approval was required for the listing of the shares under this plan or for the assumption and amendment of the plan by FNF. Awards under the plan may be made to employees, directors and consultants of FNF and its subsidiaries, other than individuals who were employed or providing services to FNF or any of its subsidiaries immediately prior to date of the merger, January 2, 2014. No awards may be made under the plan after June 30, 2018.

PROPOSAL NO. 4: APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE

GOALS UNDER THE FIDELITY NATIONAL FINANCIAL, INC. ANNUAL INCENTIVE PLAN

Description of the Proposal

Shareholders are being asked to consider and approve the material terms of the FNF annual incentive plan, or the incentive plan, to satisfy the shareholder re-approval requirement under Section 162(m) of the Internal Revenue Code. The incentive plan was last approved by our shareholders at our 2011 annual meeting of shareholders.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount we may deduct in any one year for compensation paid to our chief executive officer and each of our other three most highly-paid executive officers other than our chief financial officer. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to this deductibility limit. For awards under the incentive plan to qualify for this exception, shareholders must approve the material terms of the incentive plan under which the awards are paid. The material terms of the incentive plan include (i) the employees eligible to receive awards under the plan, (ii) a description of the business criteria on which the performance goals are based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goals are attained. This information is provided in the description of the incentive plan below. Notwithstanding the foregoing, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the incentive plan will be deductible under all circumstances.

Description of the Incentive Plan

The complete text of the incentive plan is set forth as Annex B hereto. The following is a summary of the material features of the incentive plan and is qualified in its entirety by reference to Annex B.

Administration of the Incentive Plan

The incentive plan will be administered by our compensation committee. Except as otherwise provided by our board of directors, our compensation committee will have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the incentive plan and deciding all questions of fact arising in connection with the incentive plan. All decisions, determinations and interpretations of our compensation committee will be final, binding and conclusive on all persons, including the Company, its subsidiaries, its shareholders, the participants and their estates and beneficiaries.

Amendment and Termination

Our board of directors may at any time and from time to time, alter, amend, suspend, or terminate the incentive plan, in whole or in part. However, no amendment that requires shareholder approval in order to maintain the qualification of awards as performance-based compensation under Section 162(m) of the Internal Revenue Code will be made without shareholder approval.

Eligibility and Participation

Eligibility under the incentive plan is limited to our chief executive officer and each other executive officer that our compensation committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Internal Revenue Code and who is selected by our compensation committee to participate in the incentive plan. As of December 31, 2015, we had six executive officers.

Form of Payment

Payment of incentive awards under the incentive plan will be made in cash.

Performance Period

The performance period under the incentive plan is our fiscal year or such shorter or longer period as determined by our compensation committee.

Designation of Participants, Performance Period and Performance Measures

Within 90 days after the commencement of each performance period (or, if less than 90 days, the number of days which is equal to 25% of the relevant performance period applicable to an award), our compensation committee will (i) select the participants to whom incentive awards will be granted, (ii) designate the applicable performance period, (iii) establish the target award for each participant, and (iv) establish the performance objective or objectives that must be satisfied in order for a participant to receive an incentive award for such performance period.

Performance Objectives

The performance objectives that will be used to determine the degree of payout of incentive awards under the incentive plan will be based upon one or more of the following performance measures, as determined by our compensation committee: earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income (before or after taxes) and/or earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin (before or after taxes) (including pre-tax title margin), share price, share price growth, total shareholder return, book value growth, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries and/or other affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as our compensation committee may determine, in its discretion, including performance of the Company, a subsidiary and/or any individual business units or divisions of the Company or a subsidiary, and they may be established in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Target Incentive Awards

Each participant will have a target award that will be based on achieving the target performance objectives established by our compensation committee. The target award will be a percentage of the participant’s annual salary at the end of the performance period or such other amount as our compensation committee may determine. If the performance objectives established by our compensation committee are met at the target level, the participant will receive an incentive award equal to 100% of the target award. If the performance objectives are met at a level below or above the target level, the participant will receive an incentive award equal to a designated percentage of the target award, as determined by our compensation committee.

Maximum Award

The maximum incentive award that may be paid to a participant under the incentive plan in any fiscal year is $25,000,000.

Committee Discretion

Our compensation committee retains the discretion to reduce the amount of any incentive award otherwise payable to a participant under the terms of the incentive plan, including a reduction in such amount to zero.

Committee Certification and Payment of Awards

As soon as practicable after the end of each performance period, our compensation committee will (i) determine whether the performance objectives for the performance period have been satisfied, (ii) determine the amount of the incentive award to be paid to each participant for the performance period and (iii) certify such determination in writing. Awards will be paid no later than the 15th day of the third month following the close of the performance period with respect to which the awards are made.

Termination of Employment

Unless our compensation committee determines otherwise, a participant must be actively employed by the Company or a subsidiary on the last day of the performance period to receive an incentive award under the incentive plan for such performance period. Our compensation committee, in its discretion, may impose such additional service restrictions as it deems appropriate.

Award Information

As incentive awards under the incentive plan are based on future performance, it is not possible at this time to determine the awards that will be made in the future. No awards will be made under the incentive plan absent shareholder approval.

Clawback Policies

Incentive awards under the incentive plan are subject to cancellation or recoupment under our clawback policy, as may be amended or superseded from time to time.

Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences relating to incentive awards made under the incentive plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding. If and to the extent that payments made under the incentive plan satisfy the requirements of Section 162(m) of the Internal Revenue Code and otherwise satisfy the requirements of deductibility under federal income tax law, we will receive a corresponding deduction for the amount constituting ordinary income to the participant.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS OF THE FIDELITY NATIONAL FINANCIAL, INC. ANNUAL INCENTIVE PLAN.

PROPOSAL NO. 5: MANAGEMENT PROPOSAL ON MAJORITY VOTING IN DIRECTOR ELECTIONS

The board of directors proposes and recommends that shareholders approve a proposal for the board to amend our bylaws to provide for the election of directors by an affirmative vote of the majority of the votes cast in uncontested director elections. Our bylaws currently provide for the election of directors by a plurality of votes cast.

Good governance is a continuing focus for the Company. As described below, we recently amended our bylaws to incorporate proxy access in response to our shareholders’ support of a shareholder proxy access proposal at our 2015 annual meeting.

If this proposal is approved by the requisite vote of shareholders, the board will take action prior to our next annual shareholders’ meeting to amend our bylaws to provide that directors shall be elected by a majority of the votes cast in an uncontested director election, that is, where the number of nominees for director equals the number of directors to be elected by the shareholders at a meeting. In the event of a contested director election, that is where the number of nominees for director exceeds the number of directors to be elected by the shareholders at a meeting, directors would be elected by a plurality of the votes cast.

If this proposal is approved by the requisite vote of shareholders, the board will take action to further amend our bylaws to provide that if an incumbent director does not receive a majority of the votes cast in an uncontested election, the director will be required to promptly tender his resignation to the board. The board will determine, in consultation with our corporate governance and nominating committee, whether to accept or reject the tendered resignation. An explanation of the determination by the board will be publicly disclosed. If a resignation is accepted, the board will be authorized under our bylaws to fill any resulting vacancy as permitted by the bylaws. Our board would also approve related changes to our Corporate Governance Guidelines.

In recent years, many public companies have eliminated plurality voting in uncontested elections and adopted “majority voting” bylaws or standards that provide shareholders with more influence over the outcome of uncontested director elections. Consistent with our shareholder engagement efforts, and after careful consideration of this issue, the board is seeking the views of our shareholders on whether the board should amend the Company’s bylaws to provide for majority voting in uncontested director elections.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE BOARD’S PROPOSAL TO AMEND THE COMPANY’S BYLAWS TO REQUIRE MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS, AS DESCRIBED ABOVE.

PROPOSAL NO. 6: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-21(a) promulgated thereunder, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

We believe that our compensation programs are structured to appropriately balance guaranteed base salary and performance-based at-risk annual and long-term incentives so as to incent our executives to drive strong short- and long-term performance while providing enough ensured annual compensation in the form of base salary to discourage excessive risk taking. We believe that the success of this approach is evidenced by our total shareholder return for the one, two and three-year periods ending December 31, 2015. Our one-year (2015) total return to shareholders was 4.5%, two-year (2014-2015) total return to shareholders was 28.8%, and three year (2013-2015) total return to shareholders was 80.3%. By comparison, the S&P 500’s total return was 1.4%, 15.1% and 51.6% over the same one, two and three-year periods. We again delivered strong results in 2015, generating approximately $9.1 billion in total revenue in 2015 (a 13.8% increase from 2014), and approximately $867 million in pre-tax earnings in 2015 (a 121% increase from 2014).*

80.3%	13.8% Increase Over Prior Year	121.2% Increase Over Prior Year

Three-year Cumulative TSR	2015 Revenue $9.1 Billion	2015 Pre-Tax Earnings from Continuing Operations $867 Million

*

Total shareholder return is based on stock price changes (including FNFV group common stock since it began trading in July of 2014), the Remy and J. Alexander’s spin-offs (assuming that the underlying shares were sold on the spin closing date) and cash dividends paid. Pre-tax earnings from continuing operations is earnings before income taxes, and before equity in earnings of unconsolidated affiliates and noncontrolling interests and excluding earnings from discontinued operations, as reported in our annual financial statements for the fiscal year ended December 31, 2015.

In 2015, we also returned approximately $222 million to our shareholders in the form of cash dividends and approximately $214 million and $291 million, respectively, to our shareholders in the form of FNF Group and FNFV Group share repurchases. On May 26, 2015, BKFS, a majority-owned subsidiary of FNF that provides industry-leading mortgage technology solutions, successfully completed an initial public offering on the New York Stock Exchange, selling 20.7 million shares at $24.50 per share. In connection with this initial public offering, BKFS also successfully completed a comprehensive refinancing of its debt that significantly reduced its borrowing costs and increased its financial flexibility. As of December 31, 2015, BKFS’ closing stock price was $33.06, representing a 35% increase since the initial public offering. By comparison, the total return for the S&P 500 was 0.5% during this same period.

We currently hold our “say on pay” vote every year. At our 2015 annual meeting of shareholders, a majority of our shareholders did not approve our “say on pay” proposal, with 47% of the votes cast in favor of the proposal and 53% of the votes cast against the proposal.

Our compensation committee is committed to hearing and responding to the views of our shareholders in creating and tailoring our executive compensation programs. Following the 2015 annual meeting of shareholders, our compensation committee met with management to develop a shareholder outreach plan so they could better understand and respond to the concerns that some of our shareholders had about our 2014 “say on pay” shareholder vote. This shareholder outreach plan is described in detail in the “Compensation Discussion and Analysis” section of this proxy statement.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail our compensation philosophy and how our compensation programs operate and are designed to achieve our business and compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and disclosures, which provide detailed information on the compensation of our named executive officers.

We ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section, the compensation tables and related narrative.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on [●] shares of FNF Group stock and [●] shares of FNFV Group stock outstanding as of April 18, 2016. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of FNF Group stock or FNFV Group stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our FNF Group stock and FNFV Group stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Title of Series	Shares Beneficially Owned(1)	Percent of Series(2)
BlackRock, Inc.	FNF Group	—	—
55 East 52nd Street, New York, NY 10022	FNFV Group	4,788,220	[●]	%

Corvex Management LP	FNF Group	20,241,370	[●]	%
712 Fifth Ave., 23rd Floor, New York, NY 10019	FNFV Group	2,694,572	[●]	%

Eminence Capital, LP	FNF Group	—	—
65 East 55th St., 25th Floor, New York, NY 10022	FNFV Group	7,299,282	[●]	%

Harris Associates L.P.	FNF Group	16,461,402	[●]	%
111 S. Wacker Dr., Suite 4600, Chicago, IL 60606	FNFV Group	—	—

Highfields Capital Management LP	FNF Group	—	—
200 Clarendon Street, 59th Floor, Boston, MA 02116	FNFV Group	4,400,457	[●]	%

T. Rowe Price Associates, Inc.	FNF Group	24,128,352	[●]	%
65 East 55th St., 25th Floor, New York, NY 10022	FNFV Group	—	—

The Vanguard Group	FNF Group	15,385,411	[●]	%
100 Vanguard Boulevard, Malvern, PA 19355	FNFV Group	4,309,026	[●]	%

(1)

Based on information as of December 31, 2015 that has been publicly filed with the SEC, with the exception of shares beneficially owned by Corvex Management LP (which is based on information as of September 9, 2014 that has been publicly filed with the SEC).

(2)	Applicable percentages based on shares of our FNF Group common stock and FNFV Group common stock outstanding as of April 18, 2016.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership as of April 18, 2016 of our FNF Group stock and FNFV Group stock by:

•	each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

•	all of our executive officers and directors as a group.

Name(1)	Title of Series	Number of Shares	Number of Options(2)	Total	Percent of Total
Douglas K. Ammerman	FNF Group	84,291	32,771	117,062		*
	FNFV Group	17,983	—	17,983		*
Brent B. Bickett	FNF Group	483,060	283,920	766,980		*
	FNFV Group	249,506	—	249,506		*
Willie D. Davis	FNF Group	82,548	32,771	115,319		*
	FNFV Group	17,383	—	17,383		*
William P. Foley, II(3)	FNF Group	7,183,913	946,976	8,130,889	[●	]
	FNFV Group	2,140,514	—	2,140,514	[●	]
Michael L. Gravelle	FNF Group	224,042	330,142	554,184		*
	FNFV Group	77,815	—	77,815		*
Thomas M. Hagerty	FNF Group	126,106	98,664	224,770		*
	FNFV Group	25,678	—	25,678		*
Janet Kerr	FNF Group	4,650	—	4,650		*
	FNFV Group	—	—	—		*
Daniel D. (Ron) Lane	FNF Group	255,213	13,380	268,593		*
	FNFV Group	80,462	—	80,462		*
Richard N. Massey	FNF Group	141,009	32,771	173,780		*
	FNFV Group	11,693	—	11,693		*
Anthony J. Park(4)	FNF Group	331,852	142,124	473,976		*
	FNFV Group	125,154	—	125,154		*
Raymond R. Quirk(5)	FNF Group	1,423,843	905,129	2,328,972		*
	FNFV Group	361,750	—	361,750		*
John D. Rood	FNF Group	23,451	26,882	50,333		*
	FNFV Group	418	—	418		*
Peter O. Shea, Jr.	FNF Group	116,078	32,771	148,849		*
	FNFV Group	12,707	—	12,707		*
Cary H. Thompson	FNF Group	43,694	36,609	80,303		*
	FNFV Group	4,433	—	4,433		*
Frank P. Willey	FNF Group	1,224,431	32,771	1,257,202		*
	FNFV Group	397,972	—	397,972		*
All directors and officers (15 persons)	FNF Group	12,553,136	3,313,028	15,866,164	[●	]
	FNFV Group	3,804,179	—	3,804,179	[●	]

*	Represents less than 1% of our common stock.
(1)	The business address of such beneficial owner is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.
(2)	Includes vested options and options vesting within 60 days of April 18, 2016.
(3)

Includes 2,245,122 shares of FNF Group common stock and 748,299 shares of FNFV Group common stock held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole shareholders; and 708,106 shares of FNF Group common stock and 236,011 shares of FNFV Group common stock owned by the Foley Family Charitable Foundation.

(4)	Includes 154,653 shares of FNF Group common stock and 51,545 shares of FNFV Group common stock owned by the Anthony J. Park and Deborah L. Park Living Trusts.
(5)

Includes 1,035,630 shares of FNF Group common stock and 345,865 shares of FNFV Group common stock held by the Quirk 2002 Trust, and 47,193 shares of FNF Group common stock and 15,729 shares of FNFV Group common stock held by the Raymond Quirk 2004 Trust.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this proxy statement are set forth in the table below.

Name	Position with FNF	Age
Raymond R. Quirk	Chief Executive Officer	69
Michael J. Nolan	President	56
Roger Jewkes	Co-Chief Operating Officer	57
Brent B. Bickett	Executive Vice President – Corporate Strategy	51
Anthony J. Park	Executive Vice President and Chief Financial Officer	49
Peter T. Sadowski	Executive Vice President and Chief Legal Officer	61
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	54

Raymond R. Quirk. Mr. Quirk has served as Chief Executive Officer of FNF since December 2013. Previously, he served as the President of FNF and he has served in that position since April 2008. Previously, Mr. Quirk served as Co-President since May 2007 and Co-Chief Operating Officer of FNF from October 2006 until May 2007. Mr. Quirk was appointed as President of FNF in 2002. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer and Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally.

Michael J. Nolan. Mr. Nolan has served as President of the Company since January 2016. He served as the Co-Chief Operating Officer from September 2015 until January 2016. Additionally, he has served as President of Eastern Operations for Fidelity National Title Group since January 2013 and Executive Vice President-Division Manager since May 2010. Previously, Mr. Nolan served as Regional Manager from 2003-2010 and state and branch manager positions from 1998-2003. Since joining company in 1983, Mr. Nolan has served in numerous executive and management positions, including President, Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing direct and agency operations for the Midwest and East coast. Also, Mr. Nolan has overall responsibility for the Company’s operations in Canada as well as IPX, Fidelity’s 1031 exchange company, and FRS, Fidelity’s relocation company.

Roger Jewkes. Mr. Jewkes has served as Co-Chief Operating Officer of FNF since September 2015. Previously, he served as an Executive Vice President of FNF and was appointed to that position in 2001. Since joining FNF through an acquisition in 1987, Mr. Jewkes has served in several executive and operational management positions including President of Western Operations, Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing a significant number of direct operations along with some ancillary companies held by FNF.

Brent B. Bickett. Mr. Bickett has served as Executive Vice President of Corporate Strategy of FNF since January 2016. Mr. Bickett served as President of FNF from December 2013 until January 2016. Mr. Bickett has primary responsibility for managing FNF’s merger and acquisition activities, strategic initiatives, portfolio investments and investor relations group. Mr. Bickett joined FNF in 1999 and served as Executive Vice President, Corporate Finance, of FNF from 2003 to 2013.

Anthony J. Park. Mr. Park has served as Executive Vice President and Chief Financial Officer of FNF since October 2005. Prior to being appointed CFO of the Company, Mr. Park served as Controller and Assistant Controller of FNF from 1991 to 2000 and served as the Chief Accounting Officer of FNF from 2000 to 2005.

Peter T. Sadowski. Mr. Sadowski has served as Executive Vice President and Chief Legal Officer of FNF since 2008. Prior to that, Mr. Sadowski served as Executive Vice President and General Counsel of FNF since 1999. Mr. Sadowski also is a member of the California Coastal Conservancy.

Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010 and served in the capacity of Executive Vice President, Legal since May 2006 and Corporate Secretary since April 2008. Mr. Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993, where he served as Vice President, General Counsel and Secretary beginning in 1996 and as Senior Vice President, General Counsel and Corporate Secretary beginning in 2000. Mr. Gravelle has also served as Executive Vice President, General Counsel & Corporate Secretary of Black Knight Financial Services, Inc. since January 2014. He served as Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary of FIS from February 2010 until February 2013, and Senior Vice President, General Counsel and Corporation Secretary of Remy from February 2013 until March 2015.

Compensation Discussion and Analysis

The following discussion and analysis of compensation programs should be read with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2015, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. Our named executive officers, and their titles, in 2015 were:

•	William P. Foley, II, our Executive Chairman of the Board;

•	Raymond R. Quirk, our Chief Executive Officer;

•	Brent B. Bickett, our President;

•	Anthony J. Park, our Executive Vice President and Chief Financial Officer; and

•	Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary.

Effective January 8, 2016, Mr. Foley transitioned from Executive Chairman of the Board to Chairman of the Board, a non-executive position. Effective January 1, 2016, Mr. Bickett transitioned from President to Executive Vice President, Corporate Strategy and Michael Nolan became President.

EXECUTIVE SUMMARY

Financial Highlights

FNF has performed well for our shareholders over the past several years, materially outpacing the S&P 500. As reflected in the chart below, FNF’s one-year (2015) total return to shareholders was 4.5%, two-year (2014-2015) total return to shareholders was 28.8%, and three year (2013-2015) total return to shareholders was 80.3%. By comparison, the S&P 500’s total return was 1.4%, 15.1% and 51.6% over the same one, two and three-year periods. (1)

(1)

Total shareholder return is based on stock price changes (including FNFV group common stock since it began trading in July of 2014), the Remy and J. Alexander’s spin-offs (assuming that the underlying shares were sold on their closing dates on December 31, 2014 and September 28, 2015, respectively) and cash dividends paid. Pre-tax earnings from continuing operations is earnings before income taxes, and before equity in earnings of unconsolidated affiliates and noncontrolling interests and excluding earnings from discontinued operations, as reported in our annual financial statements for the fiscal year ended December 31, 2015.

In 2015, we again delivered strong operating results, generating approximately $9.1 billion in total revenue in 2015 (a 13.8% increase from 2014), and approximately $867 million in pre-tax earnings from continuing operations in 2015 (a 121.2% increase from 2014).

80.3%	13.8% Increase Over Prior Year	121.2% Increase Over Prior Year

Three-year Cumulative TSR	2015 Revenue $9.1 Billion	2015 Pre-Tax Earnings from Continuing Operations $867 Million

In 2015, we also returned approximately $222 million to our shareholders in the form of cash dividends and approximately $214 million and $291 million, respectively, to our shareholders in the form of FNF Group and FNFV Group share repurchases.

On May 26, 2015, BKFS, a majority-owned subsidiary of FNF that provides industry-leading mortgage technology solutions, successfully completed an initial public offering on the New York Stock Exchange, selling 20.7 million shares at $24.50 per share. In connection with this initial public offering, BKFS also successfully completed a comprehensive refinancing of its debt that significantly reduced its borrowing costs and increased its financial flexibility. As of December 31, 2015, BKFS’ closing stock price was $33.06, representing a 35% increase since the initial public offering. By comparison, the total return for the S&P 500 was 0.5% during this same period.

Pay for Performance

The primary goal of our executive compensation programs in 2015 was to drive continued growth and successful execution of our strategic business objectives. We sought to achieve this goal by:

•	tying material portions of our named executive officers’ compensation to the performance of our core title operations and the FNFV companies and investments;

•

structuring our performance-based programs to focus our named executive officers on attaining pre-established, objectively-determinable key performance goals that are aligned with and support our key strategic business objectives in our various operations, which, in turn, are aimed at growing shareholder value for both our FNF Group and FNFV Group shareholders;

•	recognizing our executives’ leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements; and

•	attracting, motivating, and retaining a highly qualified and effective management team that can deliver superior performance and build shareholder value over the long term.

As in past years, in 2015, there was a direct correlation between our named executive officers’ pay and our performance. Here are a few highlights:

•

In our title segment at FNF, we achieved a blended 196.4% of our targeted adjusted title revenue and adjusted title pre-tax profit margin goals as set by our compensation committee under our annual incentive plan. We refer to these measures as title revenue and pre-tax title margin. In 2015, 50% of Mr. Foley’s and 70% of Mr. Gravelle’s salary and target annual incentive opportunities were allocated to FNF. Consistent with this strong performance, Mr. Foley earned an annual incentive equal to 292.8% of his FNF allocated salary and Messrs. Quirk, Bickett, Park and Gravelle earned an annual incentive equal to 196.4% of their respective FNF salaries. See the “FNF Annual Incentive Performance Measures and Results” section below.

•

In our BKFS business, BKFS achieved a blended 146% of our targeted adjusted revenue growth and adjusted EBITDA margin growth goals as set by the BKFS compensation committee under its annual incentive plan. In 2015, 25% of Mr. Foley’s and 30% of Mr. Gravelle’s salary and target annual incentive opportunity were allocated to BKFS. Consistent with this strong performance, Mr. Foley earned an annual incentive equal to 192% of his BKFS allocated salary and Mr. Gravelle earned an annual incentive equal to 146% of his BKFS allocated salary. See the “BKFS and ServiceLink Annual Incentive Measures and Results” section below.

•

In our ServiceLink business, ServiceLink achieved a blended 131.3% of our adjusted title revenue growth and adjusted pre-tax profit margin goals as set by the ServiceLink compensation committee under its annual incentive plan. In 2015, 25% of Mr. Foley’s salary and target annual incentive opportunity was allocated to ServiceLink. Consistent with this strong performance, Mr. Foley earned an annual incentive equal to 168% of his ServiceLink allocated salary. See the “BKFS and ServiceLink Annual Incentive Measures and Results” section below.

•

On September 29, 2015, we distributed all of our shares of J. Alexander’s to FNFV shareholders in a spin-off transaction that was generally tax-free to FNFV shareholders for U.S. federal income tax purposes, except to the extent of any cash received in lieu of J. Alexander’s fractional shares. Based on J. Alexander’s five-day average closing stock price, FNFV’s 87% ownership stake was valued at approximately $132.1 million, which represents a gain of $16.7 million from J. Alexander’s value as of July 1, 2014. Under the terms of our previously established Investment Success Incentive Program, 10% of this shareholder liquidity event driven gain was credited to an investment pool for payment to Messrs. Foley, Bickett, Park, Gravelle and other FNF employee participants.

•

We have created individual bonus performance criteria tied to each of the core FNF and FNFV businesses and incented (and paid) our executives based on their estimated time in each such FNF and FNFV business; thereby creating a direct and objective link between pay and performance.

*

Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. The measures are adjusted to exclude the impact of certain non-recurring and other items. We explain how we calculate these measures in the “Analysis of Compensation Components” section below.

To demonstrate the relationship between our Chairman’s and our CEO’s compensation and our performance over the past three years, a comparison of total shareholder return to our Chairman’s and our CEO’s compensation is presented in the charts below.

*

These charts assume that $100 was invested in FNF Group common stock at December 31, 2012 through December 31, 2015 with reinvestment of cash dividends into FNF Group common stock and sale of Remy and J. Alexander’s shares on their respective distribution dates and those proceeds reinvested in FNFV Group common stock.

SHAREHOLDER OUTREACH AND CHANGES TO OUR COMPENSATION PROGRAMS IN 2015

Our compensation committee is committed to hearing and responding to the views of our shareholders in creating and tailoring our executive compensation programs. Following the 2015 annual meeting of shareholders and the 2014 “say on pay” shareholder vote, our compensation committee met with management to develop a shareholder outreach plan, so they could better understand and respond to the concerns that some of our shareholders had about our compensation programs. The outreach plan that was decided on was for our President, Executive Vice President, Chief Financial Officer, and Treasurer to meet with our investors in break-out sessions at investor conferences, as well as in independent one-on-one investor meetings, to discuss our business and stock price performance, as well as discuss and receive feedback on our compensation programs. In this regard, we met with investors at 9 investor conferences and numerous one-on-one meetings. The investors with whom we met in 2015 represented 18 of our top 30 FNF Group shareholders and 14 of our top 30 FNFV Group shareholders, who collectively owned more than 40% of our shares (including both FNF Group and FNFV Group shares) as of December 31, 2015. The feedback we received from these shareholders principally related to the amount of Mr. Foley’s compensation in 2013 and 2014, which management communicated to the compensation committee. Our compensation committee then directly reached out to one of our top three largest shareholders to discuss our compensation programs. This shareholder provided the compensation committee with the same feedback about Mr. Foley’s 2013 and 2014 compensation.

In light of the investor feedback we received, we would like to highlight the following policies and improvements to our compensation programs:

Policy	Improvements
Size of Mr. Foley’s Compensation in 2013 and 2014

As disclosed in the “Summary Compensation Table” below, Mr. Foley’s total compensation in 2015 was $15.7 million, 80% lower than his 2014 total compensation of $80.4 million and 69% lower than his 2013 total compensation of $51 million. Beginning in January 2016, Mr. Foley transitioned to non-executive Chairman positions at FNF and ServiceLink. In this new role, Mr. Foley will no longer participate in the FNF or ServiceLink annual cash incentive plans. As discussed in prior proxy statements, a significant portion of Mr. Foley’s 2013 and 2014 compensation related to one-time, transaction-specific compensation events under our liquidity-driven investment incentive programs and the synergy incentive plan we implemented in connection with the LPS acquisition, as well as front-loaded equity grants at FNFV and BKFS (the full grant date value of which was required to be reported in the year of grant under SEC disclosure rules), which were intended to focus Mr. Foley’s efforts on these new and strategically important businesses, with the goal of creating superior shareholder returns. The reduction of Mr. Foley’s compensation in 2015 reflected (a) the prior completion of many of the one-time events that triggered the 2013 and 2014 incentive payouts, (b) the termination of the synergy incentive plan at the end of 2014, and (c) our decision not to make additional FNFV, ServiceLink or BKFS equity grants to Mr. Foley in 2015.

Complexity of Our Compensation Programs

We simplified our compensation programs in 2015. We granted only FNF Group equity awards to our named executive officers. No FNFV, BKFS or ServiceLink equity awards were granted to our named executive officers. Additionally, after achieving more than $312 million of synergies in BKFS arising from our acquisition of LPS, which was more than double our original synergy estimate of $150 million, we terminated our Synergy Incentive Program on December 31, 2014. Finally, as noted above, we further simplified Mr. Foley’s compensation in 2016 by removing him from the FNF and ServiceLink annual incentive plans.

Multiple Metric Adjustments, Opportunities for Discretion, and Measurement Periods

We believe our performance metric adjustments, our reservation of negative discretion, and multiple time measurement periods are appropriately structured to help us drive shareholder value, and help to create a balance between short-term, medium-term and long-term incentives; thereby mitigating the risk that our executives might sacrifice long-term results for short-term rewards. The payout formulas under our incentive plans are based on objective (and not subjective) criteria, except with regard to negative discretion, where the compensation committee has the authority to reduce (but not increase) an executive’s incentive. The performance measures used under our incentive plans are formulaic, established by the compensation committee in writing not later than 90 days into the applicable performance period, and, as applicable, payment amounts are determined based on audited and reported financial results. The permitted adjustments to our metrics are established by our compensation committee at the same time the formulas are approved, not after the fact. We believe these adjustments are an important component of our goals, as they exclude certain one-time acquisition and accounting adjustments, focusing the incentives on the effectiveness of our executives in managing controllable operational and financial performance. For example, when measuring performance against our pre-established goals, we adjust results for the effect of acquisitions, divestitures,

Policy	Improvements

purchase accounting, realized gains and losses, and other unusual items. We also exclude gains or losses from non-controlling interests and gains attributable to our title investment portfolio. The measurement periods used in our 2015 compensation programs were the calendar year for our annual cash incentives, three years for our performance-based restricted stock awards, and four and a half years for our Investment Success Incentive Program.

Cash Payments Under the Investment Success Incentive Program on the Basis of our Receipt of Shares in the Comdata Acquisition

We believe that the structure of our Investment Success Incentive Program is sound. In the sale by Ceridian of Comdata in 2014 to Fleetcor Technologies, Inc., a New York Stock Exchange listed company, the sale consideration was paid in shares of FleetCor common stock. As a result of the sale, we indirectly acquired approximately 2.39 million shares of FleetCor common stock valued at approximately $351.2 million. Under the terms of the Investment Success Incentive Program, in 2014, 10% of the excess of the value of the sale consideration over the base value of the investment that we used to measure gain under the program was eligible to be distributed to plan recipients. As disclosed in last year’s proxy statement, our compensation committee exercised its negative discretion and paid out only 75% of the eligible payments and held back 25% of the eligible payments to mirror the amount of sale proceeds held in an escrow account to cover possible future indemnification claims. In 2015, after the shares had appreciated by approximately $3.50 per share, we sold approximately 1.95 million shares for approximately $293.6 million. The remaining FleetCor shares were valued at approximately $63.5 million as of December 31, 2015. This year, as expected, we received approximately 29% of the FleetCor shares out of escrow and our compensation committee approved paying a commensurate percentage amount (based on the closing date FleetCor share price (and not the higher payment date FleetCor share price) of the held back Investment Success Incentive Plan proceeds to the eligible recipients. These conservative and deliberate actions benefitted our shareholders and not management.

Overall, we believe that we have been highly responsive to our shareholders’ concerns, and have created and continued compensation programs that achieved our strategic corporate objectives, focused our executives on achieving superior operating results and shareholder returns, balanced short-term and long-term incentives, and maintained a strong correlation between pay and performance.

GOVERNANCE AND COMPENSATION BEST PRACTICES

We periodically review our compensation programs and make adjustments that are believed to be in the best interests of our company and our shareholders. As part of this process, we review compensation trends and consider current best practices, and make changes in our compensation programs when we deem it appropriate, all with the goal of continually improving our approach to executive compensation.

Some of the improvements made and actions taken in recent years by our compensation committee or full board of directors include the following:

•	amending our Certificate of Incorporation to permit shareholder action by written consent;

•	amending our Certificate of Incorporation to eliminate all supermajority voting provisions;

•	amending our bylaws to permit “proxy access”;

•	decreasing the number and amount of perquisites provided to our named executive officers;

•	setting a high ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based compensation);

•

eliminating modified single-trigger severance provisions that provide for payments upon a voluntary termination of employment following a change in control in each of our named executive officers’ employment agreements;

•	eliminating excise tax gross ups;

•	adopting a policy to clawback any overpayments of incentive-based or share-based compensation attributable to restated financial results;

•	adding a performance-based vesting provision in restricted stock grants to our officers, including our named executive officers;

•	providing enhanced transparency in our executive compensation disclosure;

•	using a thorough methodology for comparing our executive compensation to market practices;

•

requiring that any dividends or dividend equivalents on FNF Group restricted stock and other awards that are subject to performance based vesting conditions be subject to the same underlying vesting requirements applicable to the awards—that is, no payment of dividends or dividend equivalents are made unless and until the award vests;

•	using a shorter expiration period of seven years for our stock options rather than a ten year period used by a majority of companies;

•	adopting a policy that annual grants of stock options and restricted stock (including FNFV Group restricted stock) will utilize a vesting schedule of not less than three years;

•	separating the positions of Chief Executive Officer and Chairman;

•	appointing an independent lead director to help manage the affairs of our board of directors;

•

using an independent compensation consultant who reports solely to our compensation committee, and who does not provide our compensation committee services other than executive compensation consulting;

•

significantly increasing the required executive stock ownership multiples, for example, the multiples were increased from five times base salary to ten times base salary for our Executive Chairman and from two times base salary to five times base salary for our President;

•	amending our equity incentive plan to prohibit the repricing of stock options and SARs, and to prohibit the cash buy-out of the same; and

•	adopting a policy prohibiting hedging and pledging transactions involving FNF Group and FNFV Group securities.

As part of our compensation governance program, we also observe the following practices:

•	employment agreements with our named executive officers do not contain multi-year guarantees for salary increases, non performance based bonuses or guaranteed equity compensation;

•	we do not provide income tax reimbursements on executive perquisites or other payments;

•	all of our cash and equity incentive plans are capped at maximum levels; and

•

the change in control provisions in our compensation programs trigger upon consummation of mergers, consolidations and other corporate transactions, not upon shareholder approval or other pre-consummation events.

OVERVIEW OF OUR COMPENSATION PROGRAMS

Our compensation programs are linked to our business objectives and organizational structure and operations. Consequently, understanding our compensation programs requires a brief overview of our business, our organizational structure and our operations. Our compensation programs fall into three categories: (1) our FNF core operations, (2) BKFS and ServiceLink, and (3) the FNFV companies and investments.

(1) Core Operations. FNF has a long, successful history of being the leading provider of title insurance, technology and transaction services to the real estate and mortgage industries, or our core operations. Our core operations have generated significant operating cash flows over time, which have been used to make strategic investments, including investments in FNFV, which are intended to diversify our balance sheet and generate long term shareholder returns. In our core operations we are a leader in market share, revenue, profit margin, and cash flows. To incent our executives to achieve strong performance in our core operations:

•	We used key performance measures of our core operations for our annual cash incentive program—adjusted title revenue and adjusted pre-tax title margin relating to our title segment.

•	We granted performance-based restricted stock tied to pre-tax title margin and time-based stock options in our FNF Group common stock.

(2) BKFS and ServiceLink. BKFS, a majority-owned subsidiary of FNF, owns and operates the technology, data and analytics business of the former LPS. BKFS completed an initial public offering and began trading on the New York Stock Exchange in 2015. ServiceLink, another majority-owned subsidiary, owns and operates the transaction services business of the former LPS and the legacy FNF ServiceLink businesses. The following incentives were part of our compensation strategy to foster our ongoing strategy to successfully operate the BKFS and ServiceLink businesses:

•

To reflect the key role Mr. Foley plays in developing and implementing our BKFS and ServiceLink business strategies, a portion of Mr. Foley’s 2015 annual cash incentive was provided under programs of BKFS and ServiceLink. Similarly, a portion of Mr. Gravelle’s annual cash incentive compensation was provided under programs of BKFS. The annual cash incentive programs focus on adjusted revenue, adjusted EBITDA margin growth and pre-tax margins (for ServiceLink) within those operations.

(3) FNFV Companies and Investments. We have been very successful with the FNFV companies and investments, which include majority and minority investments in American Blue Ribbon Holdings, LLC, or ABRH, J. Alexander’s, Digital Insurance, Inc., or Digital Insurance, and Ceridian. ABRH is the owner and operator of O’Charley’s, Ninety Nine Restaurants, Village Inn and Baker’s Square, and J. Alexander’s is the owner and operator of J. Alexander’s and Stoney River Legendary Steaks. We refer to ABRH and J. Alexander’s as the Restaurant Group. The FNFV companies and investments had a book value of approximately $969 million on December 31, 2015. Two significant events relating to FNFV shares and our FNFV companies and investments occurred in 2015.

•

On September 28, 2015, we distributed our shares of J. Alexander’s to FNFV shareholders in a spin-off transaction that was generally tax-free to FNFV shareholders for U.S. federal income tax purposes, except to the extent of any cash received in lieu of J. Alexander’s fractional shares.

•

On March 20, 2015, we closed a tender offer in which we purchased approximately 12.3 million shares of FNFV Group stock at a purchase price of $15.00 per share, for an aggregate purchase price of $185 million.

Our named executive officers, other than Mr. Quirk who is less involved in the FNFV companies and investments, have had a significant influence on the long-term strategy and performance of the FNFV companies and investments. Mr. Foley, in particular, has been the architect of FNF’s acquisition and investment strategies over the years, with respect to both the FNFV companies and investments and acquisitions of businesses within our core operations. Consequently, we tie a significant portion of their compensation to the success of these investments. We believe that by incenting executives to focus on the success of the FNFV companies and investments, these programs lead to better financial results for our investments, which, in turn, leads to better returns for our shareholders. We believe that the most important performance measure related to the FNFV companies and investments is the growth in the fair value of the FNFV companies and investments. Consequently, in 2015 we used the following incentive program to help us achieve our objectives relating to the FNFV companies and investments:

•

Our Investment Success Incentive Program, which provides cash incentives in connection with certain liquidity events relating to the FNFV companies and investments, with incentive amounts tied to measurable increases in the value of the FNFV companies and investments since the July 1, 2014 start date of the program.

COMPONENTS OF TOTAL COMPENSATION AND PAY MIX

We compensate our named executive officers primarily through a mix of base salary, annual cash incentives and long-term equity-based incentives tied to each of our tracking stocks, as well as through investment or business-specific incentives such as the Investment Success Incentive Program. We also provide our named executive officers with the same retirement and employee benefit plans that are offered to our other employees, as well as limited other benefits, although these items are not significant components of our compensation programs. The following table provides information regarding the elements of compensation provided to our named executive officers in 2015:

Category of Compensation	Type of Compensation	Purpose of the Compensation

Cash Compensation:	Salary	Salary provides a level of assured, regularly-paid, cash compensation that is competitive and helps attract and retain key employees.

Short-term Performance-based Cash Incentives:	Annual Cash Incentive Relating to Our Core Operations Annual Cash Incentive Relating to BKFS and ServiceLink Operations

Cash incentives under the FNF annual incentive plan are designed to motivate our employees to work towards achieving our key annual title revenue and pre-tax title margin goals.

Mr. Foley has 50% of his annual incentive tied directly to our performance, 25% of his annual incentive tied directly to the performance of BKFS and 25% of his annual incentive tied directly to the performance of ServiceLink. Mr. Gravelle has a portion (30%) of his annual incentive tied directly to the performance of BKFS. We tied their annual incentives directly to financial performance goals at BKFS and ServiceLink (in the case of Mr. Foley) and to the groups that they support so that they would have a short-term cash incentive tied to each entity’s key annual performance metrics.

Long-term Equity Incentives:	Performance-Based FNF Group Restricted Stock

These awards are in our FNF Group common stock. Performance-based restricted stock helps to tie our named executive officers’ long-term financial interests to our pre-tax title margin and to the long-term financial interests of FNF Group shareholders, as well as to retain key executives through a three-year vesting period and maintain a market competitive position for total compensation.

FNF Group Stock Options

These awards are in our FNF Group common stock. Stock options help to tie our named executive officers’ long-term financial interests to the long-term financial interests of FNF Group common shareholders as they are worth nothing unless our stock price rises after grant. The price of our FNF Group common stock must appreciate by approximately 15% over the expected term of the option for the executive to earn the targeted compensation upon exercise of the option.

Category of Compensation	Type of Compensation	Purpose of the Compensation

Investment/Business Specific Incentives:	Investment Success Incentive Program

Our Investment Success Incentive Program is designed to help us maximize our return on investment in the FNFV companies and investments by aligning a significant portion of the executive’s long-term incentive compensation with our return related to the investments. The purpose of the programs is to retain and incentivize executives to identify and execute on monetization and liquidity opportunities that will maximize returns.

Benefits & Other:	ESPP, 401(k) Plan, health insurance and other benefits

Our named executive officers’ benefits generally mirror our company-wide employee benefit programs. For security reasons and to make travel more efficient and productive for our named executive officers, they are eligible to travel on our corporate aircraft. We require that Mr. Foley travel on our corporate aircraft.

Allocation of Total Compensation for 2015

The following charts and table show the allocation of 2015 Total Compensation reported in the Summary Compensation Table among the components of our compensation programs:

2015 Compensation Mix

	Salary	Annual Cash Incentives (FNF)*	Performance- Based Restricted Stock (FNF)	Stock Options (FNF)	FNFV Companies and Investments Incentive Programs (FNFV)	Benefits and Other	Total
Raymond R. Quirk	11.0%	32.4%	36.8%	16.2%	—	3.6%	100.0%
Anthony J. Park	17.5%	34.3%	29.4%	10.5%	2.4%	5.9%	100.0%
William P. Foley, II	5.4%	28.9%	33.3%	14.7%	12.3%	5.4%	100.0%
Brent B. Bickett	12.7%	37.4%	24.1%	10.9%	6.8%	8.1%	100.0%
Michael L. Gravelle	14.1%	49.6%	21.9%	7.8%	1.8%	4.8%	100.0%

*

For Mr. Foley, this amount also includes BKFS and ServiceLink annual cash incentives. For Mr. Gravelle, this amount also includes BKFS annual cash incentives and a one-time cash bonus for his significant contributions towards the success of the BKFS IPO and debt refinancing.

As illustrated above, a significant portion of each named executive officer’s total compensation is based on performance-based cash and equity incentives that are tied to our financial performance, stock and equity price and the performance of the FNFV companies and investments. Combined, performance-based forms of compensation comprised between 58.6% and 89.2% of our named executive officers’ total compensation in 2015.

Our compensation committee believes this emphasis on performance-based incentive compensation is an effective way to use compensation to help us achieve our business objectives while directly aligning our executive officers’ interests with the interests of our shareholders.

Analysis of Compensation Components

Base Salary

Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by its external independent compensation consultant, Strategic Compensation Group, LLC, or Strategic Compensation Group, as well as a number of qualitative factors, including each named executive officer’s experience, knowledge, skills, level of responsibility and performance. None of our named executive officers received an increase in their base salaries in 2015. Mr. Foley received 25% of his base salary from BKFS and 25% from ServiceLink, and 30% of Mr. Gravelle’s 2015 base salary was paid by BKFS.

Annual Performance-Based Cash Incentives

We award annual cash incentives based upon the achievement of pre-defined business and financial objectives relating to our core operations, which are specified in the first quarter of the year. Annual incentives play an important role in our approach to total compensation, as they motivate participants to achieve key fiscal year objectives by conditioning the payment of incentives on the achievement of defined, objectively determinable financial performance goals.

In the first quarter of 2015, our compensation committee approved the fiscal year FNF business performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance. No annual incentive payments are payable to a named executive officer if the pre-established, minimum performance levels are not met, and payments are capped at a maximum performance payout level. The financial performance results are derived from our annual financial statements (and reported in our Annual Report on Form 10-K filed with the SEC), which are subject to an audit by our independent registered public accounting firm, KPMG LLP. However, as discussed below, we use financial measures as performance targets for our named executive officers that differ from the comparable GAAP measures reported in our financial statements. The incentive award target opportunities are expressed as a percentage of the individual’s base salary. Our named executive officers’ 2015 target percentages were the same as their 2014 target percentages, except that Mr. Gravelle’s target percentage was reduced to 100%, which was his target percentage prior to his employment with Remy which FNF spun off on December 31, 2014. Mr. Gravelle ceased to be an employee of Remy in March 2015.

The amount of the annual incentives actually paid depends on the level of achievement of the pre-established goals as follows:

•	If threshold performance is not achieved, no incentive will be paid.

•	If threshold performance is achieved, the incentive payout will equal 50% of the executive’s target incentive opportunity.

•	If target performance is achieved, the incentive payout will equal 100% of the executive’s target incentive opportunity.

•	If maximum performance is achieved, the incentive payout will equal 200% (300% for Mr. Foley) of the executive’s target incentive opportunity.

•	Between these levels, the payout is prorated.

An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a company. The performance targets for the FNF incentive plan are approved by our compensation committee and are based on discussions between management and our compensation committee. Target performance levels are intended to be difficult to achieve, but not unrealistic. Maximum performance levels are established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels.

In setting 2015 performance targets under our annual incentive plans, our compensation committee considered the following factors, which are discussed in more detail below:

•	the Mortgage Bankers Association’s projection that mortgage originations would decline;

•	our 2015 business plan;

•	2015 performance targets as compared to 2014 performance targets and 2014 actual performance;

•	alignment of the 2015 performance targets with the investment community’s published projections for us and our publicly-traded title company competitors; and

•	the effect that reaching performance targets would have on our growth and margins.

In 2015, Mr. Foley received one-half of his target annual incentives under BKFS’s and ServiceLink’s annual incentive plans. The BKFS and ServiceLink plans were approved by their respective compensation committees, and the plans’ structures are similar to the FNF annual incentive plan. The BKFS plan ties the payment of incentives to the achievement of adjusted revenue growth and adjusted EBITDA margin goals at BKFS. The ServiceLink plan ties the payment of incentives to the achievement of adjusted revenue and adjusted pre-tax margin at ServiceLink. The methodology for calculating adjusted revenue and adjusted EBITDA for this purpose is discussed below. The financial performance results for the BKFS annual incentive plan are derived from its annual financial statements (and reported on BKFS’s Annual Report on Form 10-K filed with the SEC), which is also audited by KPMG LLP. The financial performance results for the ServiceLink annual incentive plan are derived from its respective annual financial statements. In setting 2015 performance targets under the BKFS and ServiceLink incentive plans, the compensation committees of BKFS and ServiceLink considered the following:

•	the Mortgage Bankers Association’s projection that mortgage originations would decline;

•	consistency among 2015 performance targets and BKFS’s and ServiceLink’s 2015 business plans; and

•	the effect that reaching performance targets would have on BKFS’s and ServiceLink’s growth and margins.

FNF Annual Incentive Performance Measures and Results

The 2015 performance goals under the FNF incentive plan were based on title revenue and pre-tax title margin relating to our title segment. We replaced return on equity with title revenue to provide a stronger focus on title results. We believe that these performance measures are among the most important measures of the financial performance of our core business, and they can have a significant impact on long-term stock price and the investing community’s expectations. When combined with the strong focus on long-term shareholder return created by our equity-based incentives and our named executive officers’ significant stock ownership, and the focus on maximizing return for our FNFV companies and investments created by our Investment Success Incentive Program, these two annual performance measures provide a degree of checks and balances, requiring our named executive officers to consider both short-term and long-term performance of our businesses and investments. The annual incentive performance targets are synchronized with shareholder expectations, desired increase in our stock price, our annual budget, our long-term financial plan, and our board of directors’ expectations.

In the following table, we explain how we calculate the performance measures and why we use them.

Performance Measure	How Calculated	Reason for Use
Title Revenue	Title revenue is based on GAAP revenue from our title segment as reported in our annual financial statements, excluding realized gains and losses.

Title revenue is an important measure of our growth, our ability to satisfy our clients and gain new clients and the effectiveness of our services and solutions. Title revenue is widely followed by investors.

Pre-Tax Title Margin

Pre-tax title margin is determined by dividing the earnings before income taxes and non-controlling interests from our title segment, excluding realized gains and losses, purchase accounting amortization and other unusual items, by total revenues of the title segment excluding realized gains and losses.

We selected pre-tax title margin as a measure for the short-term incentives because it is a financial measure that is significantly influenced by the performance of our executives, and it aligns the executives’ short-term incentive opportunity with one of our key corporate growth objectives and is commonly used within the title industry.

The threshold, target and maximum goals relating to these measures correlate with our 2015 strategic financial plan, which was based on our forecasted originations for 2015 and the relative mix of purchase versus refinance originations. These expectations are based on forecasts provided by the Mortgage Bankers Association (MBA), Fannie Mae, Freddie Mac, anticipated changes in interest rates and recent and expected industry and company trends. We prepare a base plan as well as upside and downside scenarios, which, taken together, form the strategic financial plan and the basis of the performance measure targets. To establish threshold and maximum goals, percentage adjustments were applied to the target goals. The Pre-Tax Title Margin threshold and maximum goals were set at 3% below and 3% above the target, respectively, and Title Revenue threshold and maximum goals were set at 10% below and 10% above the target, respectively. Target performance levels are intended to be difficult to achieve, but not unrealistic. Maximum performance levels are established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. All of the goals are subject to review and approval by our compensation committee.

Our 2015 results exceeded target thresholds due to numerous factors including a stronger than projected origination market, driven primarily by a stronger than expected refinance market. For example, at February 20, 2015 the MBA forecasted $1.2 trillion in mortgage originations for 2015, however the actual 2015 originations reported in their February 18, 2016 release were $1.6 trillion, 33% higher than their projection. Our 2015 results were also favorably impacted by a stronger than expected commercial market.

Set forth below are the 2015 weightings of the threshold, target and maximum performance levels (which include ServiceLink and exclude BKFS), and 2015 performance results under the FNF incentive plan. Dollar amounts are in millions.

Performance Metric	Weight	Threshold	Target	Maximum	Results
Title Revenue (Title Segment)	25%	$5,316.8	$5,907.50	$6,498.30	$6,414.00

Pre-Tax Title Margin (Title Segment)	75%	8.13%	11.13%	14.13%	14.28%

The table below shows each named executive officer’s target percentage under our annual incentive plan, the calculation of their 2015 incentive awards based on the 2015 performance multiplier from the results shown in the tables above, and the amounts earned under the annual incentive plans.

Name	2015 Base Salary	2015 Annual Incentive Target (%)	2015 Annual Incentive Target ($)	2015 Performance Multiplier	2015 Total Incentive Earned
Raymond R. Quirk	$780,000	150%	$1,170,000	196.4%	$2,298,016

Anthony J. Park	$435,000	100%	$435,000	196.4%	$854,391

William P. Foley, II*	$425,000	225%	$956,250	292.8%	$2,800,123

Brent B. Bickett	$550,500	150%	$825,750	196.4%	$1,621,869

Michael L. Gravelle**	$352,000	100%	$352,000	196.4%	$691,369

*

Mr. Foley received 50% of his 2015 base salary from FNF, 25% from BKFS and 25% from ServiceLink. Similarly, 50% of Mr. Foley’s total target annual incentive opportunity was provided under FNF’s annual incentive plan, 25% was provided under BKFS’s incentive plan and 25% was provided under ServiceLink’s incentive plan. This table only reflects the base salary and annual incentives provided by FNF.

**

Mr. Gravelle received 70% of his 2015 base salary from FNF and 30% from BKFS. Similarly, 70% of Mr. Gravelle’s total target annual incentive opportunity was provided under FNF’s annual incentive plan and 30% was provided under BKFS’s incentive plan. This table only reflects the base salary and annual incentives provided by FNF.

The relative amounts earned by Messrs. Quirk and Foley reflect the scope of their duties and responsibilities. Mr. Quick’s focus is solely with respect to our core title operations, whereas Mr. Foley focuses on both our core title operations and the FNFV companies and investments.

BKFS and ServiceLink Annual Incentive Measures and Results

Mr. Foley is the only named executive officer who participated in both the BKFS and ServiceLink annual incentive plans. Mr. Gravelle participated in the BKFS annual incentive plan. The 2015 performance goals under the BKFS plan were adjusted revenue growth and adjusted EBITDA margin. In 2015, the BKFS compensation committee replaced adjusted revenue with adjusted revenue growth and adjusted EBITDA with adjusted EBITDA margin under the BKFS annual incentive plan to provide a stronger focus on growth, new customers, retention, efficiencies and operating results. The 2015 performance goals under the ServiceLink plan were adjusted revenue and adjusted pre-tax margin. In 2015, the ServiceLink compensation committee replaced EBITDA with pre-tax margin under the ServiceLink annual incentive plan to provide a stronger focus on profitability, efficiency, and operating results and lowered the weight on adjusted revenue to 25% from 40% to place more weight on margin and profitability. We consider these performance goals to be among the most important measures in evaluating the financial performance of these businesses. They also provide a degree of checks and balances that requires participants to consider both short-term and long-term performance. In the following table, we explain how we calculate the performance measures under the BKFS annual incentive plan and why we use them.

Performance Measure	How Calculated	Reason for Use
Adjusted Revenue Growth

Based on comparing the GAAP revenue reported in the annual financial statements of BKFS, adjusted for the effect of acquisitions, divestitures, purchase accounting and other unusual items for 2015 to adjusted revenue for 2014. In determining adjusted revenue for 2014, Property Insight is included for the full year in accordance with GAAP.

Adjusted revenue is an important measure of the growth of BKFS, our ability to satisfy our clients and gain new clients and the effectiveness of our services and solutions. Adjusted revenue is widely followed by investors.

Adjusted EBITDA Margin	GAAP operating income of BKFS, excluding depreciation and amortization from continuing operations, adjusted for certain other non-recurring revenue and expense items divided by adjusted revenues.

Adjusted EBITDA margin reflects the operating strength and efficiency of BKFS. It also reflects our ability to convert revenue into operating profits for shareholders. Adjusted EBITDA margin is a common basis for enterprise valuation by investment analysts and is widely followed by investors.

Set forth below are the 2015 weightings of the threshold, target and maximum performance levels, and 2015 performance results under the BKFS annual incentive plan.

Performance Metric	Weight	Threshold	Target	Maximum	Results
Adjusted Revenue Growth	40%	4%	6%	8%	8.7%

Adjusted EBITDA Margin	60%	42%	44%	46%	44.2%

The table below shows each of Mr. Foley’s and Mr. Gravelle’s BKFS base salary, target percentage of base salary, and the amount earned and paid under the BKFS annual incentive plan.

Name	2015 Base Salary	2015 Annual Incentive Target (%)	2015 Annual Incentive Target ($)	2015 Performance Multiplier	2015 Total Incentive Earned
William P. Foley, II	$212,500	225%	$478,125	192%	$918,000

Michael L. Gravelle	$148,000	100%	$148,000	146%	$216,080

In the following table, we explain how we calculate the performance measures under the ServiceLink annual incentive plan and why we use them.

Performance Measure	How Calculated	Reason for Use
Adjusted Revenue	All revenues sourced and managed by ServiceLink’s operations, including those under work-share agreements.	Adjusted revenue is an important measure of the growth of ServiceLink, our ability to satisfy our clients and gain new clients and the effectiveness of our services and solutions.

Adjusted Pre-Tax Margin

Income before income taxes, excluding interest expense, profits interest expense, management fees, purchase accounting depreciation and amortization and significant non-recurring expenses divided by adjusted revenue.

We selected adjusted pre-tax margin as a measure for the short-term incentives because it is a financial measure that is significantly influenced by the performance of our executives, and it aligns the executives’ short-term incentive opportunity with one of our key corporate growth objectives and is commonly used within the industry

Set forth below are the 2015 weightings of the threshold, target and maximum performance levels, and 2015 performance results under the ServiceLink annual incentive plan. Dollar amounts are in millions.

Performance Metric	Weight	Threshold	Target	Maximum	Results
Adjusted Revenue	25%	$812.0	$902.2	$992.4	$862.7

Adjusted Pre-Tax Margin	75%	8.2%	10.2%	12.2%	11.2%

The table below shows Mr. Foley’s ServiceLink base salary, target percentage of base salary, and the amount earned and paid under the ServiceLink annual incentive plan.

Name	2015 Base Salary	2015 Annual Incentive Target (%)	2015 Annual Incentive Target ($)	2015 Performance Multiplier	2015 Total Incentive Earned
William P. Foley, II	$212,500	225%	$478,125	168%	$803,250

Final calculations of the performance measures, under the FNF, BKFS and ServiceLink annual incentive plans excluded extraordinary events or accounting adjustments, acquisitions, divestitures, major restructuring charges and non-budgeted discontinued operations. All amounts under the FNF, BKFS and ServiceLink annual incentive plans are subject to our clawback policy.

Long-Term Equity Incentives

We granted the following two types of equity-based long-term incentives to each of our named executive officers in 2015: (1) performance-based FNF Group restricted stock and (2) time-based FNF Group stock options.

We do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our compensation committee to grant our FNF equity awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires, promotions or changes in duties. We granted performance-based FNF Group restricted stock to our named executive officers in October 2015.

Our compensation committee’s determinations are not formulaic; rather, our compensation committee exercises its discretion to make compensation decisions based on many factors. For instance, with respect to Mr. Foley, our compensation committee considered, as it did when structuring all of his compensation programs, the material role he plays in our organization and the importance of retaining his services and continued focus and dedication. Our compensation committee recognizes Mr. Foley’s knowledge of, and history and experience in, our industry and our organization, and the key role he has played, and continues to play, in developing and implementing our short-term and long-term business strategies. The relative size of Mr. Foley’s incentives is reflective of our compensation committee’s subjective assessment of the value Mr. Foley adds to our organization and its success. The structure and terms of the compensation provided to Mr. Foley is also reflective of the role he plays within our organization, with the vast majority being performance-based—either contingent upon achievement of specified performance objectives or, in the cases of FNF Group stock options, with the award only having value to the extent the price of FNF Group stock increases after issuance. While the cost of these incentives is significant, we believe that the cost is outweighed by the immediate and long-term benefits we and our shareholders stand to gain by having Mr. Foley dedicated, focused and materially aligned financially with our success. Following is a brief discussion regarding the awards.

Performance-Based FNF Group Restricted Stock

In 2015, we decreased from 80% to 70% the proportion of the FNF equity awards consisting of performance-based FNF Group restricted stock because we wanted more of our executive officers’ equity incentives to be dependent on post-grant appreciation of FNF Group common stock price.

The FNF Group restricted stock awards vest over three years, provided we achieve adjusted pre-tax margin in our title segment of 8.5% in at least two of the five quarters beginning October 1, 2015. In the fourth quarter of 2015, we achieved adjusted pre-tax margin in our title segment of 13.8%. We considered various alternative measures but selected adjusted pre-tax title margin because it is one of the most important and impactful measures in evaluating the performance of our core operations, as well as the performance of our executives as it is a measure that executives can directly affect. Pre-tax title margin measures our achievements in operating efficiency, profitability and capital management. It is also a key measure used by investors and has a significant impact on long-term stock price.

Pre-tax margin is determined by dividing the earnings before income taxes and non-controlling interests for the title segment by total revenues of the title segment. In calculating adjusted pre-tax title margin, we exclude extraordinary events or accounting adjustments, acquisitions, divestitures, major restructuring charges and non-budgeted discontinued operations.

Credit is provided for dividends paid on unvested shares, but payment of those dividends is subject to the same vesting requirements as the underlying shares—in other words, if the underlying shares do not vest, the dividends are forfeited.

FNF Group Stock Options

In 2015, we increased from 20% to 30% the proportion of the FNF equity awards consisting of FNF Group stock options so that more of our executive officers’ equity incentives would be tied to post-grant appreciation of FNF Group common stock.

As in prior years, as part of our long term incentive program, we granted FNF Group stock options to our named executive officers in 2015. We consider stock options to be performance-based, since they do not have realizable value unless our stock price rises after grant. For the 2015 stock option awards to reach the grant date fair values reflected in the “Summary Compensation Table” below, the price of FNF Group common stock must rise by approximately 15% from the closing stock price of $34.84 on the date of grant.

The stock options were awarded with an exercise price equal to the fair market value of a share of our FNF Group common stock on the date of grant. The awards vest proportionately each year over three years based on continued employment with us and have a seven year term. We do not engage in or permit “backdating” or re-pricing of stock options, and our stock plans prohibit these practices.

BKFS Profits Interest Awards Conversion

In 2014, the Black Knight Financial Services, LLC compensation committee granted profits interest awards in the form of restricted Class B units in Black Knight Financial Services, LLC. The units entitled their holders to a pro rata share in the profits and losses of, and distributions from, the company, but only following such time as a specified equity threshold, or hurdle amount, had been achieved. The hurdle amount was equal to the value of the company on the date the awards were granted. Thus, similar to a stock option, the awards only had value to the extent the equity value of Black Knight Financial Services, LLC increased after issuance. The profits interests vested over a period of three years, with 50% vesting on the second anniversary of grant and the remaining 50% vesting on the third anniversary of grant, subject to the continued service of the award holder. In connection with the public offering of BKFS, these outstanding profits interests were converted into shares of BKFS Class A common stock based on the value of Black Knight Financial Services, LLC above the specified hurdle amount. Except for the shares issued to members of the BKFS board of directors, including Mr. Foley, which were vested at grant, the shares of Class A common stock issued in connection with the conversion have the same vesting schedules as the profits interest awards.

Business/Investment Specific Incentives

The FNFV Companies and Investments Incentive Programs

FNF has diversified its business operations over the past several years, and its businesses are now organized into two discreet and separate groups: our core operations and our FNFV group, which includes the FNFV companies and investments. The businesses comprising our FNFV group, which had a book value of approximately $969 million as of December 31, 2015, have made a substantial contribution to the overall success of FNF and our shareholder returns.

In 2012, we determined that there was a need to increase the focus of our compensation programs on the importance of the FNFV companies and investments. To address this objective, we implemented an incentive program in 2012 and granted similar, coordinated, awards in 2013. We terminated the original FNFV companies and investments incentive programs in 2014 and established the Investment Success Incentive Program.

The executives who participate in this program—including all of our named executive officers except for Mr. Quirk—spend a substantial amount of time and resources on the strategies of the FNFV companies and investments and influence their long-term financial performance. Mr. Quirk does not participate in the program, as our compensation committee determined his incentives should be focused on our core operations. The extent to which a particular executive participates in the program depends on the executive’s leadership and oversight of the relevant business and/or corporate function for which the executive is responsible, and such executive’s contributions with respect to our strategic initiatives and development. Mr. Foley, in particular, has been the chief architect of FNF’s acquisition and disposition strategies with respect to the FNFV companies and investments.

The Investment Success Incentive Program

The Investment Success Incentive Program is a performance-based cash incentive program that our compensation committee established in 2014 to help us maximize the returns on our investments in the Restaurant Group (ABRH and J. Alexander’s), Ceridian, Comdata and Digital Insurance. Under the program, amounts are earned upon liquidity events that result in a positive return on our investment. For this purpose, return is determined relative to the value of our investment in the respective FNFV company or investment as of July 1, 2014, which were as follows: ABRH $314,300,000; J. Alexander’s $115,400,000; Ceridian $329,800,000; Comdata $160,200,000; and Digital Insurance: $70,800,000. Upon a liquidity event, 10% of any incremental value is contributed to an incentive pool and payments are made to participants based on their allocated percentages of the pool, which are as follows: Mr. Foley 65%; Mr. Bickett 10%; Mr. Park 2%; and Mr. Gravelle 2%. Since Mr. Quirk focuses on our core title business and not our FNFV businesses, he does not participate in this program.

Liquidity events include a public offering, a sale or other disposition in connection with which consideration (cash or securities) is received or receivable by FNF, a spin off, split off or similar transaction in connection with which our shareholders receive securities of the FNFV company or investment, a recapitalization of the FNFV companies and investments in connection with which an extraordinary dividend or return of capital is paid to FNF (provided the amount of such extraordinary dividend or return of capital exceeds the base value of FNF’s investment as of July 1, 2014), or any other transaction or event (other than payment of ordinary dividends) in connection with which FNF’s return on investment can be determined by third party observable measure. A participant can only be paid once on a gain, however, multiple liquidity events could occur with respect to the same FNFV company and/or investment (for example, an IPO might be followed by a secondary public offering, sale of shares or spin-off or change in control of FNF). The basis in the investment would be increased each time a liquidity event occurs in order to avoid duplicative payments on the same gain. Except in the case of a termination without cause after a change in control of FNF but before payment, if the executive’s employment is terminated for any reason under the Investment Success Incentive Program before payment, the award is immediately forfeited. For this purpose, transitioning from employment to the board, or board to employment, is not considered to be a termination. Our compensation committee administers the program and may reduce payments or remove the FNFV companies or investments from the program.

Spin-off of J. Alexander’s Shares

One liquidity event occurred under the Investment Success Incentive Program in 2015—the spin-off distribution of J. Alexander’s shares to FNFV shareholders on September 29, 2015.

At the time of the spin-off, the value of the J. Alexander’s shares that were distributed to FNFV shareholders was approximately $132,087,727, based on the 5-day average closing price from September 29, 2015 of $10.07. Under the terms of the Investment Success Incentive Program, 10% of the $16,687,727 positive difference between this $132,087,727 value at the time of the spin off, and the estimated value of our J. Alexander’s shares on July 1, 2014 of $115,400,000, was allocated to the incentive pool.

The following tables show the return on investment relating to the spin-off of J. Alexander’s and the resulting payouts to the named executive officers under the Investment Success Incentive Program.

Investment	Incremental Fair Value	10% Allocated to Incentive Pool
J. Alexander’s	$16,687,727	$1,668,773

Name	Percentage of Incentive Pool	Total Incentive Paid

William P. Foley, II	65%	$1,084,702

Brent B. Bickett	10%	$166,877

Anthony J. Park	2%	$33,375

Michael L. Gravelle	2%	$33,375

Release of Escrowed Comdata Sale Proceeds

In the sale by Ceridian of Comdata to FleetCor in 2014, the sale consideration was paid in shares of FleetCor common stock, with approximately 25% held in escrow to cover any potential indemnity claims, and any remaining escrowed funds payable to Ceridian in annual 1/3 installments over three years. As a result of the sale, we indirectly acquired (through our approximately 32% ownership interest in Ceridian) approximately 2.39 million shares of FleetCor common stock, with 25% of those shares held back in the indemnity escrow. The sale resulted in payments being made under the Investment Success Incentive Program in 2014; however, our compensation committee exercised discretion reserved under the Investment Success Incentive Program and reduced the incentives payable in 2014 by 25%, which we refer to as the Holdback Amount. In accordance with the Investment Success Incentive Program terms, our compensation committee reserved the right to decide whether the Holdback Amount (or a portion of it) would be forfeited or whether it would be paid to the participants at a future date. This authority under the program to hold back proceeds attributable to contingent sale proceeds, coupled with the compensation committee’s general authority to reduce or eliminate incentives otherwise payable under the program’s incentive formula provides the compensation committee with a mechanism to “wait and see” whether contingent sale proceeds are received before paying the related incentive amounts. This discretionary authority also enhances the retention component of the program as the right to any such held-back incentives is conditioned on the participants remaining employed through the payment date. In November 2015, approximately 29% of the escrow holdback was released from escrow and we distributed approximately 29% of the Holdback Amount.

The following table shows the payments made to our named executive officers in connection with the release of the Holdback Amount.

Name	Percentage of Incentive Pool	Total Incentive Paid

William P. Foley, II	65%	$840,400

Brent B. Bickett	10%	$129,300

Anthony J. Park	2%	$25,900

Michael L. Gravelle	2%	$25,900

All amounts payable under the Investment Success Incentive Program are subject to our clawback policy, which is described below. Additionally, the Investment Success Incentive Plan gives our compensation committee complete discretion to reduce or eliminate amounts that otherwise would be earned under the program’s incentive formula.

Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation programs. Our named executive officers generally participate in the same compensation programs as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our employee stock purchase plan, or ESPP. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan. We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits, which were generally $18,000 in 2015. We made matching contributions to our named executive officers in 2015 of approximately $28,688. Vesting in matching contributions, if any, occurs proportionally each year over three years based on continued employment with us.

Deferred Compensation Plan. We provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. None of our named executive officers, other than Mr. Gravelle, elected to defer 2015 compensation into the plan. A description of the plan and information regarding our named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan. We maintain an ESPP through which our executives and employees can purchase shares of our FNF Group common stock through payroll deductions and through matching employer contributions. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For officers, including our named executive officers, matching contributions are equal to 1/2 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. For information regarding the matching contributions made to our named executive officers in 2015 see “—Summary Compensation Table.”

Health and Welfare Benefits. We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including our named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the “Summary Compensation Table” under the column “All Other Compensation” and related footnote.

Other Benefits. We continue to provide a few additional benefits to our executives, but we have reduced these benefits since 2012. In general, the additional benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and our executives from certain business risks and potential threats. For example, in 2015, certain of our named executive officers received personal use of the corporate aircraft. Our compensation committee regularly reviews the additional benefits provided to our executive officers and believes they are minimal. Further detail regarding other benefits in 2015 can be found in the “Summary Compensation Table” under the column “All Other Compensation” and related footnote.

Employment Agreements and Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. For a discussion of the material terms of the agreements, see the narrative following “—Grants of Plan-Based Awards” and “—Potential Payments Upon Termination or Change in Control,” below.

ROLE OF COMPENSATION COMMITTEE, COMPENSATION CONSULTANT AND EXECUTIVE OFFICERS

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering the Fidelity National Financial, Inc. Annual Incentive Plan, or our annual incentive plan, the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan, or our omnibus incentive plan, administering programs that are implemented under the omnibus incentive plan, including the FNFV Investment Success Incentive Program described above, and approving individual grants and awards under those plans for our executive officers. The respective compensation committees of BKFS and ServiceLink approved Mr. Foley’s BKFS and ServiceLink annual incentive awards.

Our compensation committee engaged Strategic Compensation Group, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. Strategic Compensation Group was selected, and its fees and terms of engagement were approved, by our compensation committee. Strategic Compensation Group reported directly to the compensation committee, received compensation only for services related to executive compensation issues, and neither it nor any affiliated company provided any other services to us. In March 2016, the compensation committee reviewed the independence of Strategic Compensation Group in accordance with the rules of the New York Stock Exchange regarding the independence of consultants to the compensation committee, and affirmed the consultant’s independence.

Strategic Compensation Group provides our compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. Strategic Compensation Group also assists our compensation committee in its annual review of a compensation risk assessment.

Our Executive Chairman, Mr. Foley, participated in the 2015 executive compensation process by making recommendations with respect to equity-based incentive compensation awards for the other executive officers. Our Chief Executive Officer, Mr. Quirk, made recommendations with respect to his direct reports, as discussed further below. In addition, Mr. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our compensation committee members and Strategic Compensation Group in preparing the committee’s meeting agendas and, at the direction of the compensation committee, assisted Strategic Compensation Group in gathering financial information about FNF and stock ownership information for our executives for inclusion in the consultant’s reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

While our compensation committee carefully considers the information provided by, and the recommendations of, Strategic Compensation Group and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any recommended compensation decisions.

Establishing Executive Compensation Levels

Our compensation committee considers a number of important qualitative and quantitative factors when determining the overall compensation of our named executive officers in 2015, including:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our company’s performance;

•	the executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	the business environment and our business objectives and strategy;

•	our financial performance in the prior year;

•	the need to retain and motivate executives (even in the current business cycle, it is critical that we not lose key people and long term incentives help to retain key people);

•	corporate governance and regulatory factors related to executive compensation;

•	marketplace compensation levels and practices;

•	our focus on the performance of the FNFV companies and investments; and

•	compensation provided by our affiliates and various business units, including FNFV, BKFS, and ServiceLink.

In evaluating the compensation of our Chief Executive Officer’s direct reports, our compensation committee also considers the Chief Executive Officer’s recommendations to the committee. This includes his review of the performance of the other named executive officers, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Our Chief Executive Officer does not make a recommendation to our compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

To assist our compensation committee, Strategic Compensation Group conducts marketplace reviews of the compensation we pay to our executive officers. It gathers marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our omnibus incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter and again in the fourth quarter. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all of the factors described above.

For 2015, Strategic Compensation Group used two marketplace data sources: (1) a general executive compensation survey of over 3,000 companies with a specific focus on companies with revenues of between $6 billion and $12 billion, and (2) compensation information for a group of 20 companies, or the FNF peer group. The FNF peer group was based on a revenue range of 1/2 to 2 times the projected 2015 revenue for FNF (which at the time was estimated to be $8 billion), industry focus (generally the insurance industry based on Global Industry Classification Standard (GICS) Code), nature and complexity of operations, and because they compete with us for business and/or executive talent. The 2015 peer group was consistent with the peer group used by the compensation committee in 2014, except that two companies (ACE limited and Progressive Corp.) were deleted because they exceeded the revenue range requirement. When defining the peer group, our compensation committee, working with Strategic Compensation Group, attempts to apply the standards used by ISS for identifying peer groups for public companies. The 2015 peer group consisted of:

• American Financial Group	• First American Financial Corporation

• Aon plc	• Genworth Financial, Inc.

• Assurant Inc.	• Leucadia National Corporation

• Automatic Data Processing, Inc.	• Lincoln National Corp.

• Berkley (WR) Corp.	• Loews Corporation

• Chubb Corporation	• Marsh & McLennan Companies, Inc.

• CNA Financial Corporation	• PartnerRe Ltd.

• Computer Sciences Corporation	• Principal Financial Group

• Discover Financial Services	• Unum Group

• Everest Re Group Ltd.	• XL Group plc

The revenue range of these companies at that time was between $4.7 billion and $14.3 billion, with median revenue of $10.3 billion. This compares to the FNF 2015 revenue estimate at that time of about $8 billion.

In addition to the compensation surveys, Strategic Compensation Group gathers compensation program data from independent sources such as ISS and Glass Lewis. That data is helpful to the compensation committee when reviewing the executive compensation programs used by FNF.

The compensation committee primarily focused on the 50th-75th percentiles of the data when considering our named executive officers’ 2015 base salaries, annual performance-based cash incentives and long-term equity incentives.

While the compensation decisions of our compensation committee ultimately were subjective judgments, our compensation committee also considered the following factors in making compensation decisions for our named executive officers. In determining the total compensation for Mr. Foley, our compensation committee considered his success as the overall leader of FNF in developing and implementing FNF’s long-term strategy, his substantial knowledge of and contributions to the overall management of FNF’s title operations, and his leadership in connection with the success of the FNFV companies and investments. In determining the total compensation for Mr. Quirk, our compensation committee considered his 31 years of experience with FNF working in the title business and his importance to the continued successful operation of FNF’s title business. In determining the total compensation for Mr. Park, our compensation committee considered his role and responsibility for accounting and financial reporting matters, as well as his 26 years of experience with FNF. In determining the total compensation for Mr. Bickett, our compensation committee considered his contribution to corporate finance matters, corporate development and mergers and acquisitions, as well as his 18 years of experience with FNF. In determining the total compensation for Mr. Gravelle, our compensation committee considered his role and responsibility for legal, corporate secretarial, and mergers and acquisitions (legal) matters, as well as his 23 years of experience with FNF and its predecessor companies. For Messrs. Park, Bickett and Gravelle, the committee also considered their respective contributions to the success of the FNFV companies and investments.

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

OUR NAMED EXECUTIVE OFFICERS HAVE SIGNIFICANT OWNERSHIP STAKES

Our named executive officers and our board of directors maintain significant long-term investments in our company. Collectively, as reported in the table “Security Ownership of Management and Directors,” they beneficially own an aggregate of 15,271,649 shares of our FNF Group and FNFV Group common stock and options to acquire an additional 2,947,681 shares of our FNF Group common stock, which in total is equal to [●]% of FNF’s shares (including FNF Group and FNFV Group shares) entitled to vote. The fact that our executives and directors hold such a large investment in our shares is part of our company culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long term results and increasing shareholder return.

We have formal stock ownership guidelines for all corporate officers, including our named executive officers, and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our shareholders.

The guidelines call for the executive to reach the ownership multiple within four years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to members of our board of directors, are as follows:

Position	Minimum Aggregate Value
Chairman of the Board	10 x annual cash retainer

Chief Executive Officer	5 x base salary

Other Officers	2 x base salary

Members of the Board	5 x annual cash retainer

Each of our named executive officers and non-employee directors met these stock ownership guidelines as of December 31, 2015. Further, the award agreements for our 2015 FNF Group restricted stock awards provide that our executives who do not hold shares of FNF Group stock with a value sufficient to satisfy the applicable stock ownership guidelines must retain 50% of the shares acquired as a result of the lapse of vesting restrictions until the executive satisfies the applicable stock ownership guideline, and our 2015 FNFV Group restricted stock award agreements require our executives to retain 50% of the shares acquired as a result of the lapse of vesting restrictions for six months following the date of such lapse. The ownership levels are shown in the “Security Ownership of Management and Directors” table above.

HEDGING AND PLEDGING POLICY

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding FNF securities in margin accounts or pledging them as collateral for loans without our approval. The policy was originally effective in March 2013 with respect to future transactions. Since last year’s proxy, one of our two grandfathered board members who had previously pledged a small portion of his total FNF Group common stock discontinued his pledging activities.

CLAWBACK POLICY

In December 2010, our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2015.

TAX AND ACCOUNTING CONSIDERATIONS

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. Our compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and our omnibus plan. However, our compensation committee may approve compensation that will not meet these requirements. There are also uncertainties as to the application of Section 162(m). Consequently, it is possible that a deduction relating to amounts intended to qualify as performance-based compensation may be challenged or disallowed.

Our compensation committee also considers the accounting impact when structuring and approving awards. We account for share-based payments, including stock option grants, in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share-based payments under generally accepted accounting principles.

2015 SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

At our 2015 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say on pay” vote, on the compensation of our named executive officers as disclosed in the 2015 proxy statement. A majority of our shareholders did not approve our “say on pay” proposal, with 47% of the votes cast in favor of the proposal and 53% of the votes cast against the proposal. Our consideration of the results of this vote with respect to our compensation programs are discussed above in “Shareholder Outreach and Changes to Our Compensation Programs in 2015.”

2016 SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

Our board of directors recommends that shareholders vote to approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement, for reasons discussed in this Compensation Discussion and Analysis and summarized in Proposal No. 6, which include a strong link between pay and company performance, the sound design of our compensation programs, and our ongoing devotion to monitoring, changing (as necessary) and implementing best practices in executive compensation and governance.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard N. Massey

Daniel D. (Ron) Lane

Cary H. Thompson

Executive Compensation

The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Raymond R. Quirk Chief Executive Officer	2015	780,000	—	2,613,000	1,150,600	2,298,016	258,161	7,099,777
	2014	769,133	—	3,870,015	821,559	3,308,148	292,465	9,061,320
	2013	740,000	—	2,000,012	1,949,898	2,220,000	287,622	7,197,532

Anthony J. Park Executive Vice President and Chief Financial Officer	2015	435,000	—	731,640	261,500	913,666	146,139	2,487,946
	2014	435,069	—	1,546,195	102,695	3,005,351	146,569	5,235,879
	2013	429,615	—	479,992	467,976	1,700,322	128,210	3,206,115

William P. Foley, II Chairman of the Board	2015	850,000	—	5,226,000	2,301,200	6,446,075	844,838	15,668,113
	2014	850,030	—	35,151,870	866,581	42,665,398	791,434	80,325,314
	2013	741,692	—	4,355,013	4,338,500	40,675,593	852,451	50,963,249

Brent B. Bickett President	2015	550,500	—	1,045,200	470,700	1,918,046	349,363	4,333,809
	2014	550,558	—	3,498,680	235,402	5,100,491	223,533	9,608,664
	2013	550,500	—	1,170,017	1,202,421	9,683,004	368,779	12,974,722

Michael L. Gravelle Executive Vice President, General Counsel and Corporate Secretary	2015	471,538	750,000	731,640	261,500	966,724	161,610	3,343,013
	2014	495,984	—	2,051,199	250,412	2,101,706	126,364	5,025,664
	2013	422,406	—	1,119,993	1,053,679	3,551,069	100,993	6,248,135

(1)

Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP, or deferred compensation plans. The amount for Mr. Foley for 2015 includes $212,500 and $212,500 in salary paid by BKFS and ServiceLink, respectively, and the amount for Mr. Gravelle for 2015 includes $148,000 in salary paid by BKFS.

(2)	Amount is a BKFS IPO success bonus earned by Mr. Gravelle in connection with his role at BKFS.
(3)

Represents the grant date fair value of FNF Group restricted stock awards granted in 2015 computed in accordance with ASC Topic 718, excluding forfeiture assumptions. See the Grants of Plan-Based Awards table for details regarding each award. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2016. The FNF Group restricted stock awards are performance-based.

(4)

Represents the grant date fair value of FNF Group common stock option awards granted in 2015, computed in accordance with ASC Topic 718. Assumptions used in the calculation of this amount are included in Note O to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2016.

(5)

Represents performance-based compensation earned in 2015 under the FNF annual incentive plan and, for each executive other than Mr. Quirk, the Investment Success Incentive Program. For Mr. Foley, the amount also reflects amounts earned under the BKFS and ServiceLink annual incentive plans, and for Mr. Gravelle, the amount also includes amounts earned under the BKFS annual incentive plan. The named executive officers earned the following amounts under the FNF annual incentive plan: Mr. Quirk $2,298,016; Mr. Park $854,391; Mr. Foley $2,800,123; Mr. Bickett $1,621,869; and Mr. Gravelle $691,369. Our Investment Success Incentive Program is designed to help us maximize our return on investment in the FNFV companies and investments by aligning a significant portion of the executive’s long-term incentive compensation with our return related to the investments. The following amounts were earned by our named executive officers other than Mr. Quirk under the Investment Success Incentive Program: Mr. Park $59,275; Mr. Foley $1,924,702; Mr. Bickett $296,177; and Mr. Gravelle $59,275. The amount for Mr. Foley for 2015 also includes $918,000 earned under the BKFS annual incentive plan and $803,250 earned under the ServiceLink annual incentive plan. The amount for Mr. Gravelle for 2015 also includes $216,080 earned under the BKFS annual incentive plan.

(6)

Amounts shown for 2015 include matching contributions to our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; health insurance fees paid by us under the executive medical plan; personal use of a company airplane; matching contributions to our 401(k) plan; and director fees paid by an affiliated company.

	Foley	Quirk	Park	Bickett	Gravelle
ESPP Matching Contributions	$63,752	37,918	32,630	41,292	25,796
Restricted Stock Dividends*	356,726	170,960	40,562	97,647	70,422
Life Insurance Premiums	321	1,143	135	207	207
Personal Airplane Use	377,537	6,638	15,980	153,385	8,353
Executive Medical	35,764	35,764	51,094	51,094	51,094
Company match—401(k)	5,738	5,738	5,738	5,738	5,738
Director Fees Paid by Affiliate	5,000	—	—	—	—

*	Dividends are subject to the same underlying performance-based vesting requirements applicable to the restricted stock awards.

The following tables set forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2015.

Grants of Plan-Based Awards

(a) Name	(b) Grant Date	(c) Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			(j) All Other Stock Awards: Number of Shares of	(k) All other Option Awards: Number of Securities	(l) Exercise or Base Price of Option	(m) Grant Date Fair Value of Stock and
			(d) Threshold ($)	(e) Target ($)	(f) Maximum ($)	(g) Threshold (#)	(h) Target (#)	(i) Maximum (#)	Stock or Units (#)	Underlying Options (#)(3)	Awards ($/Share) (4)	Option Awards ($)(5)
Raymond R. Quirk	10/29/2015	FNF Group Options	—	—	—	—	—	—	—	220,000	34.84	1,133,000
	10/29/2015	FNF Group Performance- Based Restricted Stock	—	—	—	—	75,000	—	—	—	—	2,613,000
		FNF Annual Incentive Plan	585,000	1,170,000	2,340,000	—	—	—	—	—	—	—

Anthony J. Park	10/29/2015	FNF Group Options	—	—	—	—	—	—	—	50,000	34.84	257,500
	10/29/2015	FNF Group Performance- Based Restricted Stock	—	—	—	—	21,000	—	—	—	—	731,640
		FNF Annual Incentive Plan	217,500	435,000	870,000	—	—	—	—	—	—	—

William P. Foley, II	10/29/2015	FNF Group Options	—	—	—	—	—	—	—	440,000	34.84	2,266,000
	10/29/2015	FNF Group Performance- Based Restricted Stock	—	—	—	—	150,000	—	—	—	—	5,226,000
		FNF Annual Incentive Plan	478,125	956,250	2,868,750	—	—	—	—	—	—	—
		BKFS Annual Incentive Plan	239,063	478,125	1,434,375	—	—	—	—	—	—	—
		ServiceLink Annual Incentive Plan	239,063	478,125	1,434,375	—	—	—	—	—	—	—

Brent B. Bickett	10/29/2015	FNF Group Options	—	—	—	—	—	—	—	90,000	34.84	463,500
	10/29/2015	FNF Group Performance- Based Restricted Stock	—	—	—	—	30,000	—	—	—	—	1,045,200
		FNF Annual Incentive Plan	412,875	825,750	1,651,500	—	—	—	—	—	—	—

Michael L. Gravelle	10/29/2015	FNF Group Options	—	—	—	—	—	—	—	50,000	34.84	257,500
	10/29/2015	FNF Group Performance- Based Restricted Stock	—	—	—	—	21,000	—	—	—	—	731,640
		FNF Annual Incentive Plan	176,000	352,000	704,000	—	—	—	—	—	—	—
		BKFS Annual Incentive Plan	74,000	148,000	296,000	—	—	—	—	—	—	—

(1)	With respect to the FNF, BKFS and ServiceLink annual incentive plans, the amount shown in column (d) is 50% of the target amount shown in column (e). The amount shown in column (f) for everyone except Mr. Foley is 200% of the target amount shown in column (e). For Mr. Foley, the amount in column (f) is 300% of the target amount in the FNF annual incentive plans, the BKFS annual incentive plan and the ServiceLink annual incentive plan.

(2)

The amounts shown in column (h) reflect the number of shares of FNF Group performance-based restricted stock granted to each named executive officer under our omnibus plan. The BKFS stock awards that represented a conversion of our named executive officers’ profits interest awards in connection with BKFS’ initial public offering are not reflected in this table, as those awards were received in a value-for-value exchange for profits interest awards that were granted in prior years.

(3)	The amounts shown in column (k) reflect the number of FNF Group stock options granted to each named executive officer.
(4)	The amounts shown in column (l) represent the per-share exercise price of the options granted.
(5)

The amounts shown in column (m) represent the grant date fair value of each award based upon the following per share grant date fair values: FNF Group Options ($5.15), and the FNF Group Performance-Based Restricted Stock ($34.84).

Outstanding FNF Group Equity Awards at Fiscal Year End

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Raymond R. Quirk	10/27/2008	278,262	—	6.16	10/27/2016	—	—	—	—

Raymond R. Quirk	11/23/2009	161,199	—	12.22	11/23/2016	—	—	—	—

Raymond R. Quirk	11/8/2012	88,344	—	19.62	11/8/2019	—	—	—	—

Raymond R. Quirk	11/21/2013	320,508	160,254	24.24	11/21/2020	28,447	986,257	—	—

Raymond R. Quirk	11/3/2014	56,816	113,632	29.80	11/3/2021	71,589	2,481,991	—	—

Raymond R. Quirk	10/29/2015	—	220,000	34.84	10/29/2022	—	—	75,000	2,600,250

Anthony J. Park	11/23/2009	34,542	—	12.22	11/23/2016	—	—	—	—

Anthony J. Park	11/8/2012	23,558	—	19.62	11/8/2019	—	—	—	—

Anthony J. Park	11/21/2013	76,922	38,461	24.24	11/21/2020	6,827	236,692	—	—

Anthony J. Park	11/3/2014	7,102	14,204	29.80	11/3/2021	8,949	310,262	—	—

Anthony J. Park	10/29/2015	—	50,000	34.84	10/29/2022	—	—	21,000	728,070

William P. Foley, II	11/8/2012	209,082	—	19.62	11/8/2019	—	—	—	—

William P. Foley, II	11/21/2013	681,078	340,541	24.24	11/21/2020	60,450	2,095,802	—	—

William P. Foley, II	11/3/2014	56,816	113,632	29.80	11/3/2021	71,589	2,481,991	—	—

William P. Foley, II	10/29/2015	—	440,000	34.84	10/29/2022	—	—	150,000	5,200,500

Brent B. Bickett	11/23/2009	34,542	—	12.22	11/23/2016	—	—	—	—

Brent B. Bickett	11/8/2012	58,896	—	19.62	11/8/2019	—	—	—	—

Brent B. Bickett	11/21/2013	176,278	88,141	24.24	11/21/2020	15,646	542,447	—	—

Brent B. Bickett	11/3/2014	14,204	28,408	29.80	11/3/2021	17,898	620,524	—	—

Brent B. Bickett	10/29/2015	—	90,000	24.24	10/29/2022	—	—	30,000	1,040,100

Michael L. Gravelle	5/31/2006	28,547	—	18.17	5/31/2016	—	—	—	—

Michael L. Gravelle	10/27/2008	76,762	—	6.16	10/27/2016	—	—	—	—

Michael L. Gravelle	11/23/2009	34,542	—	12.22	11/23/2016	—	—	—	—

Michael L. Gravelle	11/8/2012	36,368	—	19.62	11/8/2019	—	—	—	—

Michael L. Gravelle	11/21/2013	168,266	84,134	24.24	11/21/2020	14,935	517,796	—	—

Michael L. Gravelle	11/3/2014	14,204	28,408	29.80	11/3/2021	17,898	620,524	—	—

Michael L. Gravelle	10/29/2015	—	50,000	34.84	10/29/2022	—	—	21,000	728,070

(1)

Option grants made in 2015, 2014, 2013, 2012, 2009, 2008 and 2006 were granted under the omnibus incentive plan as part of our 2015, 2014, 2013, 2012, 2009, 2008 and 2006 long-term incentive compensation and vest in equal installments over a period of three years on each anniversary of the date of grant.

(2)

We made the November 2013, November 2014 and October 2015 stock awards under the omnibus incentive plan. The November 2013 grants vest in equal installments over a period of three years on each anniversary of the date of grant given that we achieved pre-tax margin of 8.5% in our title segment in at least two of the five quarters beginning October 1, 2013. The October 2015 grants vest in equal installments over a period of three years on each anniversary of the date of grant provided we achieve title operating margin of 8.5% in our title segment in at least two of the five quarters beginning October 1, 2015. Market values are based on the December 31, 2015 closing price of $34.67 per share.

Outstanding BKFS Restricted Stock Awards at Fiscal Year End

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Raymond R. Quirk	5/26/2015	63,188	2,088,995
Anthony J. Park	5/26/2015	42,125	1,392,653
Brent B. Bickett	5/26/2015	63,188	2,088,995
Michael L. Gravelle	5/26/2015	42,124	1,392,619

(1)

Restricted stock awards of BKFS common stock issued in exchange for a profits interest award originally issued by Black Knight Financial Services, LLC in connection with the IPO. The awards vest 50% on the second and third anniversaries of the date of grant of the profits interest awards, which was January 9, 2014.

(2)	Market values are based on the December 31, 2015 closing price for BKFS common stock of $33.06 per share.

Outstanding FNFV Group Restricted Stock Awards at Fiscal Year End

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Anthony J. Park	9/22/2014	31,746	356,508
William P. Foley, II	9/22/2014	431,746	4,848,508
Brent B. Bickett	9/22/2014	88,889	998,223
Michael L. Gravelle	9/22/2014	31,746	356,508

(1)	Restricted stock awards of our FNFV Group common stock. The awards vest 33% annually over three years, subject to continued employment.
(2)	Market values are based on the December 31, 2015 closing price for our FNFV Group common stock of $11.23 per share.

Outstanding Ceridian HCM Holdings, Inc. Option Awards at Fiscal Year End

Name	Grant Date	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date
William P. Foley, II	12/7/2010	111,468	111,468	6.73	12/7/2020

(1)

50% of the options vest quarterly over three years from the date of grant, and vest immediately upon a change in control. The remaining 50% vest upon the earliest to occur of (i) a change in control of Ceridian or (ii) following an Initial Public Offering if the equity value of the common stock equals at least $13.46 and the optionee’s service with Comdata has not terminated.

Outstanding ServiceLink Profits Interest Awards at Fiscal Year End

Name	Grant Date	Number of Units That Have Not Vested (#)(1)	Market Value of Units That Have Not Vested ($)(2)
Raymond R. Quirk	1/9/2014	166,667	—
Anthony J. Park	1/9/2014	111,111	—
William P. Foley, II	1/9/2014	5,555,556	—
Brent B. Bickett	1/9/2014	166,667	—
Michael L. Gravelle	1/9/2014	111,111	—

(1)	The awards vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.
(2)	Market value is based on a redemption value as of December 31, 2015 of $0.00 per unit, as determined using the fair value method of accounting under GAAP.

Outstanding J. Alexander’s Restricted Shares at Fiscal Year End

Name	Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
Anthony J. Park	9/28/2015	5,483	59,874
William P. Foley, II	9/28/2015	74,571	814,315
Brent B. Bickett	9/28/2015	15,352	167,644
Michael L. Gravelle	9/28/2015	5,483	59,874

(1)	Reflects restricted shares of J. Alexander’s common stock received by holders of FNFV Group restricted stock in connection with the J. Alexander’s spin-off.
(2)	As of the fiscal year end, the shares were subject to the same vesting schedule as the related FNFV Group restricted shares, (33% annually over three years, subject to continued employment).
(3)	Market values are based on the December 31, 2015 closing price for our J. Alexander’s common stock of $10.92 per share.

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2015 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raymond R. Quirk	310,570	7,647,419	116,941	4,146,212
Anthony J. Park	—	—	25,355	899,141
William P. Foley, II	—	—	220,964	7,836,067
Brent B. Bickett	138,171	3,536,103	59,726	2,117,937
Michael L. Gravelle	46,057	1,139,261	45,577	1,616,779

(1)

Includes amounts associated with restricted shares of common stock of Remy International, Inc. which Messrs. Park, Foley, Bickett and Gravelle received on the FNFV restricted stock awards in connection with our spin-off of Remy on December 31, 2014. One-third of the Remy shares vested in accordance with the terms of our FNFV restricted stock award agreements on September 22, 2015. The remaining Remy restricted shares were sold in connection with the acquisition of Remy by BorgWarner Inc., which closed on November 10, 2015. The proceeds from the sale of the shares remained subject to the vesting restrictions of our FNFV shares through the end of the fiscal year.

Employment Agreements

We have entered into employment agreements with all of our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments upon Termination or Change in Control” section.

William P. Foley, II

We entered into a three-year amended and restated employment agreement with Mr. Foley on January 10, 2014, to serve as our Executive Chairman, a position he held until his transition to non-executive Chairman of the Board of FNF in January 2016. In connection with Mr. Foley’s transition, in January 2016 Mr. Foley’s employment agreement with FNF was replaced with a non-executive director services agreement that will remain in effect for so long as he continues to serve as Chairman of the Board of FNF. The employment agreement provided that Mr. Foley would receive a minimum annual base salary of $425,000 and an annual cash incentive target of 225% of his annual base salary, with amounts payable depending on performance relative to targeted results. The agreement also gave Mr. Foley the right to elect and purchase supplemental disability insurance in accordance with our then current benefit offering, and provided that he and his eligible dependents were entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Foley was also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Foley’s former employment agreement provided that if any payments or benefits to be paid to Mr. Foley pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Foley may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Foley did not elect to have such payments so reduced, he was responsible for payment of any excise tax resulting from such payments and would not be entitled to a gross-up payment under the employment agreement.

Concurrently with entering into his former employment agreement with us, Mr. Foley also entered into employment agreements with BKFS and ServiceLink, each of which contained substantially similar terms to his employment agreement with FNF. The BKFS and ServiceLink employment agreements each provided that Mr. Foley would serve as Executive Chairman, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provided timely notice that the term should not be extended. Under the BKFS and ServiceLink agreements, Mr. Foley was entitled to receive a minimum annual base salary of $212,500 and his annual cash incentive target was 225% of his annual base salary, with amounts payable depending on performance relative to targeted results.

Raymond R. Quirk

We entered into a three-year amended and restated employment agreement with Mr. Quirk, effective October 10, 2008, to serve as our President, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Quirk’s minimum annual base salary is $740,000, with an annual cash incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Quirk is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Quirk and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Effective as of February 4, 2010, FNF and Mr. Quirk entered into an amendment to Mr. Quirk’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Quirk pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Quirk may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Quirk does not elect to have such payments so reduced, Mr. Quirk is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

Mr. Quirk’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

Anthony J. Park

We entered into a three-year amended and restated employment agreement with Mr. Park, effective October 10, 2008, to serve as our Executive Vice President, Chief Financial Officer, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Park’s minimum annual base salary is $375,000, with an annual cash incentive target equal to at least 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Effective as of February 4, 2010, FNF and Mr. Park entered into an amendment to Mr. Park’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Park pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Park may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Park does not elect to have such payments so reduced, Mr. Park is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

Mr. Park’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

Brent B. Bickett

We entered into a three-year amended and restated employment agreement with Mr. Bickett, effective July 2, 2008, to serve as our Executive Vice President, Corporate Finance, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Effective as of January 1, 2012, we entered into an amendment to the employment agreement with Mr. Bickett pursuant to which Mr. Bickett was entitled to a minimum annual base salary of $276,500 and an annual cash bonus target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Effective as of July 1, 2012, we entered into an additional amendment to the employment agreement with Mr. Bickett in connection with his increased role and full-time status with FNF. Under the terms of the agreement, as amended, Mr. Bickett’s minimum annual base salary is $550,500, with an annual cash bonus target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to purchase supplemental disability insurance sufficient to provide at least 60% of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Effective as of February 4, 2010, FNF and Mr. Bickett entered into an amendment to Mr. Bickett’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Bickett pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Bickett may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Bickett does not elect to have such payments so reduced, Mr. Bickett is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

Michael L. Gravelle

We entered into a three-year amended and restated employment agreement with Mr. Gravelle, effective January 1, 2010, to serve as our Executive Vice President, General Counsel and Corporate Secretary, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement as amended effective March 1, 2015, Mr. Gravelle’s minimum annual FNF base salary is $337,000, with an annual cash incentive target equal to at least 100% of his paid FNF base salary with a maximum of up to 200% of his target opportunity, with amounts payable depending on performance relative to targeted results. Mr. Gravelle is entitled to purchase supplemental disability insurance sufficient to provide at least 60% of his pre-disability base salary, and Mr. Gravelle and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Gravelle is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

The agreement further provides that, if any payments or benefits to be paid to Mr. Gravelle pursuant to the terms of the agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Gravelle may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Gravelle does not elect to have such payments so reduced, Mr. Gravelle is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement. Mr. Gravelle’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

On March 1, 2015, Mr. Gravelle entered into a three-year employment agreement with BKFS which contains substantially similar terms to the employment agreements of other BKFS executives and which is generally based on his employment agreement with FNF. The BKFS employment agreement provides that Mr. Gravelle will serve as Executive Vice President, General Counsel and Corporate Secretary of BKFS. Under the BKFS agreement, Mr. Gravelle shall receive a minimum annual base salary of $148,000. He is also eligible for an annual incentive bonus opportunity under BKFS annual incentive plan, and his target bonus is set at 100% of base salary, with a maximum of up to 200% of his base salary.

Annual Incentive Awards

In 2015, our compensation committee approved performance-based cash incentive award opportunities for certain of our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the named executive officer’s applicable percentage approved by our compensation committee based on the level of performance that we achieved. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Investment Success Incentive Program Awards

In 2015, we implemented a special cash incentive program under the omnibus plan tied to FNF’s return on investment in certain companies or divisions. We granted awards under this program in September 2012 and March 2013 with performance periods from July 1, 2012 through December 31, 2016 and January 1, 2013 through December 31, 2016, respectively. Messrs. Foley, Bickett, Park and Gravelle participate in the program. More information about the program, including the criteria for determining the amounts payable to certain of our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Long Term Equity Incentive Awards

In October 2015, our compensation committee approved grants of performance-based restricted stock and stock options to our named executive officers. The performance element applicable to the performance-based restricted stock is based upon achievement of pre-tax margin in our title segment of 8.5% in at least two of the five quarters beginning October 1, 2015. The restricted stock also vests proportionately each year over three years based on continued employment with us. Stock options vest proportionately each year over three years based on continued employment with us. More information about the long term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.

BKFS Profits Interest Awards Conversion

In January 2014, the Black Knight Financial Services, LLC compensation committee granted profits interest awards in the form of restricted Class B units in Black Knight Financial Services, LLC. In connection with the public offering of BKFS in May 2015, these outstanding profits interests were converted into shares of BKFS Class A common stock based on the value of Black Knight Financial Services, LLC above the specified hurdle amount. Except for the shares issued to members of the BKFS Board of Directors, including Mr. Foley, which were vested at grant, the shares of Class A common stock issued in connection with the conversion have the same vesting schedules as the profits interest awards. These shares are reflected in the “Outstanding BKFS Restricted Stock Awards at Fiscal Year End” table, above.

Nonqualified Deferred Compensation

Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $16,500. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2015 rates of return on these investments, are listed in the following table:

Name of Fund	2015 Rate of Return
Nationwide VIT Money Market V	0.00%
Fidelity VIP Investment Grade Bond Svc	(0.71)%
American Century VP II Inflation Protection I	(2.28)%
Federated High Income Bond II Primary	(2.57)%
LASSO	(3.43)%
T. Rowe Price Equity Income II	(7.11)%
Dreyfus Stock Index Initial	1.11%
American Funds IS Growth 2	6.86%
Goldman Sachs VIT Mid Cap Value Instl	(9.24)%

Name of Fund	2015 Rate of Return
T. Rowe Price Mid Cap Growth II	6.27%
DFA VA US Targeted Value	(5.23)%
Vanguard VIF Small Company Growth	(2.75)%
American Funds IS International 2	(4.53)%
MFS VIT II International Value Svc	6.32%
Lazard Retirement Emerging Markets Svc	(20.05)%
Invesco VIF Global Real Estate I	(1.48)%
Van Eck VIP Global Hard Assets Initial	(33.45)%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A.

For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•

Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•

In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.

The table below describes the contributions and distributions made with respect to the named executive officers’ accounts under our nonqualified deferred compensation plan. None of the named executive officers, other than Mr. Gravelle, deferred 2015 compensation under the plan. Mr. Quirk has not participated in the nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Anthony J. Park	—	—	(6,179)	—	286,198
William P. Foley, II	—	—	(17,720)	—	2,193,048
Brent B. Bickett	—	—	(3,679)	—	489,189
Michael L. Gravelle	66,015	—	(6,180)	—	300,307

Potential Payments upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable, their employment agreements if their employment had terminated on December 31, 2015.

The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of share-based awards would be dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, the named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the “Nonqualified Deferred Compensation” table and accompanying narrative.

Potential Payments under Employment Agreements

As discussed above, we have entered into employment agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits that the named executive officers would receive in connection with various employment termination scenarios.

Under the terms of each employment agreement, if the executive’s employment is terminated by us for any reason other than for cause and not due to death or disability, or by the executive for good reason then the executive is entitled to receive:

•	any accrued obligations,

•	a prorated annual incentive based on the actual incentive the named executive officer would have earned for the year of termination,

•

a lump-sum payment equal to 200% (or 300% in the case of Mr. Foley) of the sum of the executive’s (a) annual base salary and (b) the highest annual bonus paid to the executive within the 3 years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all our equity awards (except performance-based awards, which vest pursuant to the terms of the awards),

•	the right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums, and

•

other COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments.

If the executive’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations,

•

a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed, and

•	in the case of Mr. Gravelle, the unpaid portion of his annual base salary for the remainder of the employment term.

In addition, the employment agreement of each executive, other than Messrs. Gravelle and Bickett, provides for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. In the case of Messrs. Gravelle and Bickett, they are entitled to purchase supplemental disability insurance sufficient to provide 60% of their pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

If the executive’s employment is terminated by FNF for cause or by the executive without good reason our only obligation is the payment of any accrued obligations.

For purposes of each agreement, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

For purposes of each agreement, other than Mr. Gravelle’s agreement, “good reason” includes:

•	a material diminution in the executive’s position or title or the assignment of duties to the executive that are materially inconsistent with the executive’s position or title,

•	a material diminution of the executive’s base salary or annual bonus opportunity,

•

within six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in the executive’s status, authority or responsibility, (2) a material adverse change in the position to whom the executive reports or to the executive’s service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports, (3) a material diminution in the budget over which the executive has managing authority, or (4) a material change in the geographic location of the executive’s place of employment, or

•	our material breach of any of our obligations under the employment agreement.

Mr. Foley’s employment agreements with us and with BKFS and ServiceLink also provide that “good reason” includes election of a new director to the board of directors of the respective entity who Mr. Foley, acting in his capacity as a director, did not consent to or vote for.

For purposes of each agreement, other than Mr. Gravelle’s agreement, a “change in control” means:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,

•

a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•

a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	during any period of 2 consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•

a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of our company.

For purposes of Mr. Gravelle’s agreement, “good reason” includes:

•

a material adverse change in his position or title, or a material diminution in his managerial authority, duties or responsibilities or the conditions under which such duties or responsibilities are performed;

•	a material adverse change in the position to whom he reports or a material diminution in the managerial authority, duties or responsibilities of the person in that position;

•	a material change in the geographic location of his principal working location, which FNF has determined to be a relocation of more than 35 miles;

•	a material diminution of the executive’s base salary or annual bonus opportunity; or

•	a material breach by FNF of any of its obligations under the employment agreement.

As discussed above, concurrently with entering into his new employment agreement with us, Mr. Foley also entered into employment agreements with BKFS and ServiceLink, each of which contain substantially similar terms to his employment agreement with FNF. The three employment agreements each contain cross-termination provisions under which a termination for any reason under any one of the three agreements will constitute termination under the others for the same reason.

Potential Payments under FNF Omnibus Incentive Plan

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, the FNF omnibus incentive plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the FNF omnibus incentive plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of the FNF omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	during any period of 2 consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•

a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	our shareholders approve a plan or proposal for our liquidation or dissolution.

Potential Payments under Long-Term Investment Success Cash Incentive Awards

As discussed above, we terminated the original FNFV companies and investments incentive programs and established the Investment Success Incentive Program in 2014. No amounts would have been earned or paid under the Investment Success Incentive Program in the event of a change in control or termination of employment occurring on December 31, 2015.

Estimated Cash Payments upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated on December 31, 2015. The severance amounts do not include a prorated 2015 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred. For Mr. Foley, the amount below reflects the aggregate cash severance payment he would have received under his FNF, BKFS and ServiceLink employment agreements if his employment had terminated on December 31, 2015.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following payments would have been made under the employment agreements: Mr. Foley $16,491,065; Mr. Quirk $6,298,256; Mr. Park $2,753,130; Mr. Bickett $4,519,022; and Mr. Gravelle $3,357,816.

Estimated Equity Payments upon Termination of Employment or Change in Control

As disclosed in the Outstanding Equity Awards at Fiscal Year-End tables, each named executive officer had outstanding unvested FNF Group stock options and FNF Group restricted stock awards on December 31, 2015. In addition, Messrs. Park, Foley, Bickett, and Gravelle each held unvested FNFV Group restricted shares, as well as unvested J. Alexander’s restricted shares and an unvested cash value for their Remy restricted shares, in each case which were subject to the same vesting restrictions as their FNFV Group restricted shares. Under the terms of the FNF omnibus plan and award agreements, these stock options and restricted stock awards would vest upon a change in control and would vest as to a pro-rated portion upon termination for death or disability. In addition, under the named executive officers’ employment agreements, the portion of these stock options and restricted stock awards that vest based solely on the passage of time would vest upon any termination of employment by us not for cause or a termination by the executive for good reason. In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date.

The following estimates are based on an FNF Group common stock price of $34.67 per share, an FNFV Group common stock price of $11.23 per share, and a J. Alexander’s common stock price of $10.92 which were the closing prices of our common stock on December 31, 2015. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by the applicable closing price or prices. Our estimate of the value of equity that would vest assumes that a change in control and, as applicable, a termination of employment occurred on December 31, 2015.

The estimated value of the FNF Group stock options held by the named executive officers that would vest upon a change in control or upon a termination of the named executive officers’ employment by us not for cause or a termination by the executives for good reason would be as follows: Mr. Foley $15,441,115; Mr. Quirk $6,068,498; Mr. Park $1,846,519; Mr. Bickett $3,368,938; and Mr. Gravelle $2,298,772.

The estimated value of FNF Group restricted stock awards (including accumulated dividends) held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $9,778,292; Mr. Quirk $6,068,498; Mr. Park $1,430,138; Mr. Bickett $2,203,070; and Mr. Gravelle $1,866,390. The estimated value of FNF Group restricted stock awards (including accumulated dividends) held by the named executive officers that would vest upon a termination of the named executive officers’ employment by us not for cause or a termination by the executives for good reason would be as follows: Mr. Foley $4,577,792; Mr. Quirk $3,468,248; Mr. Park $702,068; Mr. Bickett $1,162,970; and Mr. Gravelle $1,138,320. The estimated value of the FNF Group restricted stock awards (including accumulated dividends) held by the named executive officers that would vest upon a termination of the named executive officers’ employment due to death or disability would be as follows: Mr. Foley $4,577,792; Mr. Quirk $330,063; Mr. Park $79,563; Mr. Bickett $128,842; and Mr. Gravelle $109,453.

The estimated value of FNFV Group restricted stock awards (including accumulated dividends) held by the named executive officers (other than Mr. Quirk, who did not receive an award of FNFV Group restricted shares) that would vest upon a change in control or termination of employment by us not for cause or a termination by the executives for good reason would be as follows: Mr. Foley $4,848,508; Mr. Park $356,508; Mr. Bickett $998,223; and Mr. Gravelle $356,508. The estimated value of the FNFV Group restricted stock awards (including accumulated dividends) held by the named executive officers that would vest upon a termination of the named executive officers’ employment due to death or disability would be as follows: Mr. Foley $4,848,508; Mr. Park $29,709; Mr. Bickett $83,185; and Mr. Gravelle $29,709.

The estimated value of BKFS restricted stock awards held by the named executive officers (other than Mr. Foley who does not have BKFS restricted stock awards) that would vest upon a change in control would be as follows: Mr. Quirk $0, Mr. Park $0; Mr. Bickett $0; and Mr. Gravelle $0. The estimated value of BKFS restricted stock awards held by the named executive officers (other than Mr. Foley who does not have BKFS restricted stock awards) that would vest upon a sale of BKFS would be as follows: Mr. Quirk $4,177,991, Mr. Park $2,785,305; Mr. Bickett $4,177,991; and Mr. Gravelle $2,785,206 . The estimated value of the BKFS restricted stock awards held by the named executive officers (other than Mr. Foley who does not have BKFS restricted stock awards) that would vest upon a termination of the named executive officers’ employment by us not for cause or a termination by the executives for good reason or due to death or disability would be as follows: Mr. Quirk $0; Mr. Park $0; Mr. Bickett $0; and Mr. Gravelle $0.

The estimated value of J. Alexander’s restricted shares (including accumulated dividends) held by the named executive officers (other than Mr. Quirk, who did not receive an award of J. Alexander’s restricted shares) that would vest upon a change in control or termination of employment by us not for cause or a termination by the executives for good reason would be as follows: Mr. Foley $814,315; Mr. Park $59,874; Mr. Bickett $167,644; and Mr. Gravelle $59,874. The estimated value of J. Alexander’s restricted shares (including accumulated dividends) held by the named executive officers (other than Mr. Quirk, who did not receive an award of J. Alexander’s restricted shares) that would vest upon a termination of the named executive officers’ employment due to death or disability would be as follows: Mr. Foley $814,315; Mr. Park $4,990; Mr. Bickett $13,970; and Mr. Gravelle $4,990.

As discussed above, Messrs. Park, Foley, Bickett and Gravelle received restricted shares of common stock of Remy as a dividend on their FNFV restricted stock awards in connection with our spin-off of Remy on December 31, 2014. Two-thirds of these restricted shares were sold in connection with the acquisition of Remy by BorgWarner Inc., which closed on November 10, 2015. The proceeds from the sale of the shares remained subject to the vesting restrictions of our FNFV shares as of December 31, 2015. The estimated value of these unvested cash awards held by the named executive officers (other than Mr. Quirk, who did not receive an award of Remy restricted shares) that would vest upon a change in control or termination of employment by us not for cause or a termination by the executives for good reason would be as follows: Mr. Foley $2,273,088; Mr. Park $167,142; Mr. Bickett $467,975; and Mr. Gravelle $167,142. The estimated value of these unvested cash awards held by the named executive officers (other than Mr. Quirk, who did not receive an award of Remy restricted shares) that would vest upon a termination of the named executive officers’ employment due to death or disability would be as follows: Mr. Foley $2,273,088; Mr. Park $20,841; Mr. Bickett $58,304; and Mr. Gravelle $20,841.

In connection with certain change in control transactions, our named executive officers may require ServiceLink to purchase their vested and unvested ServiceLink profits interest awards for an amount equal to the fair market value of the interests. For this purpose, a change in control would include an acquisition of more than 50% of the combined voting power of the stock of BKFS or a sale of all or substantially all of BKFS’s or our assets. Additionally, pursuant to Mr. Foley’s employment agreement, his unvested ServiceLink profits interest award would vest upon termination of his employment by us not for cause or a termination by Mr. Foley for good reason. Our other named executive officers’ unvested ServiceLink profits interest awards would be forfeited upon termination of employment.

The estimated value of the unvested profits interest awards that would vest upon a change in control or, in the case of Mr. Foley, a qualifying termination of employment, on December 31, 2015 would be as follows: Mr. Foley $0; Mr. Quirk $0; Mr. Park $0; Mr. Bickett $0; and Mr. Gravelle $0.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Richard N. Massey (Chair), Cary H. Thompson, and Daniel D. (Ron) Lane. During fiscal year 2015, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2015, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of Our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and programs for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our direct title operations, agency title operations, Black Knight, ServiceLink, Restaurant Group and corporate operations relative to total revenue, total profits, total compensation expenses and incentive program expenses (including as a percentage of both revenue and total compensation expenses).

We believe that several design features of our executive compensation programs mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, our ability to recover any incentive-based compensation pursuant to our clawback policy and the internal and external review of our financials. We also believe that our balance of stock options and restricted stock and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, in 2009 we increased required stock ownership multiples for some executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives’ interests with our long-term performance and mitigate risk.

With respect to our non-officer incentive program, we believe that our use of clearly communicated performance goals and close monitoring by our corporate accounting group, corporate underwriting group and senior management serve to mitigate excessive risk-taking. Our sales commission incentive program is based on revenue generation, which is critical to our performance. We have controls in place that mitigate the risk that transactions might be recommended or executed to earn short-term, commission-based incentive compensation, including operational management oversight and approval, management reporting, and detailed underwriting guidelines and approval escalation.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2015, all non-employee directors received an annual retainer of $80,000, payable quarterly, plus $2,500 for each board meeting attended in 2015. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $40,000 and $15,000, respectively, for their service on the audit committee, plus a fee of $3,000 for each audit committee meeting attended in 2015. The chairman and each member of corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $10,000 and $6,000, respectively, for their service on such committees, plus a fee of $1,500 for each committee meeting attended in 2015. The chairman and each member of compensation committee received an additional annual fee (payable in quarterly installments) of $17,000 and $15,000, respectively, for their service on such committees, plus a fee of $1,500 for each committee meeting attended in 2015. Mr. Ammerman deferred the fees he earned in 2015 for his services as a director and the chairman of the audit committee. In addition, in 2015 each non-employee director received a long-term incentive award of 5,470 restricted shares and 15,690 stock options except for the lead director, Mr. Massey, who received a long-term incentive award of 6,000 restricted shares and 17,000 stock options. The restricted shares were granted under the

FNF omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings and director education programs. Finally, each non-employee member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.

In addition, Messrs. Hagerty, Massey and Rood serve on BKFS’s board of directors and, in 2015, received an annual retainer of $60,000, payable quarterly and prorated for the portion of the year during which BKFS was a publicly traded company, plus $2,000 for each board meeting attended following the BKFS IPO in 2015. Mr. Rood received an additional annual fee (payable in quarterly installments) of $15,000 for his service on the Audit Committee, plus a fee of $1,500 for each Audit Committee meeting attended following the BKFS IPO in 2015. Messrs. Massey and Hagerty received an additional annual fee (payable in quarterly installments) of $15,000 and $10,000, respectively, for their service on the BKFS compensation committee, plus a fee of $1,500 for each compensation committee meeting attended following the BKFS IPO in 2015. Mr. Hagerty also received an annual fee of $10,000 for his service on the BKFS Nominating and Corporate Governance Committee, which did not meet in 2015. In addition, Messrs. Massey and Rood held profits interest awards in BKFS LLC which were converted into restricted shares of BKFS Class A common stock in May 2015 in connection with the BKFS IPO. The restricted shares held by all BKFS directors, including Messrs. Massey and Rood were vested upon completion of the BKFS IPO.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2015:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Douglas K. Ammerman	160,000	190,575	80,804	11,709	443,088
Willie D. Davis	138,000	190,575	80,804	11,709	421,088
Thomas M. Hagerty	90,000	190,575	80,804	12,822	374,201
Daniel D. (Ron) Lane	124,375	190,575	80,804	11,709	407,463
Richard N. Massey	119,500	209,040	87,550	11,709	427,799
Peter O. Shea, Jr.	99,000	190,575	80,804	11,709	382,088
Cary H. Thompson	106,500	190,575	80,804	11,709	389,588
Frank P. Willey	90,000	190,575	80,804	11,709	373,088
John D. Rood	122,666	190,575	80,804	6,572	400,617

(1)	Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a director in 2015.
(2)

Amounts shown for all directors represent the grant date fair value of restricted stock awards granted in 2015, computed in accordance with FASB ASC Topic 718. These awards consisted of FNF Group restricted shares granted in October 2015 which vest over a period of three years from the grant date. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2016. FNF Group restricted stock awards granted for the fiscal year ended December 31, 2015 for each director were as follows: Mr. Ammerman 5,470; Mr. Davis 5,470; Mr. Hagerty 6,000; Mr. Lane 5,470; Mr. Massey 5,470; Mr. Shea, Jr. 5,470; Mr. Thompson 5,470; Mr. Willey 5,470; and Mr. Rood 5,470.

The fair value of the awards as shown above is based on a per share fair value of $34.84. As of December 31, 2015, FNF Group restricted stock awards outstanding for each director were as follows: Mr. Ammerman 190,575; Mr. Davis 190,575; Mr. Hagerty 190,575; Mr. Lane 190,575; Mr. Massey 209,040; Mr. Rood 190,575; Mr. Shea, Jr. 190,575; Mr. Thompson 190,575; and Mr. Willey 190,575. None of our non-management directors hold FNFV Group restricted stock awards.

(3)

FNF Group option awards granted for the fiscal year ended December 31, 2015 for each director were as follows: Mr. Ammerman 15,690; Mr. Davis 15,690; Mr. Hagerty 15,690; Mr. Lane 15,690; Mr. Massey 80,804; Mr. Shea, Jr. 15,690; Mr. Thompson 15,690; Mr. Willey 15,690; and Mr. Rood 15,690. The fair value of the awards as shown above is based on the Black-Scholes Option value of $5.15. As of December 31, 2015, FNF Group stock option awards outstanding for each director were as follows: Mr. Ammerman 128,617; Mr. Davis 128,617; Mr. Hagerty 135,581; Mr. Lane 48,585; Mr. Massey 129,927; Mr. Shea, Jr. 128,617; Mr. Thompson 71,814; Mr. Willey 128,617; and Mr. Rood 62,087. None of our directors hold FNFV Group stock option awards.

(4)	Amounts shown for all directors reflect dividends paid on shares of restricted stock in 2015.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

We amended our corporate governance guidelines in May 2015. Our corporate governance guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and to establish a common set of expectations as to how the board of directors should perform its functions. The Corporate Governance Guidelines address the composition of the board of directors, the selection of directors, the functioning of the board of directors, the committees of the board of directors, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. These guidelines specifically provide that a majority of the members of the board of directors must be outside directors whom the board of directors has determined have no material relationship with us and whom otherwise meet the independence criteria established by the New York Stock Exchange. The board of directors reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fnf.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” below.

Code of Ethics and Business Conduct

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on the Investor Relations page of our website at www.fnf.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Relations page of our website at www.fnf.com. Shareholders may also obtain a copy of any of these codes by writing to the Corporate Secretary at the address set forth under “Available Information” below.

The Board

In 2015, our board was composed of Douglas K. Ammerman, Willie D. Davis, William P. Foley, II, Thomas M. Hagerty, Daniel D. (Ron) Lane, Richard N. Massey, John D. Rood, Peter O. Shea, Jr., Cary H. Thompson, and Frank P. Willey, with Mr. Foley serving as Executive Chairman of the Board. Mr. Foley became our non-executive Chairman of the Board in January 2016, and Janet Kerr joined our board in March 2016.

Our board met four times in 2015. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2015. Our non-management directors also met periodically in executive sessions without management, and our Lead Director presides over these executive sessions. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2016 annual meeting. During 2015, none of our board members attended the annual meeting of shareholders.

Director Independence

All of our board of directors are non-employees. During the first quarter of 2016, the board of directors determined that Douglas K. Ammerman, Willie D. Davis, Janet Kerr, Daniel D. Lane, Richard N. Massey, John D. Rood, Peter O. Shea, Jr. and Cary H. Thompson are independent under the criteria established by the New York Stock Exchange and our Corporate Governance Guidelines. The board of directors also determined that Messrs. Lane, Massey and Thompson meet the additional independence standards of the New York Stock Exchange for compensation committee members.

In determining independence, the board of directors considered all relationships that might bear on our directors’ independence from FNF. The board of directors determined that William P. Foley, II is not independent because he was the Executive Chairman and an employee of FNF during 2015, Frank P. Willey is not independent because he is a partner in a law firm that received payments from

FNF, and Thomas M. Hagerty is not independent because he is Managing Director of a private equity firm that received payments in 2014 and 2015 under a management fee arrangement, which was terminated during 2015, with respect to the private equity firm’s interests in BKFS and ServiceLink.

In considering Cary H. Thompson’s independence, the board of directors considered that Mr. Thompson is a Vice Chairman of Bank of America Merrill Lynch, and that FNF made payments to and received payments from entities affiliated with Bank of America Merrill Lynch in 2015. The board of directors determined that these payments do not impair Mr. Thompson’s independence because his compensation from Bank of America Merrill Lynch is not dependent on the amount of business Bank of America Merrill Lynch or its affiliates does with FNF or its subsidiaries. The board of directors also considered Mr. Thompson’s service as a director of ServiceLink during 2015 and as a director of Black Knight Financial Services, LLC until May 2015, and that he holds a small profits interest in ServiceLink and a small equity interest in BKFS. The board of directors determined that these relationships were not of a nature that would impair Mr. Thompson’s ability to exercise his independent judgment.

In considering Richard N. Massey’s independence, the board of directors considered that Mr. Massey is a partner of Westrock Capital, LLC, a private investment partnership that holds, among other investments, an investment of less than 10% of the ownership interests in American Blue Ribbon Holdings, LLC, in which we hold a majority ownership interest. The board of directors also considered Mr. Massey’s service as a director of BKFS and ServiceLink, and that he holds a small profits interest in ServiceLink and a small equity interest in BKFS. The board of directors determined that these relationships were not of a nature that would impair Mr. Massey’s ability to exercise his independent judgment.

Committees of the Board

The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at www.fnf.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Peter O. Shea, Jr. (Chair) and Richard N. Massey. Each of Messrs. Shea and Massey was deemed to be independent by the board, as required by the New York Stock Exchange. The corporate governance and nominating committee met two times in 2015.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;

•	reviewing the independence of each director and making a recommendation to the board with respect to each director’s independence;

•	developing and recommending to the board the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•	making recommendations to the board with respect to the membership of the audit, compensation and corporate governance and nominating committees;

•

overseeing the evaluation of the performance of the board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•	considering director nominees recommended by shareholders; and

•	reviewing our overall corporate governance and reporting to the board on its findings and any recommendations.

The corporate governance and nominating committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, will consider, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to the board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and other demographics of our board.

Proxy Access

In February 2016, in response to our shareholders’ support of a “proxy access” shareholder proposal at our 2015 annual shareholders meeting, our board of directors amended and restated our bylaws to implement a “proxy access” procedure for shareholder director nominations. Pursuant to Section 3.1 of our bylaws, a shareholder, or a group of up to 25 shareholders, may include in our proxy materials director nominees constituting up to two individuals or 20% of our board, whichever is greater, provided that:

•

the nominating shareholder(s) own a number of shares representing 3% or more of the total voting power of the Company’s outstanding shares of capital stock entitled to vote in the election of directors;

•	the nominating shareholder(s) have owned that number of shares continuously for at least three years; and

•	the nominating shareholder(s) and their director nominee(s) otherwise satisfy the applicable requirements of Section 3.1 of the amended and restated bylaws.

A shareholder who wishes to suggest a qualified candidate for director to the corporate governance and nominating committee but does not meet the requirements described above may do so by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. The corporate governance and nominating committee and the board apply the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. Upon receipt of a shareholder-proposed director candidate that does not meet the “proxy access” requirements of our bylaws, the corporate secretary will assess the board’s needs, primarily whether or not there is any current pending vacancy or a possible need to be filled by adding or replacing a director. The corporate secretary will also prepare a director profile by comparing the desired list of criteria with the candidate’s qualifications. Submissions that meet the criteria outlined above and in our corporate governance guidelines will be forwarded to the Chairman of the corporate governance and nominating committee for further review and consideration. To date, no suggestions with respect to candidates for nomination have been received from shareholders.

Audit Committee

The members of the audit committee are Douglas K. Ammerman (Chair), Willie D. Davis and John D. Rood. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Messrs. Ammerman, Davis, and Rood is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The board of directors also reviewed Mr. Ammerman’s service on the audit committee in light of his concurrent service on the audit committees of four other companies. The board of directors considered Mr. Ammerman’s extensive financial and accounting background and expertise as a former partner of KPMG, his knowledge of our company and understanding of our financial statements as a long-time director and audit committee member, and the fact that Mr. Ammerman is retired from active employment, and determined that Mr. Ammerman’s service on the audit committees of five public companies, including FNF’s audit committee, would not impair his ability to effectively serve on FNF’s audit committee. The audit committee met ten times in 2015.

The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•

establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;

•	approving audit and non-audit services provided by our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing with management our policies and practices with respect to risk assessment and risk management;

•

reviewing any material transaction between our chief financial officer or chief accounting officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our chief executive officer; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2015:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was reviewed without amendment in 2016. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board of directors to be independent as defined by New York Stock Exchange independence standards. In addition, our board of directors has determined that each of Messrs. Ammerman, Davis and Rood is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

In performing our oversight function, we reviewed and discussed with management and KPMG LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2015. Management and KPMG reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FNF and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG matters covered by the Public Company Accounting Oversight Board Auditing Standards No. 16 (Communications With Audit Committees).

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to us is compatible with their independence.

Finally, we discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and that KPMG be appointed independent registered public accounting firm for FNF for 2016.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair)

Willie D. Davis

John D. Rood

Compensation Committee

The members of the compensation committee are Richard N. Massey (Chair), Daniel D. (Ron) Lane and Cary H. Thompson. Each of Messrs. Massey, Lane and Thompson was deemed to be independent by the board, as required by the New York Stock Exchange. The compensation committee met seven times during 2015. The functions of the compensation committee include the following:

•

reviewing and approving corporate goals and objectives relevant to the Executive Chairman’s and Chief Executive Officer’s compensation, evaluating their performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who are designated as Section 16 officers by our board;

•	making recommendations to the board with respect to incentive-compensation programs and equity-based plans that are subject to board approval;

•	approving any employment or severance agreements with our Section 16 officers;

•	granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer, the Executive Chairman and the Section 16 Officers;

•	approving the compensation of our directors; and

•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” above.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair), Richard N. Massey and Cary H. Thompson. Messrs. Massey and Thompson were deemed to be independent by our board. The executive committee did not meet in 2015. Subject to limits under state law, the executive committee may invoke all of the power and authority of the board in the management of FNF.

Board Leadership Structure and Role in Risk Oversight

We have separated the positions of CEO and Chairman of the board of directors in recognition of the differences between the two roles. In October 2009, our board of directors adopted a Charter of Lead Independent Director, and in 2015 it appointed Richard N. Massey, one of our independent directors, to serve as Lead Director. The responsibilities of the Lead Director are to:

•	preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•	serve as a designated member of the executive committee of the board;

•	call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;

•	review board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the board to consider and information to be provided to the board;

•

serve as a liaison and supplemental channel of communication between non-employee/independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	serve as the principal liaison for consultation and communication between the non-employee/independent directors and shareholders;

•	advise the Chairman concerning the retention of advisors and consultants who report directly to the board; and

•	be available to major shareholders for consultation and direct communication.

The board considers it to be useful and appropriate to designate a Lead Director to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the board may determine. The board of directors administers its risk oversight function directly and through committees. The audit committee oversees FNF’s financial reporting process, risk management program, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management identifies strategic risks of FNF and aligns the annual audit plan with the auditable risks. Management presents the identified risks and the audit plan to the audit committee for review and approval.

Management also reports quarterly to the audit committee and the board of directors regarding claims. The audit committee also receives quarterly reports on compliance matters. The corporate governance and nominating committee considers the adequacy of FNF’s governance structures and policies. The compensation committee reviews and approves FNF’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on FNF. Each committee provides reports on its activities to the full board of directors.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

Certain Relationships and Related Transactions

During 2015, certain entities owned or controlled by our non-executive Chairman, William P. Foley II, paid us an aggregate of $41,250 for information technology support services. Amounts paid to the Company by entities owned or controlled by Mr. Foley are believed to be at market rates for similar services or at the cost to provide the service incurred by the Company. Also, during 2015, we paid, in the ordinary course of business, amounts to certain companies owned, in whole or part by Mr. Foley, including $479,396 to Rock Creek Cattle Company, Ltd. and affiliated companies related primarily to hosting meetings of the Company and our affiliates, $77,747 to Foley Family Wines for wine purchases related to employee recognitions, and $84,843 to Mr. Foley’s other affiliated companies primarily for travel to and hosting Company events. We believe the amounts charged to us in the foregoing transactions were fair and reasonable and represent market rates that would be charged to unaffiliated third party customers for the same types of services. We believe that FNF receives intangible business benefits as a result of these activities as they foster increased loyalty to the Company.

Sara Bennett, the daughter-in-law of Mr. Quirk, is an attorney who is employed by a subsidiary of the Company as underwriting counsel. In 2015, Ms. Bennett’s gross earnings were $255,153, which is consistent with other employees holding similar titles at the Company. She also received health and other benefits customarily provided to similarly situated employees.

Hennelly & Grossfeld, LLP provided litigation claims legal services to the Company and received payment of $2,851,743 in legal fees and expenses in 2015. Mr. Willey is a partner of this firm, but he did not individually provide any legal services to the Company. The Company selects claims counsel through a competitive bidding process, in which Hennelly & Grossfeld, LLP participates.

Mr. Gravelle entered into an agreement with us in May 2015, pursuant to which we agreed to purchase his home, referred to herein as the Property, in Jacksonville, Florida for $3,773,842 in connection with his Company requested relocation to our FNF/FNFV office in Las Vegas, Nevada. The price at which we purchased Mr. Gravelle’s home was “fair market value” as determined by two independent appraisals of the Property, less amounts associated with the payoff of any outstanding mortgage on the Property, negotiated allowances for post-closing repairs (if any), taxes, and recording and other applicable closing fees and expenses.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier or competitor; and

•	selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question (or their immediate family member) has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•	discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•

in the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•

in the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.

Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the Securities and Exchange Commission. Executive officers and directors are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2015. Based solely upon a review of these reports, we believe all directors and executive officers of the Company complied with the requirements of Section 16(a) in 2015.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2017, including submissions of shareholder director nominations in accordance with the proxy access procedures set forth in our bylaws, must be received by the Company no later than December 30, 2016. Any other proposal that a shareholder wishes to bring before the 2017 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 30, 2016. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2017 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Raymond R. Quirk
Chief Executive Officer

Dated: April 29, 2016

ANNEX A

FIDELITY NATIONAL FINANCIAL, INC. AMENDED AND RESTATED

2005 OMNIBUS INCENTIVE PLAN

FIDELITY NATIONAL FINANCIAL, INC.

AMENDED AND RESTATED

2005 OMNIBUS INCENTIVE PLAN

(as of June 15, 2016)

A-i

(continued)

A-ii

(continued)

Page
Article 23. Limitation on Dividends and Dividend Equivalents		A-13

Article 24. Minimum Vesting Period		A-13

Article 25. Clawback of Benefits		A-13

Article 26. Legal Construction		A-14
26.1.	Gender, Number and References	A-14
26.2.	Severability	A-14
26.3.	Requirements of Law	A-14
26.4.	Governing Law	A-14
26.5.	Non-Exclusive Plan	A-14
26.6.	Code Section 409A Compliance	A-14

A-iii

Fidelity National Financial, Inc.

Amended and Restated

2005 Omnibus Incentive Plan

(as of June 15, 2016)

Article 1. Establishment, Objectives, and Duration

1.1. Establishment of the Plan. Fidelity National Financial, Inc., a Delaware corporation formerly known as Fidelity National Title Group, Inc. (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “Amended and Restated Fidelity National Financial, Inc. 2005 Omnibus Incentive Plan” (hereinafter referred to as the “Plan”). The Plan permits the granting of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards.

The Plan first became effective on September 26, 2005, and was amended and restated effective May 29, 2008, May 25, 2011, and May 22, 2013. The Board adopted a further amendment and restatement of the Plan on August 4, 2014, to memorialize the anti-dilution adjustments that were approved by the Committee in connection with a recapitalization pursuant to which the shares of the Company’s Class A Common Stock (“Old FNF Common Stock”) were reclassified into two new tracking stocks, one designated the FNF Group Common Stock (“FNF Common Stock”) and the other designated the FNFV Group Common Stock (“FNFV Common Stock”), and the shares of Old FNF Common Stock held immediately before the recapitalization were changed into, immediately following the recapitalization, one share of FNF Common Stock and 0.3333 of a share of FNFV Common Stock. A further amendment and restatement to the Plan, which will become effective on June 15, 2016 if approved by the Company’s stockholders at the Company’s 2016 annual meeting of stockholders, was approved on February 3, 2016. This amendment and restatement increases by 10,000,000 the number of Shares that may be issued pursuant to Awards relating to FNF Common Stock, FNFV Common Stock or any combination thereof. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2. Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make or are expected to make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.

1.3. Duration of the Plan. No Award may be granted under the Plan after February 3, 2026, which is the tenth anniversary of the date the Board approved the most recent amendment and restatement of the Plan, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

Article 2. Definitions

The following terms, when capitalized, shall have the meanings set forth below:

2.1. “Award” means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards granted under the Plan.

2.2. “Award Agreement” means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

2.3. “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Change in Control” means that the conditions set forth in any one of the following subsections shall have been satisfied:

(a) an acquisition immediately after which any Person possesses direct or indirect Beneficial Ownership of 25% or more of either the then outstanding shares of Company common stock (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that the following acquisitions shall be excluded: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, or (iv) any acquisition pursuant to a transaction that complies with paragraphs (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

(b) during any period of two consecutive years, the individuals who, as of the beginning of such period, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Section 2.5, any individual who becomes a member of the Board subsequent to the beginning of such period and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) consummation of a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which:

(i) all or substantially all of the individuals and entities who have Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will have Beneficial Ownership, directly or indirectly, of more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, the Company or a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Resulting Corporation”) in substantially the same proportions (disregarding changes in proportions resulting from any conversion premiums applicable to a conversion of FNF Common Stock into FNFV Common Stock or a conversion of FNFV Common Stock into FNF Common Stock) as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii) no Person (other than (1) the Company, (2) an employee benefit plan (or related trust) sponsored or maintained by the Company or Resulting Corporation, or (3) any entity controlled by the Company or Resulting Corporation) will have Beneficial Ownership, directly or indirectly, of 25% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction; and

(iii) individuals who were members of the Incumbent Board will continue to constitute at least a majority of the members of the board of directors of the Resulting Corporation; or

(d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7. “Committee” means the entity, as specified in Section 3.1, authorized to administer the Plan.

2.8. “Company” means Fidelity National Financial, Inc., a Delaware corporation formerly known as Fidelity National Title Group, Inc., and any successor thereto.

2.9. “Consultant” means any consultant or advisor to the Company or a Subsidiary.

2.10. “Director” means any individual who is a member of the Board of Directors of the Company or a Subsidiary.

2.11. “Dividend Equivalent” means, with respect to Shares subject to an Award, a right to be paid an amount equal to the dividends declared and paid on an equal number of outstanding Shares of the same class.

2.12. “Employee” means any employee of the Company or a Subsidiary.

2.13. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.14. “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.15. “Fair Market Value” means the fair market value of a Share as determined in good faith by the Committee or pursuant to a procedure specified in good faith by the Committee; provided, however, that if the Committee has not specified otherwise, Fair Market Value shall mean the closing price of a Share as reported in a consolidated transaction reporting system on the date of valuation, or, if there was no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.16. “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.17. “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Code Section 422.

2.18. “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422.

2.19. “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Article 6 herein.

2.20. “Other Award” means a cash, Share-based or Share-related Award (other than an Award described in Article 6, 7, 8, 9 or 10 of the Plan) that is granted pursuant to Article 11 herein.

2.21. “Participant” means a current or former Employee, Director or Consultant who has rights relating to an outstanding Award.

2.22. “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.23. “Performance Period” means the period during which a performance measure must be met.

2.24. “Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.25. “Performance Unit” means an Award granted to a Participant, as described in Article 10 herein.

2.26. “Period of Restriction” means the period Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture and are not transferable, as provided in Articles 8 and 9 herein.

2.27. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.28. “Replacement Awards” means Awards issued in assumption of or substitution for awards granted under equity-based incentive plans sponsored or maintained by an entity with which the Company engages in a merger, acquisition or other business transaction, pursuant to which awards relating to interests in such entity (or a related entity) are outstanding immediately prior to such merger, acquisition or other business transaction. Except as provided in Section 4.1, for all purposes hereunder, Replacement Awards shall be deemed Awards.

2.29. “Restricted Stock” means an Award granted to a Participant, as described in Article 8 herein.

2.30. “Restricted Stock Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.31. “Share” means, as applicable with respect to an Award, a share of FNF Common Stock or a share of FNFV Common Stock, each having a par value of $0.0001 per share, subject to adjustment pursuant to Section 4.3 hereof.

2.32. “Stock Appreciation Right” or “SAR” means an Award granted to a Participant, either alone or in connection with a related Option, as described in Article 7 herein.

2.33. “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” shall have the meaning ascribed to such term in Code Section 424(f).

2.34. “Tandem SAR” means an SAR that is granted in connection with a related Option, as described in Article 7 herein.

Article 3. Administration

3.1. The Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board shall select (the “Committee”). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

3.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select the Employees, Directors and Consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into in connection with the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and, subject to the provisions of Section 19.3 herein, amend the terms and conditions of any outstanding Award and Award Agreement. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

3.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Consultants and their estates and beneficiaries and any transferee of an Award.

Article 4. Shares Subject to the Plan; Individual Limits; and Anti-Dilution Adjustments

4.1. Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.3 herein, (i) as of December 31, 2015, (A) 10,692,283 shares of FNF Common Stock were subject to outstanding Awards and 587,003 shares of FNF Common Stock were available for issuance pursuant to future Awards (together, the “Limited FNF Common Stock Award Reserve”); and (B) 790,478 shares of FNFV Common Stock were subject to outstanding Awards and 272,772 shares of FNFV Common Stock were available for issuance pursuant to future Awards (together, the “Limited FNFV Common Stock Award Reserve”), and (ii) in addition to the Limited FNF Common Stock Award Reserve and the Limited FNFV Common Stock Award Reserve, 10,000,000 Shares may be issued pursuant to Awards relating to FNF Common Stock, FNFV Common Stock or a combination thereof; provided that:

(i) Shares that are potentially deliverable under an Award that is canceled, forfeited, settled in cash, expires or is otherwise terminated without delivery of such Shares shall not be counted as having been delivered under the Plan;

(ii) Shares that are held back, tendered or returned to cover the Exercise Price or tax withholding obligations with respect to an Award shall not be counted as having been delivered under the Plan; and

(iii) Shares that have been issued in connection with an Award of Restricted Stock that is canceled or forfeited prior to vesting or settled in cash, causing the Shares to be returned to the Company, shall not be counted as having been delivered under the Plan.

Notwithstanding the foregoing, if Shares are returned to the Company in satisfaction of taxes relating to Restricted Stock, in connection with a cash out of Restricted Stock (but excluding upon forfeiture of Restricted Stock) or in connection with the tendering of Shares by a Participant in satisfaction of the Exercise Price or taxes relating to an Award, such issued Shares shall not become available again under the Plan if (x) the transaction resulting in the return of Shares occurs more than ten years after the date the Plan is approved by stockholders in a manner that constitutes stockholder approval for purposes of the New York Stock Exchange listing standards or (y) such event would constitute a “material revision” of the Plan subject to stockholder approval under then applicable rules of the New York Stock Exchange. Shares delivered or deliverable pursuant to Replacement Awards shall not reduce the number of Shares available for delivery pursuant to Awards under the Plan. For the avoidance of doubt, Shares from the Limited FNF Common Stock Award Reserve that are treated as not having been delivered under the Plan pursuant to the foregoing provisions of this Section 4.1(a) may only be issued pursuant to Awards relating to FNF Common Stock, and Shares from the Limited FNFV Common Stock Award Reserve that are treated as not having been delivered under the Plan pursuant to the foregoing provisions of this Section 4.1(a) may only be issued pursuant to Awards relating to FNFV Common Stock.

Shares delivered pursuant to the Plan may be authorized but unissued Shares, treasury Shares or Shares purchased on the open market.

(b) Subject to adjustment as provided in Section 4.3 herein, all Shares authorized under the Plan and available for grant may be delivered in connection with “full value Awards,” meaning Awards other than Options, SARs, or Other Awards for which the Participant pays the grant date intrinsic value.

(c) Notwithstanding the foregoing, for purposes of determining the number of Shares available for grant as Incentive Stock Options, only Shares that are subject to an Award that expires or is cancelled, forfeited or settled in cash shall be treated as not having been issued under the Plan.

4.2. Individual Limits. Subject to adjustment as provided in Section 4.3 herein, the following rules shall apply with respect to Awards and any related dividends or Dividend Equivalents intended to qualify for the Performance-Based Exception:

(a) Options: The maximum aggregate number of Shares with respect to which Options may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

(b) SARs: The maximum aggregate number of Shares with respect to which Stock Appreciation Rights may be granted in any one fiscal year to any one Participant shall be 4,000,000 Shares.

(c) Restricted Stock: The maximum aggregate number of Shares of Restricted Stock that may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(d) Restricted Stock Units: The maximum aggregate number of Shares with respect to which Restricted Stock Units may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(e) Performance Shares: The maximum aggregate number of Shares with respect to which Performance Shares may be granted in any one fiscal year to any one Participant shall be 2,000,000 Shares.

(f) Performance Units: The maximum aggregate compensation that can be paid pursuant to Performance Units awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(g) Other Awards: The maximum aggregate compensation that can be paid pursuant to Other Awards awarded in any one fiscal year to any one Participant shall be $25,000,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount.

(h) Dividends and Dividend Equivalents: The maximum dividend or Dividend Equivalent that may be paid in any one fiscal year to any one Participant shall be $25,000,000.

4.3. Adjustments in Authorized Shares and Awards. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Shares, such adjustment shall be made in the number and kind of shares that may be delivered under the Plan as set forth in Section 4.1(a) and (b), the individual limits set forth in Section 4.2, and, with respect to outstanding Awards, the number and kind of shares subject to outstanding Awards, the Exercise Price, grant price or other price of shares subject to outstanding Awards, any performance conditions relating to shares, the market price of shares, or per-share results, and other terms and conditions of outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of shares subject to any Award shall always be rounded down to a whole number.

Article 5. Eligibility and Participation

5.1. Eligibility. Persons eligible to participate in the Plan include all Employees, Directors and Consultants.

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Directors and Consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Options

6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. Options that are intended to be ISOs shall be subject to the limitations set forth in Code Section 422.

6.3. Exercise Price. The Exercise Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share (of the same class as the Shares that are subject to the Option) on the date the Option is granted; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have an Exercise Price that is less than one hundred ten percent (110%) of the Fair Market Value of a Share (of the same class as the Shares that are subject to the ISO) on the date the ISO is granted.

6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. No ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall be exercisable later than the fifth (5th) anniversary of the date of its grant.

6.5. Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as set forth in the Award Agreement and as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6. Payment. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment of the Exercise Price.

The Exercise Price of an Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering Shares (of the same class as the Shares that are subject to the Option) or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Committee, or (e) by a combination of any of the permitted methods of payment. The Committee may limit any method of payment, other than that specified under (a), for administrative convenience, to comply with applicable law, or for any other reason.

6.7. Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8. No Dividend Equivalents. An Award of Options may not provide the Participant with the right to receive Dividend Equivalents.

6.9. Termination of Employment or Service. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options, and may reflect distinctions based on the reasons for termination of employment or service.

6.10. Nontransferability of Options.

(a) Incentive Stock Options. ISOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

(b) Nonqualified Stock Options. NQSOs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

Article 7. Stock Appreciation Rights

7.1. Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall at least equal the Fair Market Value of a Share (of the same class as the Shares that are subject to the SAR) on the date of grant of the SAR, and the grant price of a Tandem SAR shall equal the Exercise Price of the related Option; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

7.2. Exercise of Tandem SARs. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR shall result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR shall similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.3. Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the Award Agreement.

7.4. Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5. Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6. Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) the difference between the Fair Market Value of a Share (of the same class as the Shares that are subject to the SAR) on the date of exercise over the grant price; by

(b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7. No Dividend Equivalents. An Award of SARs may not provide the Participant with the right to receive Dividend Equivalents.

7.8. Termination of Employment or Service. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination of employment or service.

7.9. Nontransferability of SARs. SARs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during a Participant’s lifetime only by such Participant.

Article 8. Restricted Stock

8.1. Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

8.2. Award Agreement. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction and, if applicable, Performance Period(s), the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3. Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place thereon a legend and institute stop-transfer orders on such Shares, and the Participant shall be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

8.4. Removal of Restrictions. Subject to applicable laws, Restricted Stock shall become freely transferable by the Participant after the last day of the Period of Restriction applicable thereto. Once Restricted Stock is released from the restrictions, the Participant shall be entitled to receive a certificate evidencing the Shares.

8.5. Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6. Dividends and Other Distributions. Except as otherwise provided in a Participant’s Award Agreement, during the Period of Restriction, all distributions, including regular cash dividends, paid with respect to Shares of Restricted Stock shall be credited to Participants. With respect to Awards that are subject to performance-based vesting conditions, such amounts shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and paid at such time following full vesting as are paid the Shares of Restricted Stock with respect to which such distributions were made.

8.7. Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards of Restricted Stock, and may reflect distinctions based on the reasons for termination of employment or service.

8.8. Nontransferability of Restricted Stock. Except as otherwise determined by the Committee, during the applicable Period of Restriction, a Participant’s Restricted Stock and rights relating thereto shall be available during the Participant’s lifetime only to such Participant, and such Restricted Stock and related rights may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution.

Article 9. Restricted Stock Units and Performance Shares

9.1. Grant of Restricted Stock Units/Performance Shares. Subject to the terms and provisions of the Plan, Restricted Stock Units and Performance Shares may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

9.2. Award Agreement. Each grant of Restricted Stock Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the applicable Period(s) of Restriction and/or Performance Period(s) (as the case may be), the number of Restricted Stock Units or Performance Shares granted, and such other provisions as the Committee shall determine. The initial value of a Restricted Stock Unit or Performance Share shall be at least equal to the Fair Market Value of a Share (of the same class as the Shares that are subject to the Award) on the date of grant; provided, however, that this restriction shall not apply to Replacement Awards or Awards that are adjusted pursuant to Section 4.3 herein.

9.3. Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of Restricted Stock Units or Performance Shares shall be made at a specified settlement date that shall not be earlier than the last day of the Period of Restriction or Performance Period, as the case may be. The Committee, in its sole discretion, may pay earned Restricted Stock Units and Performance Shares by delivery of Shares (of the same class as the Shares that are subject to the Restricted Stock Units or Performance Shares) or by payment in cash of an amount equal to the Fair Market Value of such Shares (or a combination thereof). The Committee may provide that settlement of Restricted Stock Units or Performance Shares shall be deferred, on a mandatory basis or at the election of the Participant.

9.4. Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units or Performance Shares granted hereunder; provided, however, that the Committee may deposit Shares potentially deliverable in connection with Restricted Stock Units or Performance Shares in a rabbi trust, in which case the Committee may provide for pass through voting rights with respect to such deposited Shares.

9.5. Dividend Equivalents. At the discretion of the Committee, an Award of Restricted Stock Units or Performance Shares may provide the Participant with the right to receive Dividend Equivalents. With respect to Awards that are subject to performance-based vesting conditions, the Dividend Equivalents will be credited to an account for the Participant and subject to the restrictions and vesting conditions applicable to such Award, and may be settled in cash and/or Shares (of the same class as the Shares that are subject to the Restricted Stock Units or Performance Shares), as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish. Notwithstanding anything herein to the contrary, in no event shall Dividend Equivalents be currently payable with respect to unearned Awards that are subject to performance-based vesting conditions.

9.6. Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Restricted Stock Units or Performance Shares following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Restricted Stock Units or Performance Shares, and may reflect distinctions based on the reasons for termination of employment or service.

9.7. Nontransferability. Except as otherwise determined by the Committee, Restricted Stock Units and Performance Shares and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10. Performance Units

10.1. Grant of Performance Units. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine.

10.2. Award Agreement. Each grant of Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Units granted, the Performance Period(s), the performance goals and such other provisions as the Committee shall determine.

10.3. Value of Performance Units. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participants.

10.4. Form and Timing of Payment. Except as otherwise provided in Article 17 herein or a Participant’s Award Agreement, payment of earned Performance Units shall be made following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof). The Committee may provide that settlement of Performance Units shall be deferred, on a mandatory basis or at the election of the Participant.

10.5. Dividend Equivalents. At the discretion of the Committee, an Award of Performance Units may provide the Participant with the right to receive Dividend Equivalents, which will be credited to an account for the Participant and subject to the restrictions and vesting conditions applicable to such Award, and may be settled in cash and/or Shares, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish. Notwithstanding anything herein to the contrary, in no event shall Dividend Equivalents be currently payable with respect to unearned Performance Unit Awards.

10.6. Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to an Award of Performance Units following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Performance Units and may reflect distinctions based on reasons for termination of employment or service.

10.7. Nontransferability. Except as otherwise determined by the Committee, Performance Units and rights relating thereto may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 11. Other Awards

11.1. Grant of Other Awards. Subject to the terms and conditions of the Plan, Other Awards may be granted to Participants in such amounts, upon such terms, and at such times as the Committee shall determine. Types of Other Awards that may be granted pursuant to this Article 11 include, without limitation, the payment of cash or Shares based on attainment of performance goals established by the Committee, the payment of Shares as a bonus or in lieu of cash based on attainment of performance goals established by the Committee, and the payment of Shares in lieu of cash under other Company incentive or bonus programs.

11.2. Payment of Other Awards. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

11.3. Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Other Awards following termination of the Participant’s employment or, if the Participant is a Director or Consultant, service with the Company and/or a Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Other Awards, and may reflect distinctions based on the reasons for termination of employment or service.

11.4. Nontransferability. Except as otherwise determined by the Committee, Other Awards and rights relating thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 12. Replacement Awards

Each Replacement Award shall have substantially the same terms and conditions (as determined by the Committee) as the award it replaces; provided, however, that the number of Shares subject to Replacement Awards, the Exercise Price, grant price or other price of Shares subject to Replacement Awards, any performance conditions relating to Shares underlying Replacement Awards, or the market price of Shares underlying Replacement Awards or per-Share results may differ from the awards they replace to the extent such differences are determined to be appropriate and equitable by the Committee, in its sole discretion.

Article 13. Performance Measures

The Committee may specify that the attainment of one or more of the performance measures set forth in this Article 13 shall determine the degree of granting, vesting and/or payout with respect to Awards (including any related dividends or Dividend Equivalents) that the Committee intends will qualify for the Performance-Based Exception. The performance goals to be used for such Awards shall be chosen from among the following performance measure(s): earnings per share, economic value created, market share (actual or targeted growth), net income (before or after taxes), operating income (before or after taxes), earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest, taxes, depreciation, amortization and restructuring costs (EBITDAR), adjusted net income after capital charge, return on assets (actual or targeted growth), return on capital (actual or targeted growth), return on equity (actual or targeted growth), return on investment (actual or targeted growth), revenue (actual or targeted growth), cash flow, operating margin (before or after taxes) (including pre-tax title margin), share price, share price growth, total stockholder return, book value growth, and strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures. The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including performance of the Company, a Subsidiary and/or any individual business units or divisions of the Company or a Subsidiary, and they may be established in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Awards (including any related dividends or Dividend Equivalents) that are not intended to qualify for the Performance-Based Exception may be based on these or such other performance measures as the Committee may determine.

Achievement of performance goals in respect of Awards intended to qualify under the Performance-Based Exception shall be measured over a Performance Period, and the goals shall be established not later than ninety (90) days after the beginning of the Performance Period or, if less than (90) days, the number of days that is equal to twenty-five percent (25%) of the relevant Performance Period applicable to the Award. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee may, in its discretion, adjust such Awards downward).

Article 14. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing during the Participant’s lifetime with the Committee. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15. Deferrals

If permitted by the Committee, a Participant may defer receipt of amounts that would otherwise be provided to such Participant with respect to an Award, including Shares deliverable upon exercise of an Option or SAR or upon payout of any other Award. If permitted, such deferral (and the required deferral election) shall be made in accordance with, and shall be subject to, the terms and conditions of the applicable nonqualified deferred compensation plan, agreement or arrangement under which such deferral is made and such other terms and conditions as the Committee may prescribe.

Article 16. Rights of Participants

16.1. Continued Service. Nothing in the Plan shall:

(a) interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or service at any time,

(b) confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary, nor

(c) confer on any Director any right to continue to serve on the Board of Directors of the Company or a Subsidiary.

16.2. Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

Article 17. Change in Control

Except as otherwise provided in a Participant’s Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a) any and all outstanding Options and SARs granted hereunder shall become immediately exercisable; provided, however, that the Committee may instead provide that such Awards shall be automatically cashed out upon a Change in Control;

(b) any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units and Other Awards shall lapse; and

(c) any and all Performance Shares, Performance Units and other Awards (if performance-based) shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open Performance Periods.

Article 18. Additional Forfeiture Provisions

The Committee may condition a Participant’s right to receive a grant of an Award, to vest in the Award, to exercise the Award, to retain cash, Shares, other Awards, or other property acquired in connection with the Award, or to retain the profit or gain realized by the Participant in connection with the Award, including cash or other proceeds received upon sale of Shares acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment with or service for the Company and/or a Subsidiary.

Article 19. Amendment, Modification, and Termination

19.1. Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule. Except as provided in Section 4.3 hereof, the Board does not have the power to amend the terms of previously granted options to reduce the exercise price per share subject to such options, or to cancel such options and grant substitute options with a lower exercise price per share than the cancelled options. The Company is not permitted to purchase for cash previously granted options with an exercise price that is greater than the Company’s trading price on the proposed date of purchase.

19.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. With respect to any Awards intended to comply with the Performance-Based Exception, any such adjustments shall be specified at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.

19.3. Awards Previously Granted. No termination, amendment or modification of the Plan or of any Award shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award, unless such termination, modification or amendment is required by applicable law and except as otherwise provided herein.

19.4. Compliance with the Performance-Based Exception. If it is intended that an Award (and/or any dividends or Dividend Equivalents relating to such Award) comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate such that the Awards (and/or dividends or Dividend Equivalents) maintain eligibility for the Performance-Based Exception. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 19, make any adjustments to the Plan and/or Award Agreements it deems appropriate.

19.5. No Repricings. Notwithstanding anything herein to the contrary, except as provided in Section 4.3 hereof, without first obtaining stockholder approval, (i) the exercise price of outstanding options and grant price of outstanding SARs may not be reduced, (ii) options and SARs may not be cancelled and replaced with options or SARs with a lower exercise price or grant price, (iii)

options and SARs with an exercise or grant price that is equal to or in excess of the Fair Market Value of the underlying Share may not be purchased from Participants for cash or other securities, and (iv) outstanding options or SARs may not otherwise be amended or modified in a manner that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange.

Article 20. Withholding

20.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

20.2. Use of Shares to Satisfy Withholding Obligation. With respect to withholding required upon the exercise of Options or SARs, upon the vesting or settlement of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, or upon any other taxable event arising as a result of Awards granted hereunder, the Committee may require or may permit Participants to elect that the withholding requirement be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, taxes in excess of the minimum statutory withholding amounts. Any such elections by a Participant shall be irrevocable, made in writing and signed by the Participant.

Article 21. Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is subject to the person having been successful in the legal proceedings or having acted in good faith and what is reasonably believed to be a lawful manner in the Company’s best interests. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 22. Successors

All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company.

Article 23. Limitation on Dividends and Dividend Equivalents

Notwithstanding anything in this Plan to the contrary, if dividends or Dividend Equivalents are granted with respect to any Awards that are subject to performance-based vesting conditions, the dividends or Dividend Equivalents shall be accumulated or reinvested and paid only after such performance-based vesting conditions are met, as set forth by the Committee in the applicable Award Agreement.

Article 24. Minimum Vesting Period

Awards under the Plan generally will not contain vesting schedules that provide for vesting to occur more quickly than ratably over two years; provided, however, that this minimum vesting requirement may be waived in extraordinary circumstances, shall not apply to Awards granted to non-employee Directors, and shall not prevent Awards from vesting upon death or disability, termination of service as an Employee, Director or Consultant, or a Change in Control.

Article 25. Clawback of Benefits

The Company may (a) cause the cancellation of any Award, (b) require reimbursement of any Award by a Participant or beneficiary, and (c) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

Article 26. Legal Construction

26.1. Gender, Number and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. Any reference in the Plan to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such act, code, section, rule or regulation, as may be amended from time to time, or to any successor act, code, section, rule or regulation.

26.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

26.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

26.4. Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflicts or choice of law principles.

26.5. Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including other incentive arrangements and awards that do or do not qualify under the Performance-Based Exception.

26.6. Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted under the Plan comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (collectively “Section 409A”). Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

ANNEX B

FIDELITY NATIONAL FINANCIAL, INC. ANNUAL INCENTIVE PLAN

FIDELITY NATIONAL FINANCIAL, INC.

ANNUAL INCENTIVE PLAN

Section 1. Establishment and Purpose

Fidelity National Financial, Inc. (hereinafter referred to as the “Company”) hereby establishes a short-term incentive compensation plan to be known as the “Fidelity National Financial, Inc. Annual Incentive Plan” (hereinafter referred to as the “Plan”).

The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its Subsidiaries. Awards payable under the Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Code and regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

The Plan is effective as of January 1, 2011, subject to the approval of the Plan by the stockholders of the Company at the 2011 annual meeting. The Plan will remain in effect until such time as it shall be terminated by the Board, pursuant to Section 8 herein.

Section 2. Definitions

Unless the context requires otherwise, the following words, when capitalized, shall have the meanings ascribed below:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board of Directors.

(d) “Company” means Fidelity National Financial, Inc.

(e) “Participant” means the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and regulations promulgated thereunder who is selected by the Committee to participate in the Plan.

(f) “Performance Period” means the fiscal year of the Company or such shorter or longer period as determined by the Committee.

(g) “Plan” means the Fidelity National Financial, Inc. Annual Incentive Plan, as may be amended from time to time.

(h) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

Section 3. Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors. Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan.

All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants and their estates and beneficiaries.

Section 4. Eligibility

Eligibility under the Plan is limited to Participants designated by the Committee, in its sole and absolute discretion.

Section 5. Form of Payment

Payment of incentive awards under the Plan shall be made in cash.

Section 6. Determination of Incentive Awards

(a) Designation of Participants, Performance Period and Performance Objectives. Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an award, the Committee shall, in writing, select the Participants to whom incentive awards shall be granted, designate the applicable Performance Period, establish the Target Incentive Bonus for each Participant, and establish the performance objective or objectives that must be satisfied in order for a Participant to receive an incentive award for such Performance Period. Any such performance objectives will be based upon one or more of the following performance measures, as determined by the Committee: (i) earnings per share; (ii) economic value created; (iii) market share (actual or targeted growth); (iv) net income

(before or after taxes); (v) operating income (before or after taxes); (vi) earnings before interest, taxes, depreciation and amortization (EBITDA); (vii) adjusted net income after capital charge; (viii) return on assets (actual or targeted growth); (ix) return on capital (actual or targeted growth); (x) return on equity (actual or targeted growth); (xi) return on investment (actual or targeted growth); (xii) revenue (actual or targeted growth); (xiii) cash flow; (xiv) operating margin (before or after taxes) (including pre-tax title margin); (xv) share price; (xvi) share price growth; (xvii) total stockholder return; (xviii) book value growth; and (xix) strategic business criteria consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Subsidiaries and/or other affiliates or joint ventures.

The targeted level or levels of performance with respect to such performance measures may be established at such levels and on such terms as the Committee may determine, in its discretion, including performance of the Company, a Subsidiary and/or any individual business units or divisions of the Company or a Subsidiary, and they may be in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(b) Target Incentive Bonus. Each Participant will have an incentive award opportunity (the “Target Incentive Bonus”) that will be based on achieving the target performance objectives established by the Committee. The Target Incentive Bonus will be a percentage of the Participant’s annual salary at the end of the Performance Period or such other amount as the Committee may determine. If the performance objectives established by the Committee are met at the target level, the Participant will receive an incentive award equal to 100% of the Target Incentive Bonus. If the performance objectives established by the Committee are met at a level below or above the target level, the Participant will receive an incentive award equal to a designated percentage of the Target Incentive Bonus, as determined by the Committee.

(c) Maximum Award. The maximum incentive award that may be paid under the Plan to a Participant during any fiscal year shall be $25,000,000.

(d) Committee Certification and Payment of Awards. As soon as reasonably practicable after the end of each Performance Period, the Committee shall (i) determine whether the performance objectives for the Performance Period have been satisfied, (ii) determine the amount of the incentive award to be paid to each Participant for such Performance Period and (iii) certify such determination in writing. Awards shall be paid to the Participants following such certification by the Committee no later than the 15th day of the third month following the close of the Performance Period with respect to which the awards are made.

(e) Committee Discretion. Notwithstanding the foregoing, the Committee retains the discretion to reduce the amount of any incentive award that would otherwise be payable to a Participant, including a reduction in such amount to zero.

Section 7. Termination of Employment

Unless otherwise determined by the Committee, a Participant shall have no right to an incentive award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such award relates. The Committee, in its sole and absolute discretion, may impose such additional service restrictions as it deems appropriate.

Section 8. Amendment or Termination of the Plan

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of incentive awards as performance-based compensation pursuant to Code Section 162(m) and regulations promulgated thereunder shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any incentive award or awards available under the Plan, the Committee may, subject to this Section 8, make any adjustments to the Plan and/or incentive awards it deems appropriate.

Section 9. Taxes

Any amount payable to a Participant under this Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.

Section 10. General Provisions

(a) No Rights to Employment. Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.

(b) Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(c) Unfunded Plan. Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(d) Non-alienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.

(e) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(f) Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.

(g) Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(h) Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any incentive awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision that would cause the Plan or any incentive award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

(i) Clawback of Benefits. The Company may (1) cause the cancellation of any incentive award, (2) require reimbursement of any incentive award by a Participant, and (3) effect any other right of recoupment of compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, provided under the Plan, in accordance with any Clawback Policy. By accepting an incentive award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that any rights a Participant has under the Plan may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

FIDELITY NATIONAL FINANCIAL, INC. 601 RIVERSIDE AVENUE JACKSONVILLE, FL 32204

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS  PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIDELITY NATIONAL FINANCIAL, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The board of directors recommends you vote FOR the following:
1.	Election of three Class II directors to serve until the 2019 annual meeting of shareholders:	☐	☐	☐

Nominees:
01) Richard N. Massey
02) Janet Kerr
03) Daniel D. (Ron) Lane
04) Cary H. Thompson

The board of directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.					☐	☐	☐

3.	Approval of the amendment and restatement of the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan to, among other things, increase the shares available for grant by 10,000,000 shares.					☐	☐	☐

4.	Approval of the material terms of the Fidelity National Financial, Inc. Annual Incentive Plan to satisfy the shareholder approval requirement under Section 162(m) of the Internal Revenue Code.					☐	☐	☐

5.	Approval of a proposal that our board of directors adopt “majority voting” for uncontested director elections.					☐	☐	☐

6.	Approval of a non-binding advisory resolution on the compensation paid to our named executive officers.					☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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FIDELITY NATIONAL FINANCIAL, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

FIDELITY NATIONAL FINANCIAL, INC. FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 15, 2016

The undersigned hereby appoints the Chief Executive Officer, Chief Financial Officer and Corporate Secretary of Fidelity National Financial, Inc. (“FNF”), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of FNF Group common stock and/or FNFV Group common stock held of record by the undersigned as of April 18, 2016, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on June 15, 2016, or any adjournment thereof.

This instruction and proxy card is also solicited by the Board of Directors of FNF for use at the Annual Meeting of Shareholders on June 15, 2016 at 10:00 a.m., Eastern Time, from persons who participate in the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”).

By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A. (the “Trustee” for the 401(k) Plan) to exercise the voting rights relating to any shares of FNF Group common stock and/or FNFV Group common stock allocable to his or her account(s) as of April 18, 2016. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). All voting instructions for shares in the 401(k) Plan, whether voted by mail, telephone or internet, must be received by 11:59 p.m., Eastern Time, on June 12, 2016. The Trustee will tabulate the votes from all 401(k) Plan participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

Continued and to be signed on reverse side